UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
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The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas, New York, NY 10036

April 11, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 22, 2014. The meeting will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York.

This year, we are pleased to once again use the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials on the Internet. As a result, we are mailing to many of our shareholders a notice of the on-line availability of our proxy materials instead of a paper copy of this proxy statement and our 2013 Annual Report. The notice contains instructions on how to access those documents online. The notice also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including this proxy statement, our 2013 Annual Report and a form of proxy card or voting instruction card. This distribution method conserves natural resources and reduces the costs of printing and distributing our proxy materials.

The business to be considered is described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to these matters, we will present a report on the state of our Company.

We hope you will be able to attend.

Sincerely,

Michael I. Roth

Chairman of the Board

and Chief Executive Officer

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 22, 2014

Time:	9:30 AM

Place:	McGraw Hill Building 1221 Avenue of the Americas New York, New York 10020

The items of business are the:

1.	Election of the nine directors listed on pages 5-9 of the enclosed Proxy Statement;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2014;

3.	Approval of an advisory resolution on named executive officer compensation;

4.	Approval of The Interpublic Group 2014 Performance Incentive Plan;

5.	Approval of The Interpublic Group Executive Performance (162(m)) Plan; and

6.	Transaction of such other business as may properly come before the meeting and any adjournment thereof.

Information about the foregoing matters to be voted upon at the Annual Meeting is contained in the Proxy Statement.

The close of business on March 27, 2014 has been designated as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and any adjournment thereof.

Shareholders will need to present a valid photo identification to be admitted to the Annual Meeting. Please note that the use of photographic and recording devices is prohibited at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to be held on May 22, 2014.

Interpublic’s 2014 Proxy Statement and 2013 Annual Report are available electronically at

http://www.interpublic.com/2014/proxymaterials

By Order of the Board of Directors,

Andrew Bonzani

Senior Vice President, General Counsel & Secretary

Your vote is important! Whether or not you plan to attend the meeting in person, please take a moment to vote by Internet, telephone or completing a proxy card as described in the How Do I Vote section of this document. Your prompt cooperation will save Interpublic additional solicitation costs.

You may revoke your proxy as described in the How Can I Revoke My Proxy or Change My Vote section of this document if you decide to change your vote or if you decide to attend the meeting and vote in person.

Dated: April 11, 2014

THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY STATEMENT

INTRODUCTION

The Board of Directors of The Interpublic Group of Companies, Inc. (“Interpublic”, “IPG”, the “Company”, “us”, “we” or “our”) is providing this Proxy Statement in connection with the Annual Meeting of Shareholders, which will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, at 9:30 a.m., Eastern Time, on Thursday, May 22, 2014.

Interpublic’s principal executive office is located at 1114 Avenue of the Americas, New York, NY 10036. The Proxy materials are first being sent to shareholders beginning on or about April 11, 2014.

Our Proxy Statement also is available on our website at http://www.interpublic.com/2014/proxymaterials

FREQUENTLY ASKED QUESTIONS

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Proxy Materials?

Again this year, we are taking advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders of record a notice about the Internet availability of the proxy materials in lieu of a paper copy of the proxy materials. All shareholders receiving this Notice of Availability have the ability to access the proxy materials over the Internet or request to receive a paper copy of the proxy materials by mail. In addition, the Notice of Availability has instructions on how you may request to access proxy materials by mail or electronically on an ongoing basis.

Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive in connection with future meetings an email of a Notice of Availability with instructions containing a link to the website where the proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until it is terminated by you.

Who Can Vote?

You are entitled to vote or direct the voting of your shares of Interpublic common stock (the “Common Stock”) if you were a shareholder on March 27, 2014, the record date for the Annual Meeting. On March 27, 2014, approximately 424,962,468 shares of Common Stock were outstanding.

Who Is the Holder of Record?

You may own your shares of Common Stock either

Frequently Asked Questions continued

•	directly registered in your name at our transfer agent, Computershare; or

•	indirectly through a broker, bank or other intermediary.

If your shares are registered directly in your name, you are the Holder of Record of these shares, and we are sending these proxy materials directly to you. If you hold shares indirectly through a broker, bank or other intermediary, these materials are being sent to you by or on behalf of that entity.

How Do I Vote?

Your vote is important. We encourage you to vote promptly. You may vote in any one of the following ways:

Holders of Record

—

By Telephone. You can vote your shares by telephone, by calling 1-866-540-5760. Telephone voting is available 24 hours a day and 7 days a week. If you vote by telephone, you do not need to return a proxy card. Your vote by telephone must be received by 1 a.m. EDT, May 22, 2014.

—

By Internet. You can also vote on the internet. The website address for Internet voting is http://www. proxyvoting.com/ipg. Internet voting is available 24 hours a day and 7 days a week. If you vote by internet, you do not need to return your proxy card. Your vote by internet must be received by 1 a.m. EDT, May 22, 2014.

—	By Mail. If you choose to vote by mail, complete the proxy card, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 5 p.m. EDT, May 21, 2014.
—

By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person. You must present a valid photo identification for admission to the Annual Meeting. Please refer to the instructions listed on the proxy card.

Shares Held by Brokers, Banks and Other Intermediaries

—	If your shares of Common Stock are held through a broker, bank or other intermediary, you will receive instructions from that entity regarding the voting of your shares.

—

If you plan to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or other intermediary in advance of the meeting to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.

How Many Shares Must be Present to Hold the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. We will have a quorum at the Annual Meeting if the holders of more than 50% of the outstanding shares of Common Stock entitled to vote are present at the meeting, either in person or by proxy.

How Are Votes Counted?

All shares that are the subject of a valid proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not specify how you wish your shares to be voted,

Frequently Asked Questions continued

your shares will be voted in accordance with the following Board of Directors recommendations:

•	FOR the Board’s nominees for election as directors;

•	FOR the confirmation of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2014

•	FOR the advisory vote to approve named executive officer compensation;

•	FOR the adoption of The Interpublic Group 2014 Performance Incentive Plan; and
•	FOR the adoption of The Interpublic Group Executive Performance (162(m)) Plan.

A New York Stock Exchange (“NYSE”) member broker that holds shares for the account of a customer has the authority to vote on certain limited matters without instructions from the customer. Of the matters being submitted to a vote of shareholders at the Annual Meeting, NYSE rules permit member brokers to vote without instructions only on the proposal to ratify the appointment of our independent auditor. On each of the other matters, NYSE members may not vote without customer instruction. A notation by a broker on a retuned proxy that it is not permitted to vote on particular matters due to the NYSE rules is referred to as a “broker non-vote.”

What Vote Is Required to Approve Each Proposal?

The table below reflects the vote required in accordance with our bylaws:

Proposal	Vote Required	Do abstentions count as shares present and entitled to vote?	Do broker non-votes non-votes count as shares present and entitled to vote?
Election of Directors	Majority of shares present and entitled to vote	Yes	No
Confirmation of Appointment of PricewaterhouseCoopers LLP*	Majority of shares present and entitled to vote	Yes	N/A
Advisory Vote to Approve Named Executive Officer Compensation*	Majority of shares present and entitled to vote	Yes	No
Adoption of The Interpublic Group 2014 Performance Incentive Plan	Majority of shares present and entitled to vote	Yes	No
Adoption of The Interpublic Group Executive Performance (162(m)) Plan	Majority of shares present and entitled to vote	Yes	No

*	Advisory and Non-binding

Frequently Asked Questions continued

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy or change your vote by:

Holders of Record

—	Sending written notice of revocation to the Secretary of Interpublic prior to the Annual Meeting;

—	Submitting a later dated proxy by mail or, prior to 1:00 a.m., EDT, May 22, 2014, by telephone or Internet; or

—	Attending the Annual Meeting and voting in person by written ballot.

Stock Held by Brokers, Banks and Other Intermediaries

—	You must contact your broker, bank or other intermediary to obtain instructions on how to revoke your proxy or change your vote.

Who Will Count the Vote?

The Board of Directors has appointed Computershare to act as Inspector of Election at the 2014 Annual Meeting.

Who Is The Proxy Solicitor?

D.F. King & Co., Inc. has been retained by Interpublic to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $18,000, plus reimbursement of expenses to be paid by Interpublic. In addition, our Directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means for which they will not receive any additional compensation. Banks, brokers and others holding stock for the account of their customers will be reimbursed by Interpublic for out-of-pocket expenses incurred in sending proxy materials to the beneficial owners of such shares.

How do I submit a proposal for inclusion in Interpublic’s 2015 proxy materials?

Shareholder proposals submitted for inclusion in Interpublic’s proxy statement and form of proxy for the 2015 Annual Meeting of Shareholders scheduled to be held on May 21, 2015, must be received by Interpublic by December 12, 2014, in order to be considered for inclusion. Such proposals must comply with all applicable Securities and Exchange Commission (“SEC”) regulations.

How do I submit an item of business for consideration at the 2015 Annual Meeting

A shareholder wishing to introduce an item of business (including the nomination of any person for election as a director of Interpublic) for consideration by shareholders at the 2015 Annual Meeting, other than a shareholder proposal included in the proxy statement as described in response to the preceding question, must comply with Section 2.13(a)(2) of Interpublic’s Bylaws, which requires notice to Interpublic no later than February 21, 2015, and no earlier than January 21, 2015, accompanied by the information required by Section 2.13(a)(2).

ITEM 1. ELECTION OF DIRECTORS

At the Annual Meeting, nine Directors are to be elected, each for a one-year term to hold office until the Annual Meeting of Shareholders to be held in 2015 and until his or her successor is duly elected or appointed or until his or her earlier death, resignation or removal.

Unless authority is withheld by the shareholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy Statement or, in the event that any of the nominees is unable or decline to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” the replacement, if any, nominee designated by the Board of Directors. If no replace is nominated, the size of the Board of Directors will be reduced.

Unless authority is withheld by the shareholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy Statement or, in the event that any of the nominees is unable or decline to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” the replacement, if any, nominee designated by the Board of Directors. If no replace is nominated, the size of the Board of Directors will be reduced.

Each of the nominees is currently a Director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance Committee and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that shareholders vote “FOR” each of the nominees.

Nominees for Director

The following information on each Director nominee is as of March 27, 2014, and has been provided or confirmed to Interpublic by the nominee.

JOCELYN CARTER-MILLER	Age: 56
Director Since: 2007 Interpublic Committees: • Audit • Corporate Governance	Public Directorships: • The Principal Financial Group, Inc. • Netgear, Inc.

JOCELYN CARTER-MILLER is President of TechEdVentures, Inc., a community and personal empowerment firm that develops and markets educational and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is also a former board member of the Association of National Advertisers.

Qualifications: Ms. Carter-Miller provides the Board with an important perspective in the marketing field, which is a critical component of Interpublic’s business, based on her extensive executive and marketing experience acquired during her time at Motorola, where she served as its Chief Marketing Officer and more recently as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Her current work as President of TechEdVentures provides the Board with a meaningful voice in keeping Interpublic focused on its corporate social responsibilities.

Item 1. Election of Directors continued

JILL M. CONSIDINE	Age: 69
Director Since: 1997 Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Public Directorships: • Ambac Financial Group, Inc.

JILL M. CONSIDINE served as Chairman and Chief Executive Officer of the Depository Trust & Clearing Corporation (DTCC) and its subsidiaries (securities depository and clearing houses) from 1999 to 2008. She was President of the New York Clearing House Association, L.L.C. from 1993 to 1998. Ms. Considine served as a Managing Director, Chief Administrative Officer and as a member of the Board of Directors of American Express Bank Ltd., from 1991 to 1993. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991. She completed a six-year term as a member of the board of the Federal Reserve Bank of New York in 2008 where she served as Chairman of the Audit and Operational Risk Committee. Ms Considine was appointed as one of three trustees of the AIG Credit Facility Trust by the Federal Reserve Bank of NY and the US Treasury and served from 2009 until 2011 when the trust was terminated. She also served as Non Executive Chairman of Butterfield Fulcrum Group Ltd. (a hedge fund administrator) from January 2008 until 2011 when the company was sold.

Qualifications: Ms. Considine’s history in the financial industry, from her time as a director at the Federal Reserve Bank of New York, her senior executive roles at DTCC and New York Clearing House Association, serving as the New York State Superintendent of Banks and to her recent time as Chairman of Butterfield Fulcrum Group Limited, all contribute to the financial expertise of the Board. Her knowledge and experience in financial, credit and liquidity matters provides a valuable perspective beneficial to the Board in its overall assessment and management of Interpublic’s credit and liquidity positions and overall assessment of industry and operational risks.

RICHARD A. GOLDSTEIN	Age: 72
Director Since: 2001 Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Public Directorships: • Fortune Brands Home & Security, Inc. • Beam, Inc. Former Directorships: • International Flavors & Fragrances Inc.

RICHARD A. GOLDSTEIN retired as Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. (IFF) in May 2006 after serving in that position for six years. Prior to his six years leading IFF, Mr. Goldstein served for 25 years in key executive positions at Unilever, including as Business Group President of Unilever North American Foods from 1996 to June 2000 and as President and Chief Executive Officer of Unilever United States, Inc. from 1989 to June 2000.

Qualifications: Mr. Goldstein brings to the Board his leadership and experience as a former Chairman and Chief Executive Officer. His time as Chief Executive Officer of IFF and Unilever United States as well as his directorships at other public companies, provides him with a broad perspective on corporate governance and financial control matters.

Item 1. Election of Directors continued

H. JOHN GREENIAUS	Age: 69
Director Since: 2001 Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Former Directorships: • CCL Industries Inc. • Nabisco Inc. • Penzoil Inc. • Primedia Inc. • True North Communications Inc.

H. JOHN GREENIAUS retired as Chairman and Chief Executive Officer of Nabisco Inc. in 1997 having served in that position between 1993 and 1997. Mr. Greeniaus was named President and CEO of Nabisco in 1989 following KKR’s leveraged buyout of the company and served in that position until 1993. Prior to that time, he held various marketing and general management positions with Nabisco in Canada, Europe and the U.S. Mr. Greeniaus began his career with Procter and Gamble in Canada and subsequently he worked at J. Walter Thompson and PepsiCo before joining Standard Brands, a Nabisco predecessor, in 1977.

Qualifications: Mr. Greeniaus provides insight into the challenges and issues facing a global enterprise from his experience as the former Chairman and Chief Executive Officer of Nabisco as well as his time managing Nabisco’s European operations. His experience at PepsiCo, where he served as Vice President of Marketing, and his time at J. Walter Thompson allow him to offer valuable perspectives on issues relevant to a marketing services company. Mr. Greeniaus’ prior directorships at other public companies across a variety of industries give him the expertise to provide valuable contributions on accounting and corporate governance matters.

MARY J. STEELE GUILFOILE	Age: 60
Director Since: 2007 Interpublic Committees: • Audit (Chair) • Executive Public Directorships: • Valley National Bancorp • C.H. Robinson Worldwide, Inc.	Former Directorships: • Viasys Healthcare, Inc. (now part of CareFusion Corporation)

MARY J. STEELE GUILFOILE is currently Chairman of MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm. From 2000 to 2002, Ms. Guilfoile was Executive Vice President and Corporate Treasurer at JPMorgan Chase & Co. and also served as Chief Administrative Officer of its investment bank. Ms. Guilfoile was Partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile continues as a Partner of The Beacon Group, LP, a private investment group.

Qualifications: Ms. Guilfoile’s knowledge and expertise as a financial industry executive and her training as a certified public accountant contributes an important perspective to the Board. Ms. Guilfoile’s tenure at JP Morgan Chase, and its predecessor companies, serving as Corporate Treasurer, Chief Administrative Officer for its investment bank, and in various merger integration, executive management and strategic planning positions, as well as her current role as Chairman of MG Advisors, Inc., brings to the Board someone with valuable experience and expertise in corporate governance, accounting, risk management and auditing matters.

Item 1. Election of Directors continued

DAWN HUDSON	Age: 56
Director Since: 2011 Interpublic Committees:	Former Directorships: • Allergan, Inc. • P.F. Chang’s China Bistro, Inc.
• Audit
Public Directorships:
• Lowe’s Companies, Inc.
• NVIDIA Corporation

DAWN HUDSON has served as Vice Chairman of The Parthenon Group, an advisory firm focused on strategy consulting, since March 2009. Prior to that, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from March 2005 until November 2007. From May 2002 through March 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from March 2005 to November 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. Ms. Hudson is a former Chair and board member of the Association of National Advertisers (ANA). In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is the former Chairman of the Board of the Ladies Professional Golf Association.

Qualifications: Ms. Hudson’s extensive experience in strategy and marketing, both at PepsiCo and at major advertising agencies, and her time as Chair of the ANA brings valuable expertise to the Board on matters which are vital to the Company’s business. In addition, her experience as Vice Chair of Pantheon Group, and as the former Chief Executive Officer of Pepsi-Co North America, provides the Board with valuable insight and perspective on matters involving the Company’s business strategy and planning. Ms. Hudson also provides a unique perspective of having been both on the agency and client side of the industry. Her twelve years of experience on various public company boards is a valuable resource on corporate governance matters.

WILLIAM T. KERR	Age: 72
Director Since: 2006 Interpublic Committees: • Compensation and Leadership Talent (Chair) • Executive Public Directorships: • Whirlpool Corporation	Former Directorships: • Arbitron Inc. • Maytag Corporation • Meredith Corporation • Principal Financial Group • Storage Technology Corporation

WILLIAM T. KERR is the retired President and Chief Executive Officer of Arbitron Inc., a media and marketing research firm. He was Chairman and Chief Executive Officer of Meredith Corporation from 1998 to 2006. He was President and Chief Executive Officer of Meredith Corporation from 1997 to 1998. Mr. Kerr served as President and Chief Operating Officer for Meredith Corporation from 1994 through 1997 and as Executive Vice President of Meredith Corporation and President of its Magazine Group from 1991 through 1994. Prior to that time, Mr. Kerr served as Vice President of The New York Times Company and President of its magazine group, a position he held since 1984.

Qualifications: Mr. Kerr’s general business background and knowledge in the fields of marketing research and media make a valuable contribution to the Board. Serving as Chief Executive Officer and a member of the board of Arbitron, as well as his previous executive experience at Meredith Corporation, a diversified media company, Mr. Kerr provides to the Board the perspective and insights of an organizational leader who has managed issues similar to those faced by Interpublic.

Item 1. Election of Directors continued

MICHAEL I. ROTH	Age: 68
Director Since: 2002	Public Directorships: • Pitney Bowes Inc. • Ryman Hospitality Properties Inc.
Interpublic Committees: • Executive (Chair)

MICHAEL I. ROTH became Chairman of the Board and Chief Executive Officer of Interpublic in January 2005. Prior to that time Mr. Roth served as Chairman of the Board of Interpublic from July 2004 to January 2005 and has been a director of Interpublic since 2002. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004.

Qualifications: Mr. Roth’s leadership and perspective as Interpublic’s Chief Executive Officer gives him an intimate knowledge of the Company’s operations and his role as Chairman of the Board is aided by his successful tenure as Chairman and Chief Executive Officer of The MONY Group. Mr. Roth’s other directorships, and his accounting, tax and legal background, as a certified public accountant and holding an L.L.M. degree from New York University Law School, also adds significant value to his overall contributions as a member of the Board and in his role as Chairman.

DAVID M. THOMAS	Age: 65
Director Since: 2004 Interpublic Committees: • Audit • Corporate Governance (Chair) • Executive	Public Directorships:
• Fortune Brands Home & Security, Inc. (Executive Chairman)
Former Directorships: • IMS Health Inc. • The MONY Group, Inc.

DAVID M. THOMAS retired as executive chairman of IMS Health Inc. (IMS) in March 2006, after serving in that position since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas also serves on the Board of Trustees of Fidelity Investments.

Qualifications: Mr. Thomas’ experience as a Chief Executive Officer and overall management experience at premier global technology companies provides a vital perspective for the Board as it addresses the rapidly changing and growing landscape in advertising and marketing. Such leadership experience is also vital in his role as Presiding Director. Mr. Thomas also provides the Board with a great deal of insight and perspective in the healthcare advertising field having served as Chairman and Chief Executive Officer of IMS.

ITEM 2. APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of Interpublic’s independent registered public accounting firm. As part of these responsibilities, the Audit Committee reviews the independence and performance of the independent accounting firm in connection with the Committee’s determination of whether to engage another auditor as Interpublic’s independent accounting firm, and is involved in the selection of the independent accounting firm’s lead engagement partner. Included in such assessment is the Committee’s review of the independent accounting firm’s independence and integrity, its expertise, performance and qualifications, as well as the quality of the firm’s personnel and communications.

The Audit Committee and the Board believe that it is in the best interests of Interpublic and our shareholders to retain PricewaterhouseCoopers to serve as our independent registered public accounting firm. In light of this, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Interpublic’s independent registered public accounting firm for 2014. This firm has been Interpublic’s independent accounting firm since 1952.

Worldwide Fees (In Millions)

Fee Category	2012($)	% of Total	2013($)	% of Total

Audit Fees(A)	29.88	83.5	28.22	80.7
Audit Related Fees (B)	2.04	5.7	2.44	7.0
Tax Fees (C)	3.84	10.7	4.15	11.8
All Other Fees (D)	0.04	0.1	0.17	0.5
Total Fees	35.80	100.0	34.98	100.0

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of the fees for services provided by PricewaterhouseCoopers in 2012 and 2013.

Item 2. Appointment of Registered Public Accounting Firm continued

(A) Audit Fees: Consists of fees and out-of-pocket expenses billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of the effectiveness of Interpublic’s internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(B) Audit Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, compliance audits and reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(C) Tax Fees: Consists of tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

(D) All Other Fees: Consists of the performance of studies related to information technology and human resources and financial diligence for potential acquisitions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has established policies and procedures regarding pre-approval of all audit and permissible non-audit services provided by the independent accounting firm and is responsible for the audit fee negotiations associated with the engagement of the independent accounting firm. The permissible non-audit services include the services described above for which we paid Audit Related Fees, Tax Fees and All Other Fees. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Committee’s Chairperson for projects less than $200,000, who must then report any such decision to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote “FOR” the confirmation of the appointment of PricewaterhouseCoopers as Interpublic’s independent registered public accounting firm for 2014.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Committee is independent and financially literate under the listing standards of the NYSE and satisfies the financial expertise requirements of the NYSE. The Board has also determined that each member of the Audit Committee has the requisite experience to be designated an “audit committee financial expert” as that term is defined by rules of the SEC.

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the system of internal controls. PricewaterhouseCoopers, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles and the effectiveness of Interpublic’s internal control over financial reporting.

In performing its oversight function for the year ended December 31, 2013, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

•

Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•	Evaluated PricewaterhouseCoopers’s performance, qualifications and quality control procedures;
•	Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted, non-audit services performed by PricewaterhouseCoopers;

•	Established clear policies with management for the hiring of current or former employees of PricewaterhouseCoopers;

•

Oversaw compliance with Interpublic’s Code of Conduct and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

•

Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any deficiencies, significant deficiencies or material weaknesses relating to such internal accounting and financial reporting controls;

•

Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10 K and Quarterly Reports on Form 10 Q;

•

Discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•	Received the written disclosures and the letter from PricewaterhouseCoopers required by Rule 3526, Communication with Audit Committees.

Audit Committee Report continued

Concerning Independence, of the Public Company Accounting Oversight Board (PCAOB), discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10 K for the year ended December 31, 2013.

THE AUDIT COMMITTEE
Mary J. Steele Guilfoile, Chairman Jocelyn Carter-Miller Dawn Hudson David M. Thomas February 19, 2014

CORPORATE GOVERNANCE PRACTICES

CORPORATE GOVERNANCE GUIDELINES

Interpublic has a strong commitment to maintaining sound corporate governance practices. Interpublic’s Corporate Governance Guidelines are available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

Director Independence

In accordance with NYSE listing standards (the “NYSE Listing Standards”), the Board annually evaluates the independence of each member of the Board of Directors under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the NYSE Listing Standards.

Interpublic has nine directors, one of whom, Michael I. Roth, is an employee of Interpublic (referred to in this Proxy Statement as the “Management Director”) and eight of whom are not employees of Interpublic or its subsidiaries (referred to in this Proxy Statement as “Non-Management Directors”). Of the eight Non-Management Directors, the Corporate Governance Committee determined at its meeting held on February 20, 2014, that each is an independent director under Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors who are not independent, then at least once annually, the Non-Management Directors should hold an executive session attended by only independent directors. Although not required under the NYSE Listing Standards for 2014, the Board nevertheless held an executive session of its independent directors on February 20, 2014. Mr. Thomas served as the Chairperson of the executive session.

Director Selection Process

The Corporate Governance Committee is charged with the responsibilities described below under the heading “Principal Committees of the Board of Directors—Corporate Governance Committee.”

One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee considers candidates suggested by its members, other directors, senior management and shareholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers including search firms to identify candidates and to perform “background reviews” of potential candidates. The Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

•

their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the general strategic challenges facing Interpublic and its industry as a whole;

•	their integrity and independence of judgment;

•	their ability and willingness to devote sufficient time to Board duties;

•	their qualifications for membership on one or more of the committees of the Board;

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•	their potential contribution to the diversity and culture of the Board;

•	their educational background;

•	their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•	the needs of the Board and Interpublic; and

•	the Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in Interpublic’s Corporate Governance Guidelines.

In determining the needs of the Board and Interpublic, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisers. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by members of the Committee and by other directors, the CEO and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations. The Committee also reviews sitting directors who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036.

Any recommendations will be considered for the next annual election of directors in 2014. A recommendation should include the proposed candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above.

Succession Planning

Interpublic’s Board of Directors is actively engaged and involved in talent management. Annually, the Board reviews and analyzes the alignment of Interpublic’s strategy on personnel and succession with its overall business strategy. This includes a detailed discussion of Interpublic’s global leadership bench, strength and succession plans with a focus on key positions at the senior officer level. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles at Interpublic and each of its global agencies. The Board seeks opportunities to provide potential leaders with exposure and visibility to Board members through formal presentations and by holding a number of Board and committee meetings throughout the year at key operating units. In addition, the Board is regularly updated on key talent indicators for the overall workforce, including climate, diversity, recruiting and development programs.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND NON-MANAGEMENT DIRECTORS

Interested parties may contact Interpublic’s Board of Directors, or the Non-Management Directors as a group, at the following address:

Board of Directors or Non-Management Directors, as applicable:

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

Communications may also be sent to individual directors at the above address. Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s

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accounting, internal accounting controls or auditing matters will also be referred to the chairperson of the Audit Committee. Other communications will be referred to the Presiding Director (whose responsibilities are described below) or the appropriate committee chairperson.

CODE OF CONDUCT

Interpublic has adopted a set of ethical standards known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any Director or executive officer. The Code of Conduct, including future amendments, is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

MEETINGS AND COMMITTEES OF THE BOARD

Board Structure and Committees

The standing committees of the Board consist of the Executive Committee, the Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Audit Committee. The activities of the Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Audit Committee are each governed by a charter that is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary. A description of the responsibilities of each standing

Committee of the Board is provided below under the heading “Principal Committees of the Board of Directors.”

Attendance at Board of Directors and Committee Meetings

The Corporate Governance Guidelines provide that each director is expected to prepare for, attend and participate in, at least 75% of all regularly scheduled and special meetings of the Board, absent special circumstances. The Board of Directors held 6 meetings in 2013 and committees of the Board held a total of 22 meetings. During 2013, each director attended 75% or more of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Shareholders

Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Shareholders. However, each current director, each of whom was a director at the time of the 2013 Annual Meeting, attended the meeting.

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Committees of The Board of Directors

The table below provides membership information for each of the Board Committees as of December 31, 2013.

Name	Audit	Compensation and Leadership Talent	Corporate Governance	Executive

Jocelyn Carter-Miller	x		x
Jill M. Considine		x	x
Richard A. Goldstein		x	x
H. John Greeniaus		x	x
Mary J. Steele Guilfoile	CHAIR			x
Dawn Hudson	x
William T. Kerr		CHAIR		x
Michael I. Roth				CHAIR
David Thomas*	x		CHAIR	x
Number of Meetings in 2013	10	7	5	0

(*)	Presiding Director

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Executive Committee

The Executive Committee is authorized, when the Board of Directors is not in session, to exercise all powers of the Board of Directors which, under Delaware law and the by-laws of Interpublic, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors or reserved for the Board of Directors itself. Due to the frequency of meetings of the Board and other committees of the Board, the Executive Committee did not hold any meetings in 2013.

Corporate Governance Committee

The Corporate Governance Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors and the membership and chairman of each Board committee. The other responsibilities of the Corporate Governance Committee include the establishment of criteria for membership on the Board and its committees, the review and recommendation to the Board as to the independence of Non-Management Directors under the requirements set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards, the evaluation on an annual basis of the collective performance of the Board and the Board’s committees, the recommendation to the Board of compensation and benefits for Non-Management Directors, the establishment and recommendation to the Board the process and procedures of the emergency CEO succession plan, the review and general oversight of the Company’s corporate social responsibility programs and practices, and the periodic assessment and recommendation to the Board of the best practices in corporate governance matters generally. The Corporate Governance Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Committee in the discharge of its duties. Each member of the Corporate Governance Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the internal and external audit processes. The Committee is also responsible for the selection, compensation, retention and oversight of Interpublic’s independent accounting firm and the review of its compensation. Specific activities of the Audit Committee are described in the Audit Committee Report on page 12. Other responsibilities of the Audit Committee are described below under the heading “Risk Management.” The Audit Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Audit Committee in the discharge of its duties. Each member of the Audit Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules.

Compensation and Leadership Talent Committee

The Compensation and Leadership Talent Committee (the “Compensation Committee”) is responsible for the adoption and periodic review of an executive remuneration strategy for Interpublic and its subsidiaries, with a view to ensuring that compensation for key senior executives is designed to incentivize and reward long-term growth, profitability and return to shareholders.

In the execution of such duties, the Compensation Committee is responsible for approving the compensation paid to senior executives of Interpublic and its subsidiaries. For these purposes, compensation includes but is not limited to: (i) salary, (ii) deferred compensation, (iii) bonuses and other extra compensation of all types, including annual and long-term performance incentive awards under Interpublic’s 2009 Performance Incentive Plan (the

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“2009 PIP”), (iv) awards under the Amended and Restated Interpublic Restricted Cash Plan, (v) insurance premiums paid for by Interpublic or any of its subsidiaries other than group plans, (vi) annuities and individual retirement arrangements, (vii) benefits under the Executive Special Benefit Agreements, (viii) benefits under Interpublic’s Senior Executive Retirement Income Plan, and (ix) benefits under Interpublic’s Capital Accumulation Plan. The Compensation Committee also administers the 2009 PIP (and its predecessors) and the Employee Stock Purchase Plan (2006).

The Compensation Committee is responsible for approving the adoption of new plans and changes made to existing plans and makes recommendations to the Board with respect to incentive compensation and equity based programs. The Compensation Committee also reviews initiatives of Interpublic and its subsidiaries to retain and develop key employees on an ongoing basis and coordinates, manages and reports to the Board on the annual performance evaluation of key executives of Interpublic. The Compensation Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Compensation Committee in the discharge of its duties.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis under the heading “Setting Compensation for the Named Executive Officers.” Each member of the Compensation Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Board Leadership Structure

The Board continually examines its policies to ensure that Interpublic’s corporate governance and Board structure are designed to maximize the Company’s effectiveness. Currently, the Board believes that Interpublic’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the operations of the Company, and most capable of determining the strategic and operational priorities of Interpublic and leading discussions with the Board. To ensure a proper level of independent board oversight, the Board has also designated a Presiding Director, who has the duties described below. The Board believes that the corporate governance measures it has in place ensure that strong, independent directors effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity.

Interpublic’s Board structure allows for independent directors to bring experience, oversight and expertise from outside Interpublic and other industries, while the Chief Executive Officer brings a company-specific knowledge base and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes more effective strategy development and execution and enhances the information flow between management and the Board, which are essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Presiding Director, provides the most efficient and effective leadership structure for Interpublic, and accordingly is in the best interests of Interpublic and our shareholders.

Presiding Director

The Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. Specifically, the Presiding Director, convenes and chairs meetings and executive sessions of the Non-Management Directors, coordinates feedback to the Chairman and Chief Executive Officer on behalf of the Non-Management Directors on business issues and management, and coordinates and develops with the Chairman of the Board and Chief Executive Officer the agendas and presentations for meetings of the Board. Mr. Thomas currently serves as the Presiding Director.

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Risk Management

The Board and its committees have an active role in the oversight and management of Interpublic’s risks. Elements of the Board’s risk management practices include:

•	an annual review and assessment by the Board of the primary operational and regulatory risks facing Interpublic, their relative magnitude and management’s plan for mitigating these risks;

•

specific oversight by the Audit Committee of Interpublic’s financial risk exposure, including Interpublic’s credit and liquidity position. Such oversight includes discussions with management and internal auditors on the magnitude and steps taken to address and mitigate any such risks;

•

Audit Committee oversight of Interpublic’s compliance with its Code of Conduct, including establishing procedures for the receipt of anonymous complaints or concerns from employees on accounting, internal accounting controls and auditing matters;

•	Audit Committee administration of Interpublic’s Related Person Transaction Policy;

•	Corporate Governance Committee management and oversight of potential risks associated with potential issues of independence of any Directors and potential conflicts of interest;

•	Compensation Committee evaluation and management of risks relating to Interpublic’s compensation plans and arrangements, as well as Interpublic’s overall compensation philosophy and practices;

•	the establishment of standard policies specifically designed to mitigate potential risks, including requiring Board approval for all acquisitions above a modest dollar amount.

Each committee also regularly informs the Board of any

potential issues or concerns raised when performing its risk management duties.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Interpublic’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of Interpublic, except for transactions that are disclosed and approved in advance. Interpublic has adopted a Related Person Transaction Policy under which approval is required for any transaction, agreement or relationship between Interpublic or any of its consolidated subsidiaries and a Related Person (a “Related Person Transaction”).

Under the Related Person Transaction Policy, a “Related Person” is defined as any (i) director, nominee for election as a director, an executive officer or any of their “immediate family members” (as defined by the Related Person Transaction Policy); (ii) any entity, including not-for-profit and charitable organizations, controlled by or in which any of the foregoing persons have a substantial beneficial ownership interest; or (iii) any person who is known to be, at the time of the transaction, the beneficial owner of more than 5% of the voting securities of Interpublic or an immediate family member of such person.

Under the policy, Related Person Transactions do not include any employee benefit plan, program, agreement or arrangement that has been approved by the Compensation Committee or recommended by the Compensation Committee for approval by the Board.

To facilitate compliance with the policy, the Code of Conduct requires that employees, including directors and executive officers, report circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Interpublic, regardless of the amount involved, to Interpublic’s Chief Risk Officer using Interpublic’s Compliance Report Form. Each director and executive

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officer annually confirms to the Company certain information about Related Person Transactions as part of the preparation of Interpublic’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions must also confirm such information at the time of their nomination or promotion. Management also reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other sources of information for the purpose of identifying Related Person Transactions, including Related Person Transactions involving beneficial owners of more than 5% of Interpublic’s voting securities.

The Audit Committee reviews transactions subject to the Related Person Transaction Policy and determines whether or not to approve or disapprove those transactions, by examining whether or not the transactions are fair, reasonable and within Interpublic policy. The Audit Committee makes its determination by taking into account all relevant factors and any controls that may be implemented to protect the interests of Interpublic and its shareholders. Among the factors that the Audit Committee takes into account in determining whether a transaction is fair and reasonable, as applicable, are the following:

•	the benefits of the transaction to Interpublic;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of Interpublic’s business;

•	the direct or indirect nature of the Related Person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the Related Person Transaction under applicable law and listing standards.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions entered into, but not approved or ratified as required by the Related Person Transaction Policy, are subject to termination by Interpublic. If the transaction has been completed, the Audit Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted.

Related Person Transactions

Since January 1, 2013, there have been no transactions involving a Related Person identified in the responses to the annual questionnaire sent to each director and executive officer of Interpublic or that otherwise are known to the Audit Committee or Interpublic.

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DIRECTOR SHARE OWNERSHIP GUIDELINES

The Compensation Committee has adopted Common Stock ownership guidelines for Non-Management Directors. These guidelines set the minimum ownership expectations for Non-Management Directors at a value of $300,000, which represents three times the Directors’ current annual cash retainer of $100,000. Non-Management Directors elected after 2009 have five years from their initial election to meet this guideline. Outstanding shares of restricted stock are included in a Director’s share ownership, but Common Stock underlying unexercised stock options is not included. The Company believes that the equity component of director compensation serves to further align the Non-Management Directors with the interests of our shareholders. For information about share ownership of our Non-Management Directors, see “Non-Management Director Compensation” on page 23 and “Share Ownership of Management” on page 110. For a discussion of the share ownership guidelines applicable to Interpublic’s executives, see “Compensation Discussion and Analysis — Share Ownership Guidelines.” As of December 31, 2013, all Non-Management Directors had met or exceeded these guidelines.

NON-MANAGEMENT DIRECTOR COMPENSATION

Annual Board/Committee Retainer Fees

During 2013, each Non-Management Director received as cash compensation for services rendered an annual retainer of $100,000. No additional compensation was paid for attendance at Board or committee meetings.

For 2013, the Chairpersons of the Compensation Committee and the Audit Committee each received an additional annual retainer of $20,000 and the Chairperson of the Corporate Governance Committee received an additional annual retainer of $15,000 per year. Effective April 1, 2013, Mr. Kerr was appointed as chair of the Compensation Committee, replacing Ms. Considine and Mr. Thomas was appointed as chair of the Corporate Governance Committee, replacing Mr. Goldstein and the chairperson fees for each respective committee were split between such chairpersons.

Presiding Director Retainer Fees

For 2013, the Presiding Director of the Board received a retainer of $25,000. Mr. Goldstein who served as Presiding Director through March 31, 2013, received $6,250 and Mr. Thomas, who was appointed Presiding Director effective April 1, 2013, received $18,750. This retainer was in addition to any retainers for service each received as a Non-Management Director and during their respective time in 2013 serving as the Chairperson of the Corporate Governance Committee.

Non-Management Directors Plan

Each Non-Management Director in 2013 also received, as consideration for services rendered as a member of the Board, an award of restricted shares of Common Stock having a market value of $150,000 on the date of grant (the “Restricted Shares”) under the 2009 Interpublic Non-Management Directors’ Stock Incentive Plan, which was approved by the shareholders in 2009 (the “2009 Directors Plan”).

Under the terms of the 2009 Director Plan, a recipient of restricted shares has all rights of ownership with respect to the shares, including the right to vote and to receive dividends, except that, during a restricted period ending on the first anniversary of that date of the grant, (i) the recipient is prohibited from selling or otherwise transferring the shares and (ii) the shares are subject to forfeiture if the recipient’s service as a director terminates for any reason.

On May 30, 2013, in accordance with the 2009 Directors’ Plan, Mss. Carter-Miller, Considine, Guilfoile and Hudson and Messrs. Goldstein, Greeniaus, Kerr and Thomas each received a grant of 10,460 Restricted Shares.

Deferred Compensation

Mr. Goldstein and Ms. Considine each have an agreement with Interpublic under which they deferred all director fees for service before 2007. In 2013, the amounts deferred earned interest credits at an annual rate of 0.16%. The amounts deferred and accrued interest will be paid in a lump-sum within 30 days after the director’s separation from the Board. This rate did not constitute “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules.

Charitable Matching Program

Under a charitable matching program (the “Charitable Matching Program”), which was approved by the Board of Directors and has been in effect for a number of years, Interpublic matches up to $20,000 in charitable contributions made to eligible charities and academic institutions by members of the Board of Directors and certain senior management employees of Interpublic and its subsidiaries.

Non-management Director Compensation continued

Director Summary Compensation Table

The following table shows the compensation paid to Non-Management Directors for 2013. (1)

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensations (4) ($)	Total ($)

Jocelyn Carter-Miller	100,000	150,000	0	0	0	7,500	257,500
Jill M. Considine	110,000	150,000	0	0	0	20,000	280,000
Richard A. Goldstein	113,750	150,000	0	0	0	20,000	283,750
H. John Greeniaus	100,000	150,000	0	0	0	20,000	270,000
Mary J. Steele Guilfoile	120,000	150,000	0	0	0	20,000	290,000
Dawn Hudson	100,000	150,000	0	0	0	1,100	251,100
William T. Kerr	110,000	150,000	0	0	0	14,500	274,500
David M. Thomas	126,250	150,000	0	0	0	20,000	296,250

(1)

Michael Roth, Interpublic’s Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of Interpublic and receives no compensation for his services as Director. Mr. Roth’s compensation as an employee of Interpublic is shown in the Summary Compensation Table on page 58, and the sections that follow the Summary Compensation Table.

(2)

Consists of annual retainer fees, Committee chairmanship retainer fees and, for Messrs. Goldstein and Thomas, their respective portion of the retainer fee for their respective service as the Presiding Director during 2013.

(3)

Consists of the grant date fair value of the restricted stock awards granted on May 31, 2013, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in Interpublic’s Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”).

(4)	Consists entirely of matching charitable contributions made by Interpublic under Interpublic’s Charitable Matching Program.

ITEM 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with a requirement under the federal securities laws, enacted as part of the recent Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and SEC rules thereunder, we are submitting to an advisory vote of shareholders the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 26 to 91 of this Proxy Statement. In addition to complying with the requirements of the Dodd-Frank Act, the Board recognizes that providing shareholders with an advisory vote on named executive officer compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs.

At our annual meeting of shareholders held in May 2013, a substantial majority of the Company’s shareholders voted on an advisory basis to approve the compensation of the Company’s named executive officers. The Compensation Committee believes this reflects shareholders’ support of the Company’s approach to executive compensation.

As described in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs, as developed and administered by the Compensation Committee, are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance and includes long-term cash and equity awards that are designed to encourage management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our named executive officers’ annual cash compensation is paid in the form of annual performance-based incentives, which are contingent on the Company’s achievement of predefined performance measures.

We encourage you to carefully review the Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement for additional details on Interpublic’s executive compensation, including Interpublic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation received by our named executive officers in fiscal 2013. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of The Interpublic Group of Companies, Inc., as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 26 to 91 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future v for named executive officers.

The Board of Directors recommends that you vote “FOR” the resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

This section of our Proxy Statement provides an overview of our compensation philosophy and our executive compensation programs, which are designed to reward our senior leaders for effectively building long-term shareholder value. This section of the Proxy Statement also details how we pay our “Named Executive Officers,” as well as the factors weighed by the Compensation and Leadership Talent Committee of our Board of Directors (the “Committee”) in arriving at specific compensation policies and decisions involving executive pay in 2013.

Our 2013 Named Executive Officers:

Michael I. Roth	Chairman and Chief Executive Officer

Frank Mergenthaler	EVP, Chief Financial Officer

Philippe Krakowsky	EVP, Chief Strategy and Talent Officer

Christopher Carroll	SVP, Controller and Chief Accounting Officer

Andrew Bonzani	SVP, General Counsel & Secretary

Compensation Discussion and Analysis continued

EXECUTIVE SUMMARY

Executive Compensation Highlights for 2013

Our executive compensation programs are aligned with best practices in corporate governance:

We align pay with performance. Our incentive plans are closely tied to performance making the ultimate payout from these incentives higher when performance is strong and, conversely, lower or zero when performance is weak. This correlation between our performance and pay aligns Executive Officers with the interests of our shareholders. The incentives provided to our Named Executive Officers (NEOs) are 100% performance-based and are earned based on achieving corporate financial goals, with the exception that our Chairman & CEO receives a portion (1/3) of his long-term incentives in stock options which are tied directly to our stock price performance. In 2013, our NEOs, on average, received approximately 77% of total target compensation in variable pay (annual and long-term incentives).

Our programs require executive share ownership. We adopted share ownership guidelines in 2007; in 2012, we increased our Chairman & CEO’s required share ownership guideline from 5x to 6x base salary. All NEOs are in compliance with or are in progress of achieving their established ownership guideline. Beginning in 2013, those executives who have not met their established guideline level in the time allotted were required to hold all net after-tax shares delivered from equity vestings until requirements are met.

Our incentive plan includes appropriate safeguards. We prohibit our NEOs and other senior executives from engaging in any transaction involving derivatives designed to hedge against the risk associated with ownership of IPG shares. Our Performance Incentive Plan prohibits the repricing of stock options without shareholder approval and does not allow for the granting of “reload” stock options which provide for the grant of additional stock options upon the exercise of previously granted stock options. In addition, we adopted a “clawback” policy under which compensation can be recovered in the event of a significant restatement of our financial results due to fraud or misconduct.

We appropriately limit guaranteed compensation. As indicated above, the majority of our compensation is performance based. As shown on page 64 in footnote 6 of the Summary Compensation Table, we do not provide company-paid perquisites to our most senior executives. We also do not provide for any cash severance payments that exceed 2.99 times the sum of base salary and target bonus. Dividends cannot be earned on unvested performance shares.

We do not provide for any excise tax gross-up payments. Section 4999 of the Internal Revenue Code imposes excise taxes if payments made to executives due to a change of control exceed certain limits. If IPG were to experience a change of control, payments to our executives may be reduced to avoid adverse tax consequences to the executive, but under no circumstances would IPG provide additional payments to cover these excise taxes.

These practices were validated at our annual meeting of shareholders in May 2013 when a substantial number of votes (98%) were cast in favor of our executive compensation. Given that an overwhelming majority of shareholders supported our pay practices in 2012, we did not make any significant structural changes to our compensation programs in 2013.

2013 Business Highlights

Significant progress was made by our company in 2013 on a number of important fronts.

•

Continued focus on clients led to a very good year in terms of account retention. We further enhanced senior talent across our organization and honed our offerings, with particular emphasis on strategic, creative and digital leadership. Exceptional performance at major industry award competitions, across all marketing disciplines, confirmed the competitiveness of our agencies. We also took additional steps to strengthen the company’s

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INTERPUBLIC OVERVIEW EXECUTIVE SUMMARY

financial infrastructure and deploy our balance sheet to enhance value creation.

•

Cycling a difficult year on the top line, we set an organic revenue target of two to three percent growth for 2013. The final result, of 2.8%, was toward the high end of that range and returns us to competitive performance on this key metric for the third time in the past four years. Growth in the fourth quarter was a very strong 3.7%, led by the US and high growth regions such as Asia and Latin America.

•

Operating margin of 8.4% for the year included a $61 million restructuring charge, without which our margin would have been 9.3%, 100 basis points shy of our target for the year. The primary drivers of this shortfall were: performance in Europe, which was much weaker than anticipated; a limited number of our businesses that saw revenue decreases and could not cut costs commensurately; and investment behind a high level of new business activity.

•

Highlights of our performance included solid growth in media and marketing services, at a number of our digital specialist agencies, as well as within the embedded digital capabilities across the portfolio. We were pleased to see strong performance in emerging international markets, on top of outstanding growth in recent years. This was particularly the case in Brazil, China and India.

•

Our focus on delivering “open architecture” solutions that integrate the best of our talent across the organization by means of customized client teams led to a very strong performance in holding company consolidations where we were successful in four of the five major reviews we participated in against our principal competitors during the year. We also improved our delivery of multi-agency solutions for a number of our leading multinational clients.

•	During 2013, we successfully completed a series of actions begun the prior year to further strengthen our balance sheet. These included capital market transactions that improved our credit position and will yield go-forward savings that will significantly enhance shareholder value. Our return of capital programs saw us repurchase an additional 32 million shares, bringing the total amount that has been put to work on behalf of our owners to $1.6 billion. Cash flow generation for the year was also significantly improved relative to 2012. These factors combined to positively impact the company’s financial results which, along with our strong growth prospects, were evident in our outstanding share performance.

•

For the year, we led our core competitive peer group with a 63.9% total shareholder return, which was nearly twice the performance of the S&P 500 in what was a very strong year overall for the equity markets.

Target Compensation

For 2013, approximately 88% of the target total compensation (excluding benefits) for the Chairman & CEO was variable pay, while on average variable pay represented 74% of target total compensation (excluding benefits) for all other NEOs. For our NEOs, 100% of the annual incentives and performance-based awards could be earned only if corporate financial performance goals were met. Note: In order to link a portion of compensation for the Chairman & CEO directly to shareholder interests, 1/3 of target long-term incentives were granted in stock options tied directly to our stock price performance.

2013 Target Compensation Pay Mix for Chairman & CEO

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2013 Target Compensation Pay Mix for

all other NEOs (excluding Chairman & CEO)

2013 Compensation Highlights

The Committee annually reviews the Company’s compensation policies and programs and continues to believe that they encourage executives to remain focused on delivering against both the short-term and long-term goals of the Company. In 2013, the Committee made the following few adjustments to remain competitive in the market for talent, to strengthen the retention of our current NEOs and continue strengthening the linkage between pay and long-term performance:

•

Base salaries: In an effort to begin better aligning Mr. Bonzani’s compensation with market following his first year with IPG and proven performance as SVP, General Counsel and Secretary, the Committee increased Mr. Bonzani’s salary from $550,000 to $600,000, effective January 1, 2013. Mr. Carroll’s base salary increased from $543,375 to $565,110 effective April 1, 2013, reflecting a standard merit increase. No changes were made to base salary levels for other NEOs during 2013.

•

Annual Incentives: for 2013, we continued with the design first approved in 2011 which increased emphasis on the two financial measures key to driving shareholder value; Organic Revenue Growth (OG) and Operating Income After Incentive (OIAI) Margin, which is defined as operating income after restructuring and impairment charges, and after the cost of all incentives and a commensurate reduction in the percentage of the target annual incentive tied to strategic and non-financial goals. The Committee increased the annual incentive target for Mr. Roth from 160% to 200% and for Messrs. Mergenthaler and Krakowsky from 100% to 125%. These increases were to provide better alignment with the market and in consideration of increased responsibilities within the roles for Messrs. Mergenthaler and Krakowsky. No changes were made to the annual incentive target levels for other NEOs.

•

Long-term Incentives: Continued with the design first approved in 2011. In 2013, all NEOs received an increase in long-term incentive target values to better align their pay with the market. An additional consideration for Mr. Bonzani is his performance during his first year at IPG. Please note, one-time long-term incentive awards were provided to Messrs. Mergenthaler, Krakowsky and Carroll in 2013. Messrs. Mergenthaler and Krakowsky received $250,000 and $200,000 respectively in performance-based shares in light of the direct operational oversight they took on for portions of the portfolio in 2013. Mr. Carroll received $565,110 of his 2013 LTI Value at Target (shown on the table on the following page) as a one-time performance-based cash award that was delivered to him as leader of a special corporate initiative and will be paid out based on the success of that initiative over three years.

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INTERPUBLIC OVERVIEW EXECUTIVE SUMMARY

Details on these increases are provided in the following table.

2013 Target Compensation vs. 2012

Name	Year	Base Salary Earned (1) ($)	(%)	Target Al (2) ($)	LTI Value at Target ($)	Total Target Compensation ($)	Difference in Total Target Compensation ($)

Michael I. Roth	2013	1,400,000	200	2,800,000	7,800,000	12,000,000
	2012	1,400,000	160	2,240,000	7,000,000	10,640,000	1,360,000
Frank Mergenthaler (3)	2013	1,000,000	125	1,250,000	2,600,000	4,850,000
	2012	908,333	100	900,000	2,250,000	4,058,333	791,667
Philippe Krakowsky (3)	2013	800,000	125	1,000,000	2,200,000	4,000,000
	2012	754,167	100	750,000	1,750,000	3,254,167	745,833
Chris Carroll	2013	559,677	60	335,806	1,065,110	1,960,593
	2012	543,375	60	326,025	450,000	1,319,400	641,193
Andrew Bonzani (4)	2013	600,000	75	450,000	750,000	1,800,000
	2012	478,958	75	412,500	600,000	1,491,458	308,542

(1)

Mr. Bonzani’s salary increased from $550,000 to $600,000 effective January 1, 2013 based on his performance during 2012 and to better align his pay with market. Mr. Carroll’s base salary increased from $543,375 to $565,110 effective April 1, 2013 to reflect a standard merit increase.

(2)

In 2013, the Committee increased the annual incentive targets for Messrs. Roth, Mergenthaler and Krakowsky to provide better alignment with the market and in consideration of increased responsibilities within the roles for Messrs. Mergenthaler and Krakowsky.

(3)

Base salaries in 2012 for Messrs. Mergenthaler and Krakowsky reflect increases that became effective December 2012. The dollar values of the 2012 annual incentive targets are based on the salaries in effect at the beginning of 2012 ($900,000 for Mr. Mergenthaler and $750,000 for Mr. Krakowsky).

(4)	Since Mr. Bonzani started in February 2012, the 2012 salary has been prorated based on an annual salary of $550,000. The dollar value of his 2012 annual incentive target is based on this salary rate.

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2013 Annual Incentives (paid in 2014)

Name	Annual Incentive Target ($)	Annual Incentive Payment ($)	(% of Target)

Michael I. Roth	2,800,000	2,600,000	93
Frank Mergenthaler	1,250,000	1,350,000	108
Philippe Krakowsky	1,000,000	1,100,000	110
Christopher Carroll	335,806	345,000	103
Andrew Bonzani	450,000	425,000	94

Details relating to determination of the annual incentive payments is provided on page 46 under the heading “2013 Annual Incentive Payouts.”

2013 Long-term Incentive awards (vesting in 2016):

Name	2013 Long-term Incentive Target Value Awarded (value of A+B+C) ($)	Value of Stock Options at Grant (A) ($)		Value of Target Performance Shares, 2013-2014 Performance Cycle (1) (B) ($)		Value of Target Performance Cash, 2013-14 Performance Cycle(2) (C) ($)

Michael I. Roth	7,800,000	2,600,000		2,600,000		2,600,000
		(628,019 Options	)	(203,602 target shares	)
Frank Mergenthaler	2,600,000			1,033,333		1,566,667
				(80,918 target shares	)
Philippe Krakowsky	2,200,000			866,667		1,333,333
				(67,866 target shares	)
Christopher Carroll	1,065,110			166,667		898,443
				(13,051 target shares	)
Andrew Bonzani	750,000			250,000		500,000
				(19,577 target shares	)

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INTERPUBLIC OVERVIEW EXECUTIVE SUMMARY

(1)

The number of target shares was determined by dividing the target value by the average of the high and low stock price on the date of grant ($12.77 on February 28, 2013). The grant-date fair values estimated in accordance with ASC 718 and reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table are lower than the values reported in this table since the awards do not pay any dividends or dividend equivalents while the awards are outstanding.

(2)	Performance cash will be settled 50% in cash and 50% in shares. The number of shares will be determined upon date of settlement.

Details relating to determination of the above awards are provided on page 46 under the heading “2013 Long-term Incentive Awards.”

Payout of 2011 Long-term Incentive Awards

For the 2011-12 performance cycle, the corporate goals achieved were 90.4% of the target amount. This resulted in the following payments in February 2014:

2011-2012 Performance Awards

		Performance Shares		Performance Cash
Name	% of Target Achieved	Target (#)	Actual (#)	Target ($)	Actual ($)	Cash Settled ($)	Shares Delivered (#)

Michael I. Roth	90.40	180,389	163,071	2,333,334	2,109,333	1,054,667	59,703
Frank Mergenthaler	90.40	51,539	46,591	1,333,333	1,205,333	602,667	34,116
Philippe Krakowsky	90.40	34,789	31,449	900,000	813,600	406,800	23,028
Christopher Carroll	90.40	11,596	10,482	300,000	271,200	135,600	7,676

Further details relating to the 2011-2013 Performance Awards are provided beginning on page 51, under the heading “2011-2012 Performance Award Payouts.”

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2014 Compensation Decisions

For 2014, the following changes were made to annual incentive design:

2013 Annual Incentive Design		2014 Annual Incentive Design
Metric	Weighting (%)	Metric	Weighting (%)

Organic Revenue Growth %	20	Organic Revenue Growth (1) %	20
Operating Income After Incentives Margin %	50	Operating Income Before Incentives Margin (2) %	60
High-Priority Objectives (HPO’s)	30	High-Priority Objectives (HPO’s)	20

Note: White boxes reflect areas where 2014 design differs from 2013 design

(1)

Organic Revenue Growth (OG) reflects the competitiveness of our offerings and is defined as the percentage change in IPG’s total gross revenue vs. prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures.

(2)	Operating Income Before Incentives (OIBI) Margin is the most fundamental measure of profitability and is defined as OIBI divided by gross revenue.

A change in the annual incentive design was approved for the 2014 incentive cycle and beyond; specifically in regards to the financial measures used to calculate awards. The first measure, Organic Revenue Growth, will remain unchanged from previous years. The second measure will be changed from Operating Income After Incentives Margin to Operating Income Before Incentives Margin. This subtle change intends to better align the plan with the way our Networks/Agencies track profitability, also allowing them to more accurately push down clear and understandable financial targets to their respective local units.

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INTERPUBLIC OVERVIEW EXECUTIVE SUMMARY

For 2014, the following changes were made to long-term incentive design:

	2013 Long-term Incentive Design	2014 Long-term Incentive Design

LTI Vehicle	CEO: 1/3 Stock Options; 1/3 Performance	All NEOs (including CEO)
Shares; 1/3 Performance Cash (1)
1/2 Performance Shares settling in shares;
	All Other NEOs: 1/3 Performance Shares;	1/4 in Performance Cash settling in cash;
	2/3 Performance Cash (1)	1/4 in Restricted Shares
Performance Period	2 years for performance shares and	3 years for Performance Shares; 2 years
	performance cash	for Performance Cash
Performance Metrics	Cumulative Organic Revenue Growth (2)	Cumulative Organic Revenue Growth (2)
	(30%) and Operating Income Before	(30%) and Operating Income Before
	Incentive Margin (3) (70%)	Incentive Margin (3) (70%)
Relative Total	Not applicable	+/- 10% applied to the performance
Shareholder Return		rating on the performance-based
(TSR) Modifier		share portion of award (4)
Payout Range	0%-300% of target	0%-300% of target
Vesting	100% after year 3	100% after year 3

Note: White boxes reflect areas where 2014 design differs from 2013 design

(1)	For 2013, performance cash settles 50% in shares and 50% in cash.

(2)

Organic Revenue Growth (OG) reflects the competitiveness of our offerings and is defined as the percentage change in IPG’s total gross revenue vs. prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures.

(3)	Operating Income Before Incentives (OIBI) Margin is the most fundamental measure of profitability and is defined as OIBI divided by gross revenue.

Compensation Discussion and Analysis continued

(4)

Total Shareholder Return is a metric that assesses share performance over a defined period of time which reflects the change in stock price plus an assumed reinvestment of dividends into additional shares of stock. For the 2014 performance-based share awards, the modifier will be based on IPG’s TSR over a three-year period compared to a group of peer companies. TSR will be based on 30-trading day average opening and closing prices; calculated as (Closing Price + Reinvested Dividends)/Opening Price – 1. For purposes of this award the opening price will be the 30-trading days prior to January 1, 2014 and the closing price will be the 30-trading days up to and including December 31, 2016.

For 2014, IPG shifted the focus of long-term incentive awards for NEOs from cash-based awards to equity-based awards. Due to this it was decided that 75% of the target long-term incentive value for each of the NEOs would be delivered in equity (an increase from the 33% that was issued in equity to all NEOs excluding the Chairman & CEO from 2011-2013; an increase from 67% for the Chairman & CEO from 2011-2013). Of this 75%, two-thirds will be issued in performance-based shares (50% of the NEO’s total long-term incentive target) while one-third will be issued in restricted shares (25% of the NEO’s total long-term incentive target). The remaining 25% of the total long-term incentive target will be issued in performance-based cash.

For 2014, performance-based share awards for NEOs are based on a longer-term performance forecast of 3 years rather than the 2-year performance that was forecasted for awards granted in 2011-2013. In addition, while the performance-based share awards granted to NEOs in 2014 continue to be tied to the cumulative OG (30%) and OIBI Margin (70%) of IPG, we have also introduced a Relative TSR Modifier to this award. This Relative TSR Modifier is a +/- 10% adjustment to the performance rating determined based on OG and OIBI Margin. The amount of the adjustment is based on how well IPG’s 3-year Total Shareholder Return compares to that of its 2013 Compensation Peer Group (detailed on page 40) at the end of the performance period.

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COMPENSATION PHILOSOPHY AND BASIC PRINCIPLES

Our executive compensation philosophy remains to provide a performance-based, market-competitive total compensation program that:

•	Supports our talent needs and business objectives

•	Ties a significant portion of pay to performance

•	Aligns with the interests of our shareholderstshareholders

Our success continues to depend on our ability to attract, motivate and retain a diverse group of talented individuals throughout our organization – who will enable us to deliver the best and most contemporary marketing solutions to drive our clients’ businesses. Talent is our Company’s most vital asset, which is why it represents our most significant expense. We must continue to ensure that the investments we make in our key people are disciplined and designed to drive results. To this end, our compensation programs are guided by the following basic principles:

•	Our compensation programs will be balanced and are intended to treat all stakholders equitably.

•

Our executive compensation programs will include four major elements: base salary, performance-based annual cash incentives, long-term cash and equity incentives, retirement and other benefit programs. It bears noting that, outside of the Charitable Matching Program which is capped at $20,000 per executive per year, company-paid perquisites are not offered to our most senior executives.

•

Our fixed and performance-based compensation will target our competitive market for talent. Outstanding financial and individual performance may deliver total earned compensation that is above target for certain individuals.

•

Our competitive market for executive leadership includes companies with similar talent requirements within the following sectors: direct advertising, marketing communications, media/ entertainment, publishing and, increasingly, digital media.

•

All individual pay decisions will consider the competitive market data and will be based on an executive’s performance against financial and individual objectives, as well as contributions and skills identified in our annual Leadership Talent and Succession Plan Review (“Talent Review”) process. Exceptional performance against these measures may result in pay levels exceeding the competitive market for certain executives who deliver outstanding results.

•

We will strive to design incentive programs that can be responsive to unique market requirements and that provide meaningful and appropriate rewards for superior results, encouraging executives to make carefully considered decisions to drive said superior performance, while discouraging excessive or unjustified risks.

•	Senior executives and non-management directors will be required to meet stock ownership guidelines.

•	When warranted, incentive recovery policies will be vigorously enforced.

•	The communication and implementation of our compensation programs will be clear, specific and transparent.

Compensation Discussion and Analysis continued

HOW COMPENSATION DECISIONS ARE MADE

Role of the Compensation and Leadership Talent Committee

The Committee is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy, as well as approving compensation awarded to senior corporate and operating executives, including the NEOs. Among its duties, the Committee is responsible for formulating the compensation recommendations for our Chairman & CEO and approving all compensation recommendation for select senior executives. Following review and discussion, the Committee submits its recommendations for compensation for the Chairman & CEO to the non-employee members of our Board for approval. The Committee is supported in its work by the EVP, Chief Strategy and Talent Officer, his staff, and an independent executive compensation consultant as described below.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.interpublic.com.

Role of Executive Officers and Management in Compensation Decisions

The Committee makes all pay decisions related to the NEOs. The Chairman & CEO does not participate in the Committee’s deliberations or decisions with regard to his own compensation.

At the Committee’s request, the Chairman & CEO does present individual pay recommendations to the Committee for the CFO, the other NEOs and other executives whose compensation arrangements are subject to the Committee’s review. The Chairman & CEO’s pay recommendations for such executives are informed by his assessments of individual contributions to the Company’s financial performance, achievement of specified performance or strategic objectives, Talent Review results, as well as competitive pay data and other factors. These recommendations are then considered by the Committee with the assistance of its independent consultant.

The Chairman & CEO, the EVP, Chief Strategy and Talent Officer, the SVP, General Counsel & Secretary, and the Vice President of Global Executive Compensation all attend Committee meetings, but are not present for the Committee’s executive sessions, or for any discussion of their own compensation. Other senior executives, as appropriate to the topic, may be asked to attend Committee meetings to provide relevant information or advice, but they also do not attend executive sessions, or any discussion of their own compensation.

Role of Independent Consultant

In 2013, the Committee again retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to work for the Committee in its review of executive and non-employee director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations.

At no time during 2013, nor at any other time, has the Committee directed Meridian to perform its services in any particular manner, or using any particular methodology.

The Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant annually. Pursuant to SEC rules, the Committee has assessed the independence of Meridian and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee. Meridian does not provide any consulting advice to IPG, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Committee Chair. Meridian meets with the Committee chair and the Committee outside the presence of management.

Role of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our annual

Compensation Discussion and Analysis continued

meeting of shareholders held in May 2013, a substantial majority of the votes (98%) cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of our approach to executive compensation, and the Committee did not change the structure of its programs in 2013. The Committee will continue to consider the outcome of the Company’s say-on-pay votes and evolving best practices in this area when making future compensation decisions for the NEOs.

Setting Compensation for the Named Executive Officers

The Committee reviews and assesses the total compensation of each NEO on an annual basis. Material changes in compensation typically occur only based on performance, in response to significant changes in an individual’s responsibility, due to changes in market conditions, or in limited circumstances when the Company is at risk of losing a highly talented and valued employee.

Compensation decisions are made based on the following information:

•

External Market Analysis: The Committee annually conducts a review of the competitive market compensation level for each NEO. This review is performed by the independent consultant after the Committee has approved the peer companies to be used for the study. The Committee targets the competitive market for talent for both fixed and total target compensation.

•

Internal Equity: When making pay decisions, the Committee also takes into account internal equity. The Company has established comparability guidelines based on an executive’s purview with regard to revenue, operating income and headcount responsibility, geographic scope, and job complexity.

•

Individual Performance and Talent Assessment: The Committee’s consideration is also informed by the Company’s Talent Review process. The Committee participates in this annual review with the full membership of the Board of Directors. This Board-level review includes a discussion of each of the NEOs, their future career path and successors, as well as succession plans for the IPG CEO position. These reviews inform pay decisions by providing an in-depth look at the NEOs, their responsibilities, relative contributions and future potential, as well as their relative compensation.

•	Other factors: Additional factors, such as scarce skills, leadership skills, long-term potential and key client relationships are also taken into consideration when reviewing compensation.

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USE OF COMPETITIVE DATA FOR COMPENSATION REVIEWS

The Market for Talent

In order to ensure our compensation programs reflect best practices, as well as to maintain competitive compensation program designs and levels, the Committee considers market data and compensation ranges of our peer group. In 2012, the Committee considered market data from two separate peer groups when making compensation decisions. In 2013, the Committee reevaluated the compensation peers and approved a single peer group that reflects both talent peers as well as industry peers. The Committee believes that this change in peer group is appropriate given the recent industry consolidation.

In December 2012, Meridian Compensation Partners conducted its annual market review to assess the competitiveness of each NEO’s target total compensation (consisting of base salary, target annual incentives and target long-term incentives). Compensation data were analyzed for comparable positions at the 2012 Compensation Peer Group (detailed in the column to the right) as well as several published survey sources. Compensation data for comparable positions at peer companies were adjusted to reflect IPG’s size by considering the correlation between revenue and pay using a common statistical technique called regression analysis. Retirement benefits are reviewed independently, with the last review conducted in 2011.

Using these size-adjusted data, the 2012 study concluded that, executives in aggregate, were positioned near the median of the market for total compensation, however certain officers had various elements of pay that were either above or below this level. The Committee utilized this information, as well as other incumbent specific factors, to determine whether any pay adjustments were warranted for 2013.

Due to an increasingly convergent media landscape, the Company increasingly competes for executive talent not only with direct industry peers but also a broader group of companies. To reflect this key development and capture the full scope of labor markets in which the Company now sources talent, the annual compensation review benchmarked pay against peers that include industry comparitors as well as companies in other industries. In 2012, the Committee considered two separate peer groups when making compensation decisions, one included direct advertising and marketing services peers while the other included talent peers. This 2012 Compensation Peer Group is detailed below:

Direct Advertising Competitors

Aegis Group
Havas
Omnicom
Publicis Groupe
WPP

Talent Peers
Media/Entertainment

CBS Corporation
Discovery Communications
Liberty Interactive Group
News Corporation
Time Warner Inc.
Viacom
Walt Disney

Digital Media

Activision Blizzard, Inc.
Amazon.com, Inc.
AOL, Inc.
eBay
Electronic Arts Inc.
Google Inc.
IAC / Interactive Corp.
Yahoo! Inc.

Publishing

Dun & Bradstreet
Gannett
McGraw Hill
Thomson-Reuters

Compensation Discussion and Analysis continued

For 2013, in light of the recent consolidation in the advertising industry, the Committee decided to combine peer companies into one peer group, eliminate peers that underwent a corporate transaction, eliminate peers that were considered too large and add peers based on industry, size and consideration by proxy advisory firms. Accordingly, the company eliminated from the 2012 peer groups Aegis Group plc, The McGraw-Hill Companies, Amazon.com, Inc., Google Inc. and The Walt Disney Company, then added Cablevision Systems Corporation, Nielsen Holdings N.V. and Sirius XM Holdings Inc. The resultant 2013 Compensation Peer Group includes the following companies:

Activision Blizzard, Inc.
AOL Inc.
Cablevision Systems Corporation
CBS Corporation
Discovery Communications, Inc.
Dun & Bradstreet, Inc.
eBay Inc.
Electronic Arts Inc.
Gannett Co., Inc.
Havas IAC/InterActivCorp
Liberty Interactive Corporation
News Corporation
Nielsen Holdings N.V.
Omnicom Group Inc.
Publicis Groupe
Sirius XM Holdings Inc.
Thomson-Reuters Corporation
Time Warner Inc.
Viacom Inc.
WPP plc
Yahoo! Inc.

Additional changes to the peer group are anticipated due to the announced merger between Omnicom Group Inc. and Publicis Groupe.

Compensation Discussion and Analysis continued

2013 EXECUTIVE COMPENSATION PROGRAM ELEMENTS

For the fiscal year ended December 31, 2013, the principal components of IPG’s executive compensation program were:

•	BASE SALARY;

•	ANNUAL INCENTIVES;

•	LONG-TERM INCENTIVES;

•	RETIREMENT AND OTHER BENEFITS.

BASE SALARY

Purpose

Base salary is central to our ability to attract and retain talent, including our NEOs. Although its prominence in the pay mix declines with seniority, base salary generally remains an important part of compensation discussions with executive talent in our sector and related industries.

2013 Base Salary

For the NEOs, base salaries are specified in individual employment agreements (described in greater detail beginning on page 79, under the heading “Employment Agreements”), which give IPG the ability to increase, but not decrease, base salary. In considering whether to increase an executive’s base salary, the Committee takes into consideration market pay for comparable executives at peer companies as well as the individual’s performance and experience.

In an effort to begin better aligning Mr. Bonzani’s compensation with market following his first year with IPG and proven performance as SVP, General Counsel and Secretary, the Committee increased Mr. Bonzani’s salary from $550,000 to $600,000, effective January 1, 2013. Mr. Carroll’s base salary increased from $543,375 to $565,110 effective April 1, 2013, reflecting a standard merit increase. No changes were made to base salary levels for other NEOs during 2013.

Base salaries for our NEOs are summarized in the following table:

Name	Base Salary as of 12/31/2012 ($)	Base Salary as of 12/31/2013 ($)	Increase (%)

Michael I. Roth	1,400,000	1,400,000	0
Frank Mergenthaler	1,000,000	1,000,000	0
Philippe Krakowsky	800,000	800,000	0
Christopher Carroll	543,375	565,110	4
Andrew Bonzani	550,000	600,000	9

Compensation Discussion and Analysis continued

ANNUAL INCENTIVES

Purpose

Annual cash incentives remain a standard component of compensation within our labor markets and are in place to reward performance that grows annual organic revenue, increases profitability and involves the achievement of high priority strategic objectives, all of which ultimately drive increased long-term shareholder value. Given this design, our annual incentives encourage senior leaders to stay focused on results, but do not encourage or allow for excessive and unnecessary risk-taking in achieving said results.

Target Annual Incentive Opportunities

Individual incentive award targets are expressed as a percentage of each individual’s base salary. These percentages are based, in part, on the target annual incentive data for compensation peers. Each year, the Committee determines the annual incentive target for the Chairman & CEO and approves the annual incentive targets for the other NEOs after considering recommendations from the Chairman & CEO. In determining the annual cash incentive target, the Committee takes into account the same factors that it considers in determining base salary.

For 2013, the annual cash incentive targets, as a percent of base salary, for the NEOs were as follows:

Name	2013 Annual Cash Incentive Target
(as % of base salary)

Michael I. Roth	200
Frank Mergenthaler	125
Philippe Krakowsky	125
Christopher Carroll	60
Andrew Bonzani	75

For the NEOs, annual incentive targets are detailed in individual employment agreements (described in greater detail beginning on page 79, under the heading “Employment Agreements”), which give IPG the ability to increase, but not decrease, target percentage levels.

Performance Metrics

Annual Incentive Awards are tied to results in three areas:

•	Organic Revenue Growth % (OG): measures ability to drive revenue growth from existing operations, exclusive of acquisitions and currency effects

•	Operating Income After Incentives Margin (OIAI Margin): measures business efficiency and profitability

•	High Priority Objectives (HPOs): focuses individuals on defined goals that contribute to the Company’s short and long-term performance

In 2013, as in past years, actual annual incentive awards earned could vary between 0% and 200% of the individual incentive target, depending on the Company’s financial performance and individual HPO ratings. For 2012, we continued with the same design as was put in place in 2012. In addition, the metrics and weightings for calculating annual incentives for Mr. Roth remain aligned with those of the broader population.

Organic Revenue Growth (“OG”) and Operating Income After Incentives (“OIAI”) Margin are the Company’s primary measures of business success and the key drivers of shareholder value. OG reflects the competitiveness of our offerings and is defined as the

Compensation Discussion and Analysis continued

percentage change in IPG’s total gross revenue vs. prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures. OIAI Margin is the most fundamental measure of profitability and is defined as Operating Income After Incentives (OIAI) divided by gross revenue. OG and OIAI Margin targets are set early each year, as part of the Company’s annual budgeting process.

High-priority Objectives (“HPOs”) are also set early in the year, and may consist of quantitative and/or qualitative objectives specific to the individual. HPOs include goals tied to the Company’s overall, or an operating unit’s, strategic priorities and typically include talent management, diversity and inclusion and cross-agency collaboration. For quantitative HPOs, specific objectives are established. For qualitative HPOs, specific accomplishments or expectations are defined and the Committee exercises judgment in assessing performance.

With all HPOs, performance is assessed after considering written assessments submitted to the Committee for both the Company as a whole and its principal operating units. Results are then ranked as “poor,” “fair,” “good,” excellent” and “spectacular,” and a rating between 0% to 200%, respectively, of the target is assigned.

The chart that follows illustrates the performance metric weightings that apply to all IPG Corporate NEOs:

2013 Annual Incentive Performance Metrics

Organic Revenue Growth	20%
OIAI Margin	50%
HPOs	30%

2013 Financial Performance vs. Goals

Following on the OG of 0.7% in 2012, the OG goal set for 2013 was 2.3%. The OIAI Margin goal set for 2013 was 10.3%, which represented a 50 basis point improvement from the previous year. The actual result for 2013 versus these goals is shown by the following chart:

Financial Goals	2013 Goal	2013 Actual

Organic Revenue Growth (%)	2.3%	2.8%
OIAI Margin (%)	10.3%	9.3	%(1)

(1)	The 9.3% OIAI Margin for 2013 excludes $60.6 million in restructuring charges. The actual reported OIAI Margin after restructuring was 8.4%

These results produced a combined rating of 78.2% relative to the target for the financial performance portion of awards.

HPO Performance vs. Goals

For the corporate NEOs other than Mr. Roth, each executive’s HPO rating was based on the Committee and Chairman & CEO’s assessment and the Committee’s approval of the executive officer’s achievement of the established key strategic objectives. Mr. Roth’s assessment rating was based on an assessment by the full Board of Directors of his achievement of the established key strategic objectives. There were no material adjustments made to actual financial performance in determining these ratings.

Mr. Roth

Mr. Roth received an HPO rating of approximately 127% against the 2013 HPOs. This reflected his financial and strategic leadership that resulted in the Company’s increasingly strong balance sheet, competitive professional offerings and topline growth, as well as significant shareholder value creation. Key accomplishments included:

•	Continued enhancement of the Company’s ability to meet the evolving needs of clients, particularly in the delivery of integrated “open architecture solutions,” which were instrumental in strong

Compensation Discussion and Analysis continued

performance in terms of client retention and the pursuit of new business.

•

Successfully represented the Company to all key stakeholders, including major multinational clients, prospective clients, as well as current and prospective senior-level employees. Outstanding performance in outreach to the financial community. Mr. Roth also continued to promote best practices in corporate governance, disclosure and transparency.

•

Led actions that further improved the Company’s standing in terms of its capital structure and credit profile. Continued commitment to return of capital programs introduced in 2011, bringing total cash put to work on behalf of shareholders during three-year period to over $1.6 billion.

•

Further progress in the talent review process to ensure that it fully engages operating unit leadership and focuses on business strategy. Brought high level of focus to identification and development of potential successors from within current senior management ranks, so as to ensure seamless succession in due course.

•

Demonstrated strong personal engagement in and commitment to the Company’s full range of diversity and inclusion efforts; the Company continued to show year-on-year progress across all dimensions of diversity in 2013.

Mr. Mergenthaler

Mr. Mergenthaler received an HPO rating of 178% against the 2013 HPOs. This reflected his financial leadership that resulted in continued improvement in the Company’s capital structure, strengthening of its marketing services offerings and enhanced shareholder value. Key accomplishments included:

•	Drove continued improvement in financial systems and processes, and demonstrated active leadership with other principal financial stakeholders, which led to successful management of Company’s capital structure. This, in turn, led to improved credit profile, lowered interest expense, reduction of outstanding share count and other value-creating outcomes.

•

Played lead role in the Company’s outreach to the investor community, which included a record number of meetings with current and prospective shareholders. These efforts attracted new investment and maintained stability in existing ownership base. This activity also resulted in numerous analyst upgrades and retention of the Company’s industry-leading position as measured by analyst recommendations.

•

Increased involvement in operating management led to improvement in the professional offerings of and closer collaboration among the Company’s major marketing services units, as well as strong financial performance within that group.

•

Continued strong involvement in diversity and inclusion activity, as Chairperson of the Corporate Diversity Council and an executive sponsor of MERGE (IPG Multicultural Employee Resource Groups for Excellence).

Mr. Krakowsky

Mr. Krakowsky received an HPO rating of 184% against the 2013 HPOs. This reflected his leadership role in building a competitive portfolio of offerings in growth areas such as digital/emerging media, continued upgrades to the Company’s talent initiatives and enhanced shareholder value. Key accomplishments included:

•

Further enhancements to the Company’s HR function to increase functional integration with operating unit leadership, as well as close alignment with corporate finance. This has resulted in talent management and compensation processes that are closely linked to operating strategy and key global client needs, which helped accelerate the progress of new management teams at our major networks.

Compensation Discussion and Analysis continued

•

Continued focus on the Company’s professional capabilities, particularly in the area of digital marketing, so as to ensure that we are able to effectively meet the evolving needs of clients and therefore grow our business.

•

Identified and activated IPG-wide teams on a number of major clients and new business opportunities, matching talent to client needs so as to improve the quality of strategic and creative work, thereby securing or expanding those business relationships.

•

Continued strong involvement in Company’s full range of diversity and inclusion activity, including engagement with operating unit leadership on all such programs and linking of compensation to their results, as well as active participation in the Corporate Diversity Council.

Mr. Carroll

Mr. Carroll received an HPO rating of approximately 160% against the 2013 HPOs in recognition of his leadership and success in the controller’s organization and a number of major finance optimization initiatives. Key accomplishments included:

•	Implemented a faster and more efficient closing process that brought the company into parity with its major US competitor.

•

Continued implementation of multi-year finance optimization plan. Additional shared services centers were consolidated, significant progress was made in adding users to Vantage/SAP platform, domestic media systems fully consolidated and global payroll rolled out in principal European markets.

•	Successfully conducted major Hyperion upgrade and further improved SOX testing results.

•	Active support of the Company’s diversity and inclusion initiatives, including filling key senior finance posts by diverse candidates.

Mr. Bonzani

Mr. Bonzani received a HPO rating of approximately 132% against the 2013 HPOs. This reflected his leadership in the enhancement of the Company’s legal department, his stewardship of certain board functions and his increased involvement in operating matters. Key accomplishments included:

•	Close support of corporate and unit talent management in efforts to bolster agency leadership groups and attract key hires.

•

Further refinement of outside counsel management processes, focusing on savings and efficiency in engagements, as well as expanding this approach globally. Secured highly favorable outcomes on a number of high-profile litigations.

•

Identification and management of significant areas of potential opportunity and/or exposure, including in-house staffing of privacy function and addition of regulatory compliance responsibilities to the department’s charter.

•	Active support of the Company’s diversity and inclusion initiatives, including engaging as an Executive Sponsor of the Women’s Leadership Network and as a member of the Corporate Diversity Council.

Compensation Discussion and Analysis continued

2013 Annual Incentive Payouts

Following its regular practice, for the NEOs the Committee considered IPG’s financial performance and each individual’s achievement of individual HPOs when determining annual incentive payments. For the fiscal year ended December 31, 2013, the NEOs received the following annual incentive awards, which were paid in March 2014:

Name	Target Bonus Incentive ($)	2013 Actual Annual Incentive ($)	Total 2013 Annual Incentive as % of Target (%)

Michael I. Roth	2,800,000	2,600,000	93
Frank Mergenthaler	1,250,000	1,350,000	108
Philippe Krakowsky	1,000,000	1,100,000	110
Andrew Bonzani	335,806	345,000	103
Christopher Carroll	450,000	425,000	94

LONG-TERM INCENTIVES

Purpose

Long-term incentive awards are designed to retain and attract top talent, and align executive and shareholder interests by focusing recipients on the long-term performance of IPG and its principal operating units. Like our annual incentives, our long-term incentives encourage senior leaders to focus on delivering on our key financial metrics, but do not encourage or allow for excessive and unnecessary risk-taking in achieving this aim. The long-term plan also ensures that executives have compensation that is at risk for longer periods of time and is subject to forfeiture in the event they terminate their employment.

2013 Long-term Incentive Awards

In 2013, annual long-term incentive awards were made on the final trading day of February. This allowed for synchronized communication of annual and long-term incentives with each executive, which enforces the concept of total compensation.

At its February meeting, the Committee determined the long-term incentive target awards under the Performance Incentive Plan, defined as a dollar expected value, for the Chairman & CEO and, after considering recommendations from the Chairman & CEO, approved the long-term incentive targets for the other NEOs. The Chairman & CEO’s long-term incentives were discussed and approved by the full Board.

The determination of the annual long-term incentive award is assessed as part the total compensation review for senior executives and, as in the case of setting salaries, takes into consideration the independent consultant’s competitive review and other factors such as each executive’s total compensation, pay history, absolute and relative performance, and expected future performance.

Compensation Discussion and Analysis continued

For the NEOs, long-term incentive targets are the subject of individual employment agreements (described in greater detail beginning under the heading “Employment Agreements” on page 79), which allow IPG to increase, but not decrease, long-term incentive targets.

The 2013 awards to our NEOs were 100% performance-based awards and were comprised of the following:

Long-term Incentive Vehicles	Chairman & CEO	All Other IPG Corporate NEOs

Stock Options	1/3 of target value	–
Performance Cash	1/3 of target value	2/3 of target value
Performance Shares	1/3 of target value	1/3 of target value

For Messrs. Mergenthaler, Krakowsky and Carroll, long-term incentive targets of $2,350,000, $2,000,000 and $500,000 respectively were split as reflected above. Each however received a one-time long-term incentive award in 2013 that would slightly alter the total mix of their LTI in 2013 from that reflected above. Messrs. Mergenthaler and Krakowsky received an additional $250,000 and $200,000 respectively in performance-based shares in light of the direct operational oversight they took on for portions of the portfolio in 2013. Mr. Carroll received $565,110 as a one-time performance-based cash award that was delivered to him as leader of a special corporate initiative and will be paid out based on the success of that initiative over three years.

Compensation Discussion and Analysis continued

2013 Target Long-term Incentive Opportunities

Total long-term incentive expected dollar value guidelines are set for each of the NEOs. For 2013, the Committee set the following long-term incentive expected dollar value guidelines:

Name	2013 Long-term Incentive Target Value Awarded (value of A+B+C) ($)	Value of Stock Options at Grant (A) ($)		Value of Target Performance Shares 2013-2014 Performance Cycle (1) (B) ($)		Value of Target Performance Cash, 2013-2014 Performance Cycle (2) (C) ($)

Michael I. Roth	7,800,000	2,600,000		2,600,000		2,600,000
		(628,019 Options	)	(203,602 target shares	)
Frank Mergenthaler	2,600,000			1,033,333		1,566,667
				(80,918 target shares	)
Philippe Krakowsky	2,200,000			866,667		1,333,333
				(67,866 target shares	)
Christopher Carroll	1,065,110			166,667		898,443
				(13,051 target shares	)
Andrew Bonzani	750,000			250,000		500,000
				(19,577 target shares	)

(1)

The number of target shares was determined by dividing the target value by the average of the high and low stock price on the date of grant ($12.77 on February 28, 2013). The grant-date fair values estimated in accordance with ASC 718 and reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table are lower than the values reported in this table since the awards do not pay any dividends or dividend equivalents while the awards are outstanding.

(2)	Performance cash will be settled 50% in cash and 50% in shares. The number of shares will be determined upon date of settlement.

Compensation Discussion and Analysis continued

Each of the long-term incentive vehicles employed is designed with unique characteristics that, when viewed in total, balance the need to incentivize executive performance and promote the retention of the executives, as well as provide them with clarity as to how and when the awards can be earned. The following table outlines the material terms of the respective awards (excluding Mr. Carroll’s one-time performance-based cash award granted on May 31, 2013):

	Stock Options	Performance Cash	Performance Shares

Purpose	Rewards for stock price appreciation over the long-term	Rewards achievement of long-term financial objectives; manage share utilization; retention of talent	Reward achievement of long-term financial objectives; link executives to share price; retention of talent
Performance Period	Up to 10 years	Two year performance period with an additional year vesting	Two year performance period with an additional year’s vesting
Value Creators	Appreciation in Company’s stock price	Combined two-year Organic Revenue Growth and OIBI Margin	Combined two-year Organic Revenue Growth and OIBI Margin coupled with increase in Company’s stock price
Payout Range	Minimum value of $0; no maximum value	0% to 300% of cash target*	0% to 300% of the target number of shares*
Payout Methods	Payment in shares or cash, at the discretion of the participant	50% cash, 50% shares	100% shares
Retention Value	Must remain for one year for 33% of options to vest; two years for 66% vesting; three years for 100% vesting	Must remain for the full two-year performance cycle, plus a subsequent additional vesting year in order to receive a payment	Must remain for the full two-year performance cycle, plus a subsequent additional vesting year in order to receive a payment

*The potential for a payout of 300% was a new feature of the plan approved in 2011 and employed again in 2012. It should be noted that achieving a payout greater than 200% involves exceeding financial targets that the Committee deems to be exceptionally difficult to achieve.

Compensation Discussion and Analysis continued

Stock Options

Vesting

The stock options granted to Mr. Roth in 2013 have a ten-year term and vest 33%, 33% and 34% on the first, second and third anniversaries, respectively, of the date of grant. The Company believes that these vesting provisions promote a long-term focus and provide a strong retention incentive. This grant is shown in the Grants of Plan-Based Awards Table on page 66.

Valuation

The number of stock options granted to Mr. Roth in 2013 was determined by dividing the target compensation value to be delivered in stock options by the estimated grant date fair value per stock option calculated in accordance with FASB ASC Topic 718. The estimated grant date fair value of the award was calculated with Meridian Compensation Partner’s assistance, and also with the assistance of a third party vendor that provides the Company with stock option values for FASB ASC Topic 718 reporting purposes. In all cases, the grant date fair value and stock option exercise prices are calculated using the average of the Company’s high and low stock price on the grant date.

Long-term Performance Plans

Performance Period and Vesting

The 2013 Performance Share and Performance Cash awards are subject to evaluation of financial performance over a two-year performance period, with vesting occurring on the third anniversary of the grant date. In 2013, performance share and cash awards were granted for the performance period January 1, 2013 through December 31, 2014 and subsequent vesting period of January 1, 2015 to February 28, 2016.

Performance Metrics

Performance Shares and Performance Cash Awards are both measured on the same performance objectives over the two-year performance period. For the NEOs 30% of the target award value was tied to IPG’s cumulative organic revenue growth (OG) and 70% was tied to operating income before incentives (OIBI) margin targets.

Two–year cumulative financial objectives are set at the start of each performance period. The Company does not disclose the multiple-year performance goals for its long-term performance plans at any time during the performance cycle, as these data are not publicly disclosed and would provide insights to competitors that could harm our business. When they were established at its March 2013 meeting, the Committee considered the performance targets for the 2013-14 performance cycle difficult to attain, while appropriate for the current economic environment.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would receive at the end of the performance period and subsequent vesting period depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period. Based on year-over-year comparisons, management and the Committee deem these financial performance targets as relatively difficult to achieve or predict.

The final value of the awards may vary from 0% to 300% of the target amount, based on IPG’s multi-year performance against financial objectives (achieving a payout greater than 200% involves exceeding financial targets that the Committee deems to be exceptionally difficult to achieve).

One-time Long-term Incentive Awards

Frank Mergenthaler

Along with his annual long-term incentive award with a target value of $2,350,000, in February 2013 Mr. Mergenthaler received a one-time performance-based share award in the amount of $250,000. This one-time award is designed as detailed above, however is tied directly to the performance of the portion of the portfolio that Mr. Mergenthaler took direct oversight of beginning in 2013.

Philippe Krakowsky

Along with his annual long-term incentive award with a target value of $2,000,000, in February 2013 Mr. Krakowsky received a one-time performance-based share award in the amount of $200,000. This one-time

Compensation Discussion and Analysis continued

award is designed as detailed above, however is tied directly to the performance of the portion of the portfolio that Mr. Krakowsky took direct oversight of beginning in 2013.

Chris Carroll

Along with his annual long-term incentive award with a target value of $500,000, in May 2013 Mr. Carroll received a one-time performance-based cash award in the amount of $565,110. This award is granted in recognition of his leadership role in a special corporate initiative and payout is determined based on the success of this initiative as measured in 2013 (40%), 2014 (30%) and 2015 (30%). Potential payout can range from 0% to 120% of the target amount and will vest in May 2016.

2011-2012 Performance Plan Payouts

On February 28, 2011, the Committee granted performance share awards and performance cash award, both under the 2009 Performance Incentive Plan (PIP), one-third of which were delivered to NEO’s as performance shares with the other two-thirds to be delivered as performance cash (with exception to the Chairman & CEO who received one-third in each performance shares, performance cash and stock options). In addition, 50% of the performance cash awards are settled in cash with the remaining 50% to be settled in shares of IPG. The performance cycle for these awards began on January 1, 2011 and ended on December 31, 2012. However, all of the performance awards were subject to an additional vesting period which ended on February 28, 2014.

The final award values were determined in March 2013 based on IPG’s cumulative performance against financial objectives over the two year performance period. The final number of shares for the performance share award and the final value for the performance cash award for each of the NEOs were settled in March of 2014, after the additional vesting period ended. The cumulative OG and OIBI Margin targets set for the 2011-2012 Performance Plan were 4.1% and 13.8%, respectively. The cumulative results were slightly below target, with

OG of 3.5% and OIBI Margin of 13.2%. Based on these results, Mr. Roth, Mr. Mergenthaler, Mr. Krakowsky and Mr. Carroll each earned a performance rating of 90.4% of target.

Compensation Discussion and Analysis continued

The resulting share and cash payments earned and paid in March 2014 for the performance awards were as follows:

2011-2012 Performance Awards

		Performance Shares			Performance Cash
Name	% of Target Achieved	Target (#)	Actual (#)	Target ($)	Actual ($)	Cash Settled ($)	Shares Delivered (#)

Michael I. Roth	90.40	180,389	163,071	2,333,334	2,109,333	1,054,667	59,703
Frank Mergenthaler	90.40	51,539	46,591	1,333,333	1,205,333	602,667	34,116
Philippe Krakowsky	90.40	34,789	31,449	900,000	813,600	406,800	23,028
Christopher Carroll	90.40	11,596	10,482	300,000	271,200	135,600	7,676

RETIREMENT BENEFITS

Purpose

The Company views retirement benefits as a key component of our executive compensation program because they encourage and reward long-term service. Therefore, we offer our NEOs and other employees a comprehensive benefits program that provides the opportunity to accumulate retirement income.

Program Descriptions

Our retirement programs include the Company’s qualified 401(k) savings plan, the Capital Accumulation Plan (“CAP”), and the Senior Executive Retirement Income Plan (“SERIP”).

The Company’s 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute compensation on a before-tax basis, subject to dollar limits prescribed by federal tax laws. For employees with less than 10 years of service, the Company matches 50% of the first 6% of compensation contributed. For employees with 10 or more years of service, the Company matches 75% of the first 6% of compensation that is contributed. The Company’s 401(k) savings plan also allows after-tax contributions up to limits prescribed by federal tax laws. The match applies to the total amount contributed on both a before- and after-tax basis.

From time to time, the Company may provide an additional performance-based matching contribution to the 401(k) plan based on the Committee’s assessment of the Company’s annual performance, including the Company’s operating margin for its consolidated U.S. businesses relative to pre-set targets. The objective of this feature is to induce greater participation in the 401(k) savings plan and to allow all U.S. employees to

Compensation Discussion and Analysis continued

benefit from the Company’s strong performance. For 2012, the Committee approved an additional matching contribution equal to 8% of participant matched contributions.

The CAP provides participants with an annual dollar credit to an interest-bearing account. Under the terms of the CAP, interest is credited on December 31st of each year at an interest rate equal to the closing 10-year U.S. Treasury yield on the last business day of the immediately preceding calendar year. For a more detailed description of the CAP, see “Nonqualified Deferred Compensation Arrangements—The Interpublic Capital Accumulation Plan” on page 77. Messrs. Roth, Mergenthaler, Krakowsky and Carroll participate in CAP at the levels described on page 77.

The SERIP provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Participation is limited to a select group of very senior executives and requires Committee approval. Mr. Roth is the only NEO, who participates in the SERIP, and Mr. Roth no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the SERIP, see “Pension Arrangements—The Interpublic Senior Executive Retirement Income Plan” on page 75.

Benefits Review and Decision Process

As part of its competitive pay review, the independent consultant periodically provides the Committee with a comparison of IPG’s benefits programs with to those of a sample of competing companies; this analysis. This benefits program review is conducted in the context of total compensation, and the review considers compensation and benefits in total.

Decisions regarding new or enhanced participation in these programs, other than 401(k), are made after considering the total compensation as one component to a total pay discussion. For a number of the NEOs, retirement and other benefits are the subject of individual employment agreements (which are described in greater detail beginning on page 79, under the heading “Employment Agreements” and which give IPG the ability to increase, but not decrease, the specific benefit).

On a case-by-case basis, the Committee, and the Management Human Resources Committee (MHRC) – consisting of IPG’s Chairman & CEO, CFO, General Counsel and Chief Strategy and Talent Officer – to which the Committee delegates certain responsibilities, consider the appropriateness of CAP and SERIP participation and benefits although all such decisions for NEOs are made solely by the Compensation Committee. In making recommendations to the Committee or MHRC, the Company considers an individual’s role, level in the organization, total compensation level, performance, length of service, and other factors. When making determinations to award additional CAP and SERIP awards, the Company also considers an individual’s current retirement positioning, including all forms of accrued qualified and non-qualified retirement benefits previously awarded or earned and the value of the individual’s Company match in the 401(k) savings plan or if not a participant for any year it assumes the executive contributed the maximum amount permitted to the plan.

Severance and Change of Control Benefits

In order to provide market-competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals in the event of potential takeovers that would create uncertainty as to their future employment, the Company offers severance and change of control benefits upon the occurrence of several specified events.

The NEOs may receive severance benefits from the Company under the terms of their employment agreements (described in greater detail beginning on page 79 under the heading “Employment Agreements”), the Executive Severance Plan and/or change of control agreements, depending on the circumstances of a potential termination. Under the PIP, NEOs receive accelerated vesting and payouts at target of their annual and long-term incentives upon a Change of Control, as

Compensation Discussion and Analysis continued

defined on page 84 (severance benefits under these and other applicable plans or agreements are described in greater detail beginning under the heading “Employment Agreements” on page 79).

Under our change in control agreements, individuals are eligible for enhanced severance benefits, contingent on a Change of Control being followed by a Qualifying Termination.

SHARE OWNERSHIP GUIDELINES

We have adopted share ownership guidelines for non-employee directors, NEOs and other senior executives. The purpose of these stock ownership guidelines is to:

•	More closely align the financial interests of executives and non-employee directors with the Company’s shareholders.

•	Communicate the commitment and personal investment of executives and directors in the Company.
•	Persons subject to the guidelines are also prohibited from engaging in any transaction involving derivatives that is designed to hedge against the market risk associated with ownership of IPG shares.

The share ownership guidelines are expressed as multiples of base salary. The multiple for the Chairman & CEO was increased from five times base salary to six times base salary in October 2012. Executives in the program have five years from 2008 (or from the date at which he or she joins the Company or is promoted into a position in which the guidelines apply) to reach the established guideline level. Beginning in 2013, those executives who have not met their established guideline level in the time allotted will be required to hold all net after-tax shares delivered from equity vestings until requirements are met.

Name	Stock Ownership Guideline as a Multiple of Base Salary	2013 Compliance with Stock Ownership Guidelines

Michael I. Roth	6x	Yes
Frank Mergenthaler	2x	Yes
Philippe Krakowsky	2x	Yes
Christopher Carroll	2x	In Progress	*
Andrew Bonzani	2x	In Progress	*

The Committee regularly reviews the levels of stock ownership against the stock ownership guideline levels applicable to the NEOs and other senior executives. As of December 31, 2013, all NEOs who are required to have reached their stock ownership guidelines had met or exceeded these guidelines. Mr. Carroll and Mr. Bonzani will have until October 2014 and 2017, respectively to reach set ownership guidelines.

Compensation Discussion and Analysis continued

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) prohibits the Company from taking a tax deduction for compensation paid in excess of $1,000,000 to a NEO (other than the principal financial officer). However, performance-based compensation, as defined in the tax law, is fully deductible if the plan under which the compensation is paid has been approved by shareholders and meets other requirements. The Company’s policy is to qualify the compensation paid under its incentive compensation programs as tax deductible to the extent feasible and consistent with its overall compensation objectives.

As part of its responsibility, the Committee reviews and considers the deductibility of executive compensation. The Company believes that compensation paid in 2013 under its executive incentive plans is deductible for federal income tax purposes, except as indicated below. In certain situations, the Committee may approve compensation that is not deductible in order to ensure competitive levels of total compensation for its NEOs. In this regard, for 2013, with respect to each NEO who is covered by Section 162(m) of the Code, to the extent that the sum of the executive’s base salary, the fair market value of restricted stock awards that vested during the year and the additional bonus awards exceeded $1,000,000, the excess was not deductible for federal income tax purposes.

The Company has guidelines for reviewing the impact of the accounting and tax treatment of various forms of compensation covered by the PIP. The guidelines identify specific responsibilities and actions required by the Human Resources, Accounting and Tax departments for all group and individual actions. These guidelines are designed to ensure that accounting and tax treatment of the awards granted under the plan are properly addressed.

Nonqualified Deferred Compensation

Effective since January 1, 2005, most of the Company’s deferred compensation and nonqualified retirement benefit arrangements, including most of the Company’s severance arrangements; have been subject to Section 409A of the Internal Revenue Code which provides that nonqualified deferred compensation plans follow certain rules on the timing and form of payments. Noncompliance with these rules could result in adverse tax consequences for the executives. The Company has made significant efforts to ensure that affected arrangements comply with the new requirements.

Accounting for Stock-based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its grants of stock options, restricted shares and performance shares in accordance with the requirements of FASB ASC Topic 718.

Compensation Risk

The Company regularly reviews its compensation policies and practices, including any risks that may be inherent in the design of the Company’s compensation plans. In early 2014, the Company reviewed its 2013 risk assessment process and the resulting analysis with the Committee, which concluded that the compensation plans reflect the appropriate compensation goals and philosophy and any risk arising from the Company’s compensation policies and practices was not deemed likely to have a material adverse impact on the Company’s performance or financial results.

Compensation Recovery in the Event of a Financial Restatement

The Company has adopted a “clawback” policy under which, in the event of a significant restatement of financial results due to fraud or misconduct, it will review payments made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period. If such bonuses would have been lower had they been calculated based on such restated results, the Board of Directors will, to the full extent permitted by governing law, seek to recoup for the benefit of the Company all such bonuses to senior executives

Compensation Discussion and Analysis continued

whose fraud or misconduct, as determined by the Board of Directors, resulted in such restatement. For purposes of this policy, the term “senior executives” means “executive officers” as defined under the Securities Exchange Act of 1934, as amended, and the term “bonuses” means awards under The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan or any equivalent incentive plan which supersedes such plan, including, among other awards, annual incentives, stock options, performance cash and performance shares.

Compensation Discussion and Analysis continued

COMPENSATION AND LEADERSHIP TALENT COMMITTEE REPORT

Among its duties, the Compensation and Leadership Talent Committee is responsible for reviewing and discussing with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement for the 2014 Annual Meeting (the “CD&A”). Based on such a review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2013.

William T. Kerr, Chair

Jill M. Considine

Richard A. Goldstein

H. John Greeniaus

March 26, 2014

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid by Interpublic and its subsidiaries to (i) Mr. Roth, who served as the Interpublic’s principal executive officer during 2013, (ii) Mr. Mergenthaler, who served as the principal financial officer in 2013 and (iii) each of the three most highly compensated executive officers of Interpublic, other than the principal executive officer and the principal financial officer (as determined based on total compensation in 2013, excluding the amount, if any, shown in the column headed Change in Pension Values and Nonqualified Deferred Compensation Earnings), who were serving as executive officers on December 31, 2013 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the years indicated. The employment agreements for the named executive officers are summarized beginning on page 79 under the heading “Employment Agreements.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensations (6) ($)	Total ($)

Michael I. Roth	2013	1,400,000	0	3,723,896	2,598,416	3,654,666	0	381,847	11,758,825
Chairman of the Board and Chief Executive Officer	2012	1,400,000	0	3,362,388	2,331,191	2,100,000	57,285	382,430	9,663,294
	2011	1,400,000	0	3,379,974	2,333,331	5,448,207	19,595	402,835	12,983,942
Frank Mergenthaler	2013	1,000,000	0	1,746,668	0	1,952,667	0	211,847	4,911,182
Executive Vice President and Chief Financial Officer	2012	908,333	249,470	1,455,769	0	1,000,530	0	215,560	3,829,662
	2011	900,000	60,940	1,299,032	0	2,075,259	0	212,269	4,547,500
Philippe Krakowsky	2013	800,000	0	1,474,618	0	1,506,800	0	66,212	3,847,630
Executive Vice President Chief Strategy and Talent Officer	2012	754,167	166,225	1,132,262	0	833,775	335,525	68,538	3,290,492
	2011	736,667	13,029	876,848	0	1,651,621	183,236	92,713	3,554,114
Christopher Carroll	2013	559,676	0	604,595	0	480,600	0	62,387	1,707,258
Senior Vice President Controller and Chief Accounting Officer	2012	543,375	0	291,147	0	350,000	0	63,060	1,247,582
	2011	538,781	0	292,279	0	714,479	0	62,269	1,607,808

Andrew Bonzani (1)	2013	600,000	0	483,066	0	425,000	0	14,605	1,522,671
Senior Vice President General Counsel and Secretary	2012	478,958	850,000	388,196	0	400,000	0	5,702	2,122,856

Executive Compensation continued

(1)	Andrew Bonzani became a named executive officer in 2012.

(2)

The amounts shown for each year is the aggregate grant date fair value of stock awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 11 to Interpublic’s audited financial statements included in the 2013 Form 10-K. The grant date fair values of the performance share awards and the performance cash awards shown for each year were calculated assuming a “target” level of performance achievement. The following tables show grant date fair values of (i) performance share awards and (ii) the portion of performance cash awards to be settled in shares of Common Stock, in each case assuming achievement of the “target” performance level and “maximum” performance level.

For 2013, the amounts shown in the table consist of the grant date fair value of each executive’s (i) performance share award for the two-year performance period ending in 2014 and (ii) the portion (fifty percent) of the executive’s performance cash award for the two-year performance period ending in 2014 that is to be settled in shares of Common Stock. The balance of each executive’s performance cash award for the two-year period ending in 2014, which will be settled in cash and reported in the Summary Compensation Table following the 2016 fiscal year, is shown in the Grants of Plan Based Awards Table in the column titled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” The awards shown in the table will vest at the end of the third year following the grant of the respective awards.

2013 Performance Share Awards
Name	Target ($)	Maximum ($)

Mr. Roth	2,423,895	7,271,687
Mr. Mergenthaler	963,334	2,890,003
Mr. Krakowsky	807,949	2,423,848
Mr. Carroll	155,373	466,119
Mr. Bonzani	233,066	699,197

2013 Performance Cash Awards (Common Stock Settlement Portion)
Name	Target ($)	Maximum ($)

Mr. Roth	1,300,000	3,900,000
Mr. Mergenthaler	783,333	2,350,000
Mr. Krakowsky	666,667	2,000,001
Mr. Carroll	449,222	839,066
Mr. Bonzani	250,000	750,000

Executive Compensation continued

(2)	continued…

For 2012, the amounts shown in the table consist of the grant date fair value of each executive’s (i) performance share award for the two-year performance period ending in 2013 and (ii) the portion (fifty percent) of the executive’s performance cash award for the two-year performance period ending in 2013 that is to be settled in shares of Common Stock.” The awards shown in the table vested at the end of the third year following the grant of the respective awards.

2012 Performance Share Awards
Name	Target ($)	Maximum ($)

Mr. Roth	2,195,721	6,587,163
Mr. Mergenthaler	705,769	2,117,307
Mr. Krakowsky	548,928	1,646,784
Mr. Carroll	141,147	423,441
Mr. Bonzani	188,196	564,588

2012 Performance Cash Awards (Common Stock Settlement Portion)
Name	Target ($)	Maximum ($)

Mr. Roth	1,166,667	3,500,000
Mr. Mergenthaler	750,000	2,250,000
Mr. Krakowsky	583,334	1,750,002
Mr. Carroll	150,000	450,000
Mr. Bonzani	200,000	600,000

For 2011, the amounts shown in the table consist of the grant date fair value of each executive’s (i) performance share award for the two-year performance period ending in 2012 and (ii) the portion (fifty percent) of the executive’s performance cash award for the two-year performance period ending in 2012 that is to be settled in shares of Common Stock. The awards shown in the table vested at the end of the third year following the grant of the respective awards.

Executive Compensation continued

(2)	continued…

2011 Performance Share Awards
Name	Target ($)	Maximum ($)

Mr. Roth	2,213,307	6,639,921
Mr. Mergenthaler	632,365	1,897,095
Mr. Krakowsky	426,848	1,280,544
Mr. Carroll	142,279	426,837

2011 Performance Cash Awards (Common Stock Settlement Portion)
Name	Target ($)	Maximum ($)

Mr. Roth	1,666,667	3,500,000
Mr. Mergenthaler	666,667	2,000,000
Mr. Krakowsky	450,000	1,350,000
Mr. Carroll	150,000	450,000

(3)

The amount shown for each year is the aggregate grant date fair value of option awards made to Mr. Roth during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 11 to Interpublic’s audited financial statements included in the 2013 Form 10-K.

(4)

Other than for Mr. Bonzani, the amounts shown for each of 2013 and 2011 for each named executive officer are the payments made for both the (i) annual non-equity compensation award and (ii) the performance cash awards for the 2011-2012 performance period, which vested on February 28, 2014 and the 2009-2010 performance period, which vested on March 31, 2012, in the respective amounts shown in the following table.

The amount shown for 2012 for each named executive officer is the payment made for performance under the annual non-equity compensation award.

The performance cash award for the 2010-11 performance period, which were paid in shares of Common Stock on March 31, 2013, were reflected in the Stock Awards column for 2010.

Executive Compensation continued

(4)	continued…

2013 Non-Equity Incentive Plan Compensation
Name	Annual Incentive Award ($)	2011 Performance Cash Award ($)

Mr. Roth	2,600,000	1,054,666
Mr. Mergenthaler	1,350,000	602,667
Mr. Krakowsky	1,100,000	406,800
Mr. Carroll	345,000	135,600
Mr. Bonzani	425,000	–

2011 Non-Equity Incentive Plan Compensation
Name	Annual Incentive Award ($)	2009 Performance Cash Award ($)

Mr. Roth	3,400,000	2,048,207
Mr. Mergenthaler	1,389,060	686,199
Mr. Krakowsky	1,136,971	514,650
Mr. Carroll	440,000	274,479
Mr. Bonzani	–	–

(5)

The amounts in this column for Mr. Roth reflect the change in the value of the benefits he is entitled to receive under the Senior Executive Retirement Income Plan, which is described in greater detail on page 75 under the heading “Pension Arrangements — Senior Executive Retirement Income Plan.” Mr. Roth does not have an Executive Special Benefit Agreement.

In 2013, due to the increase in the discount rate from 2012 (4.00%) to 2013 (4.85%) the actuarial present value of the benefits Mr. Roth is entitled to receive under the SERIP decreased by $66,198, as of December 31, 2013.

The amounts in this column for Mr. Krakowsky reflect the change in the value of the benefits he is entitled to receive under his Executive Special Benefit Agreement, which is described in greater detail on page 75, under the heading “Pension Arrangements - Executive Special Benefit Agreements.”

In 2013, due to the increase in the discount rate from 2012 (4.00%) to 2013 (4.85%) the actuarial present value of Mr. Krakowsky’s maximum possible benefit under the ESBA decreased by $141,465, as of December 31, 2013.

Executive Compensation continued

(5)	continued…

Messrs. Mergenthaler, Carroll and Bonzani do not participate in a pension plan nor do they have an Executive Special Benefit Agreement.

While each of the named executive officers, other than Mr. Bonzani, participate in deferred compensation arrangements, as described in greater detail beginning on page 77, under the heading “Nonqualified Deferred Compensation Arrangements,” none received “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules.

(6)	The table below shows the components of the amounts shown in this column for 2013.

Name	Annual Dollar Credits under the Capital Accumulation Plan (a) ($)	Matching Contributions under the Interpublic Savings Plan ($)	Premiums Paid by Interpublic on Group Life Insurance ($)	Perquisites and Other Personal Benefits (b) ($)	Total all Other Compensation ($)

Mr. Roth	350,000	8,850	261	22,736	381,847
Mr. Mergenthaler	200,000	8,850	261	2,736	211,847
Mr. Krakowsky	50,000	12,675	261	3,276	66,212
Mr. Carroll	50,000	8,850	261	3,276	62,387
Mr. Bonzani	0	8,420	261	5,924	14,605

(a)	The Capital Accumulation Plan is described in greater detail on page 77 under the heading “Nonqualified Deferred Compensation Arrangements — The Interpublic Capital Accumulation Plan.”

(b)	The “2013 Perquisites and Other Personal Benefits” table on the following page lists the type and amount of each perquisite received by the named executive officers in 2013.

Executive Compensation continued

2013 Perquisites and Other Personal Benefits

The following table describes the amount of each perquisite and other personal benefit received by each of the named executive officer in 2013.

Name	Executive Dental Plan Coverage ($)	Charitable Matching Program (a) ($)

Mr. Roth	2,736	20,000
Mr. Mergenthaler	2,736	0
Mr. Krakowsky	3,276	0
Mr. Carroll	3,276	0
Mr. Bonzani	924	5,000

(a)	The Charitable Matching Program is described in greater detail on page 23 under the heading “Non-Management Director Compensation.”

Executive Compensation continued

Grants of Plan-Based Awards Table

The following table provides information on grants of equity and non-equity plan based awards made in 2013 to the named executive officers. The awards are described in greater detail in the Compensation Discussion and Analysis, beginning on page 26.

Name	Grant Date	Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awa- rds: Num- ber of Shares of Stock or Units (#)	All Other Option Awards: Number of Securi- ties Underl- ying Options (5) (#)	Excer- cise or Base Price of Option Awards (6) ($/Shr)	Closing Price of Stock on Date Option Awards ($/Shr)	Grant Date Fair Value of Stock and Option Awards (7) ($)
				Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold ($/#)	Target ($/#)	Maximum ($/#)

Mr. Roth	3/31/2013	3/27/2013	(1)	0	2,800,000	5,600,000
	2/28/2013	2/26/2013	(2)	0	1,300,000	3,900,000	0	$1,300,000	$3,900,000					1,300,000
	2/28/2013	2/26/2013	(3)				0	203,602	610,806					2,423,896
	2/28/2013	2/26/2013									628,019	12.77	12.78	2,598,416
Mr. Mergenthaler	3/31/2013	3/27/2013	(1)	0	1,250,000	2,500,000
	2/28/2013	2/26/2013	(2)	0	783,333	2,350,000	0	$783,333	$2,350,000					783,333
	2/28/2013	2/26/2013	(3)				0	61,341	184,023					730,269
	2/28/2013	2/26/2013	(3)				0	19,577	58,731					233,066
Mr. Krakowsky	3/31/2013	3/27/2013	(1)	0	1,000,000	2,000,000
	2/28/2013	2/26/2013	(2)	0	666,667	2,000,001	0	$666,667	$2,000,001					666,667
	2/28/2013	2/26/2013	(3)				0	52,205	156,615					621,505
	2/28/2013	2/26/2013	(3)				0	15,661	46,983					186,446
Mr. Carroll	5/31/2013	5/22/2013	(4)	0	282,555	339,066		$282,555	$339,066					282,555
	3/31/2013	3/27/2013	(1)	0	335,806	671,612
	2/28/2013	2/26/2013	(2)	0	166,667	500,000	0	$166,667	$500,000					166,667
	2/28/2013	2/26/2013	(3)				0	13,051	39,153					155,373
Mr. Bonzani	3/31/2013	3/27/2013	(1)	0	450,000	900,000
	2/28/2013	2/26/2013	(2)	0	250,000	750,000	0	$250,000	$750,000					250,000
	2/28/2013	2/26/2013	(3)				0	19,577	58,731					233,066

Executive Compensation continued

(1)

Reflects the potential payout in cash that the executive was entitled to earn for calendar year 2013 pursuant to an annual incentive award made in 2013 under the 2009 PIP as described in greater detail on page 42, under the heading “Compensation Discussion and Analysis — 2013 Executive Compensation Program Elements — Annual Incentives.” The actual amounts paid are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Reflects potential payout that the executive is entitled to earn pursuant to a long-term performance cash award made in 2013 under the 2009 PIP. As described in greater detail on page 46, under the heading “Compensation Discussion and Analysis — 2013 Executive Compensation Program Elements — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 300% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award. The performance cash award will be settled 50% in cash and 50% in shares of Common Stock, with the number of shares to be determined by dividing the dollar amount of the vested share portion by the market price of the Common Stock on the vesting date. The portion of the award that would be settled in cash is shown in the Estimated Future Payout Under Non-Equity Incentive Plan column and the portion of the award that would be settled in shares is shown as a dollar amount in the Estimated Future Payout Under Equity Incentive Plan column. The grant date fair value reflects only the share-settled portion of the award.

Executive Compensation continued

(3)

Reflects potential payout in shares of Common Stock that the executive is entitled to earn pursuant to a performance share award made in 2013 under the 2009 PIP. As described in greater detail on page 46, under the heading “Compensation Discussion and Analysis — 2013 Executive Compensation Program Elements — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 300% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(4)

Reflects potential payout that Mr. Carroll is entitled to earn pursuant to a long-term performance cash award made in 2013 under the 2009 PIP. As described in greater detail on page 46, under the heading “Compensation Discussion and Analysis — 2013 Executive Compensation Program Elements — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, Mr. Carroll will be entitled to receive a payout ranging from 0% to 120% of the target amount. The amount of the payout, as so determined, will vest on April 30, 2016. The performance cash award will be settled 50% in cash and 50% in shares of Common Stock, with the number of shares to be determined by dividing the dollar amount of the vested share portion by the market price of the Common Stock on the vesting date. The portion of the award that would be settled in cash is shown in the Estimated Future Payout Under Non-Equity Incentive Plan column and the portion of the award that would be settled in shares is shown as a dollar amount in the Estimated Future Payout Under Equity Incentive Plan column. The grant date fair value reflects only the share-settled portion of the award

(5)

The shares shown in this column represent shares of Common Stock issuable upon the exercise of stock options. Each of the stock options has a ten-year term and vest 33%, 33% and 34% on the first, second and third anniversary date of the award.

(6)

The exercise price of each stock option is equal to 100% of the “fair market value” of the Common Stock, which as established by the Compensation Committee is the average of the high and low sales prices of the Common Stock on the grant date as reported by the NYSE.

(7)

The grant date fair value shown in the table is computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 11 to Interpublic’s audited financial statements included in the 2013 Form 10-K.

Executive Compensation continued

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information on outstanding equity awards, consisting of stock option awards and stock awards, held by the named executive officers as of December 31, 2013.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexcercised Options Excercisable (#)	Number of Securities Underlying Unexcercised Options Unexcercisable (2) (#)	Option Excercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (10)

Mr. Roth		628,019	12.7700	2/28/2023	154,496	(3)	2,734,579	(7)	203,602	(8)	3,603,755
	180,327	366,121	11.7200	2/28/2022	51,149	(4)	905,337	(7)	73,446	(9)	1,300,000
	325,290	167,576	12.9350	2/28/2021	163,071	(5)	2,886,357	(7)
	284,852	146,742	8.4500	3/31/2020	59,586	(6)	1,054,672	(7)
	500,000		4.1400	3/31/2019
	500,000		9.9125	5/30/2018
	500,000		11.7000	5/31/2017
	500,000		8.6550	6/15/2016
	50,000		12.1650	8/04/2015
	450,000		13.6450	2/14/2015
	161,974		12.9650	7/16/2014
Mr. Mergenthaler	84,981		9.9125	5/30/2018	49,657	(3)	878,929	(7)	80,918	(8)	1,432,248
	102,188		11.7000	5/31/2017	32,881	(4)	581,994	(7)	44,256	(9)	783,333
	115,540		8.6550	6/15/2016	46,591	(5)	824,660	(7)
	201,775		12.3900	8/01/2015	34,049	(6)	602,667	(7)
Mr. Krakowsky	59,487		9.9125	5/30/2018	38,623	(3)	683,627	(7)	67,866	(8)	1,201,228
	51,094		11.7000	5/31/2017	25,574	(4)	452,660	(7)	37,664	(9)	666,667
	57,770		8.6550	6/15/2016	31,449	(5)	556,647	(7)
	32,935		12.1450	8/03/2015	22,983	(6)	406,800	(7)
	21,337		14.0600	5/18/2014
Mr. Carroll	75,000		4.1400	3/31/2019	9,931	(3)	175,779	(7)	13,051	(8)	231,003
	33,992		9.9125	5/30/2018	6,576	(4)	116,395	(7)	25,379	(9)	449,222
	40,875		11.7000	5/31/2017	10,483	(5)	185,531	(7)
	40,439		8.6550	6/15/2016	7,661	(6)	135,600	(7)
Mr. Bonzani					13,241	(3)	234,366	(7)	19,577	(8)	346,513
					8,768	(4)	155,194	(7)	14,124	(9)	250,000

Executive Compensation continued

(1)

All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock, which as established by the Compensation Committee is the average of the high and low sales prices of the Common Stock on the grant date as reported by the NYSE.

(2)	The vesting schedule for the unexercisable stock options shown for Mr. Roth is as follows:

Grant Date	02/28/14 (#)	03/31/14 (#)	02/8/15 (#)	02/28/16 (#)

2/28/13	207,246	–	207,246	213,527
2/28/12	180,327	–	185,794	–
2/28/11	167,576	–	–	–
3/31/10	–	146,742	–	–

(3)

Represents the number of unvested shares of Common Stock that the named executive officer has earned under a performance share award granted in 2012, for which the performance ended on December 31, 2013. The award remains subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2015.

(4)

Represents a performance cash award granted in 2012, for which the performance ended on December 31, 2013. The number of shares shown in the table was calculated by dividing the dollar amount earned by closing price of the Common Stock ($17.70), as reported by the NYSE on December 31, 2013. The award remains subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2015. The number of shares issued will be determined by dividing the dollar amount earned by the market price of the Common Stock on the vesting date.

(5)

Represents the number of unvested shares of Common Stock that the named executive officer has earned under a performance share award granted in 2011 for which the performance ended on December 31, 2012 (the “2011 Performance Share Awards”). The 2011 Performance Share Awards vested on March 31, 2014.

(6)

Represents a performance cash award granted in 2011, for which the performance ended on December 31, 2012. The number of shares shown in the table was calculated by dividing the dollar amount earned by the closing price of the Common Stock ($17.70), as reported by the NYSE on December 31, 2013. These awards vested on March 31, 2014, with the number of shares issued determined by dividing the dollar amount earned by the market price of the Common Stock on that date.

(7)

The value shown is calculated by multiplying (i) the number of shares shown in the column headed “Number of Shares or Units of Stock That Have Not Vested” by (ii) the closing price of the Common Stock ($17.70), as reported by the NYSE on December 31, 2013.

Executive Compensation continued

(8)

Represents the “target” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2013, for which the performance period will end on December 31, 2014. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2016.

(9)

Represents the “target” number of shares of Common Stock that the named executive officer would receive under performance cash awards granted in 2013, of which (i) 50% will be settled in shares of Common Stock, with the number of shares to be determined by dividing the dollar amount of the vested payout amount by the market price of the Common Stock on the vesting date, and (ii) 50% will be paid in cash. Final payouts under the (i) performance cash awards granted on February 28, 2013 will not be known until the two year performance period ends on December 31, 2014 and (ii) performance cash awards granted on May 31, 2013 will not be known until the three year performance period ends on December 31, 2015. Any shares earned will vest on the following schedule:

Name	Grant Date	2/28/16 (#)	4/30/16 (#)

Mr. Roth	2/28/13	73,446
Mr. Mergenthaler	2/28/13	44,256
Mr. Krakowsky	2/28/13	37,664
Mr. Carroll	2/28/13	9,416
Mr. Carroll	5/31/13		15,963
Mr. Bonzai	2/28/13	14,124

(10)

The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested “ by (ii) the closing price of the Common Stock ($17.70), as reported by the NYSE on December 31, 2013.

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OPTION EXCERCISES AND STOCK VESTED

The following table provides information on the number of shares of Common Stock acquired upon the exercise of stock options and the vesting of restricted share awards held by the named executive officers that occurred in 2013.

	Option Awards(1)		Stock Awards (2)
Name	Number of Shares Acquired on Excercise (#)	Values Realized on Excercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Roth	2,000	1,726	197,238	2,652,851
Mr. Mergenthaler	0	–	39,447	530,562
Mr. Krakowsky	18,000	61,939	29,585	397,919
Mr. Carroll	0	–	15,779	212,227
Mr. Bonzani	–	–	–	–

(1)	Represents the number of stock options exercised in 2013. The value realized on exercise is the amount by which the market price of the Common Stock received upon exercise exceeds the exercise price.

(2)

The value realized on the vesting of restricted share awards, which vested on March 31, 2013, is equal to the sum of (i) the product of (A) the number of shares vested multiplied by (B) the average of the high and low price of the Common Stock, as reported by the NYSE, on the vesting date, plus (ii) the total amount of the accrued dividends for the period beginning on the March 2011 grant date of the award through the March 2013 vesting date, which in accordance with the terms of the awards are payable upon the vesting of the shares of Common Stock.

Name	Vesting Date	Market Price ($)	Shares Acquired upon Vesting (#)	Market Value of Vested Shares ($)	Accrued Cash Dividend Released upon Vesting ($)	Value Realized upon Vesting ($)

Mr. Roth	3/31/2013	12.895	197,238	2,543,384	109,467	2,652,851
Mr. Mergenthaler	3/31/2013	12.895	39,447	508,669	21,893	530,562
Mr. Krakowsky	3/31/2013	12.895	29,585	381,499	16,420	397,919
Mr. Carroll	3/31/2013	12.895	15,779	203,470	8,757	212,227

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PENSION ARRANGEMENTS

Executive Special Benefit Agreement

Mr. Krakowsky entered into an Executive Special Benefit Agreement (an “ESBA”) in 2002, which provides that if he retires, resigns or otherwise terminates employment with Interpublic after his 60th birthday, or his employment terminates due to death, Interpublic will pay him $245,000 per year for 15 years. If he retires, resigns or is terminated from employment with Interpublic on or after his 55th birthday, but prior to his 60th birthday, he will receive between $171,500 and $230,300 per year for 15 years, depending upon his age at the time of his termination. If his employment terminates (other than by reason of death) prior to his 55th birthday, he would receive $50,000 per year for eight years.

If Mr. Krakowsky has a Qualifying Termination (as defined under the heading “Severance and Change of Control Benefits — Estimated Current Value of Severance Benefits Upon Qualifying Termination” below), the amount of his annual ESBA benefit will be the amount that would have been payable if he had continued working for Interpublic through the end of his severance period.

If Mr. Krakowsky’s employment terminates within two years after a Change of Control (as defined under the heading “Severance and Change of Control Benefits” below) of Interpublic, his ESBA benefits would be paid in a lump sum, rather than installments. The amount of the lump sum would be the then-present value of the benefit described above, except that if Mr. Krakowsky’s termination is a Qualifying Termination and Mr. Krakowsky’s age as of December 31st of the year in which the Change of Control occurs is 58 or older, the lump-sum would be based on the then-present value of $245,000 per year for 15 years.

If Mr. Krakowsky dies before all required payments are made to him under these ESBAs, Interpublic would make the remaining payments to his beneficiaries.

The Interpublic Senior Executive Retirement Income Plan

Interpublic provides retirement benefits to certain U.S.

based senior executives of Interpublic and its subsidiaries under the Senior Executive Retirement Income Plan (“SERIP”). In general, the SERIP provides monthly payments for 10 or 15 years beginning two years after the executive’s termination of employment (or, if later, when the executive reaches age 55). The amount of each participant’s benefit is determined at the discretion of Interpublic, with approval from the Compensation Committee, and is set forth in a Participation Agreement entered into with the executive when the executive’s participation in the SERIP is approved; the Participation Agreement may be amended from time to time, including to increase (but not to decrease) the amount of the SERIP benefit. In general, the SERIP provides that 30% of a participant’s benefit becomes vested after three years of participation in the SERIP, and the vested percentage increases by 10% at the end of each of the next seven years. However, the Compensation Committee or its designee may approve an alternative vesting schedule on a case-by-case basis. If an executive breaches a non-competition or non-solicitation agreement, the executive’s entire benefit will be forfeited (even if the benefit had already vested). If a participant has a Qualifying Termination, the SERIP generally provides for continued vesting through the end of the participant’s severance period.

If a participant’s employment terminates within two years after a Change of Control, the participant’s vested SERIP benefit will be accelerated and paid in a lump sum, rather than installments. The amount of the lump sum would be based on the then-present value of the future payments, to the extent vested. In general, the vested percentage would be determined as described above, provided that if the termination is a Qualifying Termination and, as of December 31st of the year in which the Change of Control occurs, (i) the participant’s age is 55 or older and (ii) the participant is within two years of full vesting, the participant’s entire benefit under SERIP will be fully vested.

Of the named executive officers, only Mr. Roth participates in SERIP. Mr. Roth is entitled to receive an annual benefit of $110,000 for 15 years that is fully vested.

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PENSION BENEFITS

The following table provides information on pension benefits held by the named executive officers as of December 31, 2013.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($) (1)(2)	Payments During Last Fiscal Year ($)

Mr. Roth	SERIP	N/A	1,025,554	0
Mr. Mergenthaler	–	–	–	–
Mr. Krakowsky	ESBA	11	1,643,140	0
Mr. Carroll	–	–	–	–
Mr. Bonzani	–	–	–	–

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 4.85 percent.

(2)

For Mr. Krakowsky, the amount shown is the present value of the maximum benefit that he would be entitled to receive under his ESBA if he works for Interpublic continuously until he reaches age 60. The terms and conditions of the ESBA are described in greater detail on page 75 under the heading “Executive Special Benefit Agreement.”

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NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

The Interpublic Capital Accumulation Plan

Interpublic maintains a Capital Accumulation Plan (the “CAP”) under which senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (the “MHRC”) are entitled to receive deferred compensation benefits. Under CAP, a participating employee receives annual credits of a specified dollar amount (a “dollar credit”) and interest each December 31st. The amount of each year’s interest credit is equal to the 10-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year. Each participant’s account balance becomes fully vested as to both prior and future dollar and interest credits when the participant has completed three years of participation in the CAP, except that all interest credits since the inception of the participant’s participation in the plan are subject to forfeiture if the participant breaches a non-competition or non-solicitation agreement. If a participant has a Qualifying Termination, the CAP provides for continued vesting through the end of the participant’s severance period and a special dollar credit equal to the dollar credits that would have been added to the participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the due date for his last severance payment. Any portion of a participant’s benefit that is not vested upon termination of employment (taking into account accelerated vesting upon a Qualifying Termination) will be forfeited.

If a participant has a Qualifying Termination within two years after a Change of Control, (i) the participant will become fully vested and (ii) the participant’s account will be credited with an amount equal to the dollar credits that would have been added to his account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the end of his severance period.

Each named executive officer, other than Mr. Bonzani, is a participant in the CAP and for 2013 received the following annual dollar credit:

Name	Annual Dollar Credit ($)

Mr. Roth	350,000
Mr. Mergenthaler	200,000
Mr. Krakowsky	50,000
Mr. Carroll	50,000

For 2013, each participant received an interest credit equal to 1.76% of his account balance as of December 31, 2013 (determined before the 2013 dollar credit was added). Each named executive officer’s CAP account balance is fully vested.

In general, each named executive officer’s vested account balance is payable in a lump sum two years after the termination of his employment with Interpublic and its subsidiaries. However, if the participant’s employment terminates within two years after a Change of Control, payment will be accelerated.

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NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on non-qualified deferred compensation arrangements for the named executive officers as of December 31, 2013 under the CAP.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY (1) ($)	Aggregate earnings in last FY (2) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE (3) ($)

Mr. Roth	0	350,000	46,395	0	3,032,484
Mr. Mergenthaler	0	200,000	25,011	0	1,646,065
Mr. Krakowsky	0	50,000	6,740	0	439,716
Mr. Carroll	0	50,000	6,740	0	439,716
Mr. Bonzani	–	–	–	–	–

(1)

The amounts shown as “Registrant contributions in last FY” are dollar credits that were added to the named executive officer’s CAP account as of December 31, 2013 and are included in the “All Other Compensation” column for 2013 of the “Summary Compensation Table” on page 58.

(2)

No earnings on deferred amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for 2013, 2012 or 2011 because the interest credits under the CAP did not constitute “above-market” or “preferential” earnings as defined by SEC rules.

(3)

The aggregate balances shown in this column include the following dollar credits that were included in the “All Other Compensation” column of the “Summary Compensation Table” for each of 2012 and 2011 on page 58:

Name	2012 ($)	2011 ($)

Mr. Roth	350,000	350,000
Mr. Mergenthaler	200,000	200,000
Mr. Krakowsky	50,000	50,000
Mr. Carroll	50,000	50,000

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EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

Each of the named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, his salary and eligibility for incentive compensation and other benefits and perquisites. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic.

Annual Bonus

Each employment agreement provides for each executive officer to receive an annual bonus target bonus, with the actual award ranging between 0% and 200% of the target depending on Interpublic financial performance, his individual performance, and management discretion.

Long-term Incentive Awards

Each employment agreement also provides for participation in Interpublic’s performance-based long-term incentive programs. Each year’s awards may consist of stock options, restricted stock, performance-based share and cash awards or another form of incentive award at the sole discretion of the Compensation Committee.

Employment Agreement Base Salary and Incentive Compensation Information

The following table provides the annual salary, annual incentive target percentage and long-term incentive target award value for each executive officer for 2013.

Name	Salary ($)	Annual Incentive Target (%)	Long-Term Incentive Target ($)

Michael I. Roth	1,400,000	200	7,800,000
Frank Mergenthaler	1,000,000	125	2,350,000
Philippe Krakowsky	800,000	125	2,000,000
Chris Carroll	565,110	60	500,000
Andrew Bonzani	600,000	75	750,000

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Michael I. Roth Employment Agreement

Mr. Roth’s employment agreement also provides that he is entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Roth’s employment is terminated involuntarily without Cause (as defined under the heading “Severance and Change of Control Benefits” below), his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination. If Mr. Roth obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Roth in connection with his new employment for service before the end of the severance period. After an involuntary termination without Cause, Mr. Roth will also be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental and vision benefits would end if Mr. Roth accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

Frank Mergenthaler Employment Agreement

Mr. Mergenthaler’s employment agreement also provides that he is entitled to (i) participate in the CAP, with a current annual dollar credit of $200,000, and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination of Mr. Mergenthaler’s employment, his employment agreement provides for a lump-sum payment equal to the sum of (i) one year’s base salary at the rate in effect before his termination, (ii) his target bonus for the year of termination, plus (iii) a pro-rated portion of his target bonus for the year in which the termination occurs and (iv) any other awards and benefits to which he is entitled in accordance with their terms. In addition, if Mr. Mergenthaler or any of his dependents elects continuation health coverage under COBRA, his employment agreement provides for a lump sum payment equal to the sum of the premiums for the first year of such COBRA coverage. Mr. Mergenthaler may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Philippe Krakowsky Employment Agreement

Mr. Krakowsky’s employment agreement also provides that he is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000 and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Krakowsky’s employment is terminated involuntarily without Cause, his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Krakowsky obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Krakowsky in connection with his new employment for service before the end of the severance period.

Mr. Krakowsky is also eligible to receive a bonus for the year in which his employment is terminated. After an involuntary termination, Mr. Krakowsky would also be eligible to receive: (i) continued vesting of all restricted stock and options until the end of the severance period, (ii) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, (iii) a cash payment equal to the amount

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of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period and (iv) a cash payment in lieu of continued life insurance for 12 months from the notice date. The subsidy for medical, dental and vision benefits would end if Mr. Krakowsky accepts employment with another employer offering similar benefits. Mr. Krakowsky may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Christopher Carroll Employment Agreement

Mr. Carroll’s employment agreement also provides that he is entitled to participate in (i) Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000, and (ii) such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Carroll’s employment is terminated involuntarily without Cause, his employment agreement provides for (i) salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided and (ii) lump sum payment of his target bonus for the year of termination. After his termination date, Mr. Carroll will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. Mr. Carroll may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Andrew Bonzani Employment Agreement

Mr. Bonzani’s employment agreement also provides for a special payment of $850,000 as compensation for long-term incentive awards that he forfeited upon leaving his previous employer. This amount was paid in two parts: (i) a $425,000 bonus payment in February 2012 and (2) a restricted cash award in the amount of

$425,000 that vested on September 30, 2012.

In addition, he is entitled to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination, his employment agreement provides for severance pay under the Executive Severance Plan (described below), with a salary continuation period of 18 months.

Executive Severance Plan

Under the Interpublic Executive Severance Plan (“ESP”), certain senior management employees, including the named executive officers, are entitled to receive severance and other welfare benefits, in the event of a Qualifying Termination. In general, the ESP provides for salary continuation, at the executive’s base salary rate in effect for the year of termination, for a specified number of months, which varies generally according to the seniority of the executive. If the executive’s Qualifying Termination occurs within two years after a Change of Control, severance is payable in a lump sum, rather than over the severance period.

Under the ESP the named executive officers are entitled to the following salary continuation periods:

Name	Salary Continuation Period

Michael I. Roth	24 months
Frank Mergenthaler	18 months
Philippe Krakowsky	18 months
Chris Carroll	12 months
Andrew Bonzani	18 months

The ESP also provides for cash payments in lieu of continued medical, dental and vision benefits at active employee rates for the salary continuation period,

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followed by a COBRA period.

Benefits under the ESP are not in addition to severance benefits under individual employment agreements. Rather, severance benefits that are paid under individual employment agreements are credited against amounts payable under the ESP.

The ESP requires the executive to agree to certain post-termination covenants which, if violated, would result in the forfeiture of the executive’s future severance payments and benefits. Benefits under the ESP are also conditioned on the executive executing a mutual release.

Change of Control Agreements

Each named executive officer has entered into a change of control agreement with Interpublic that provides for severance and other benefits in the event of a Qualifying Termination within two years after a Change of Control. These benefits are instead of, and not in addition to, the benefits the executive otherwise would be entitled to receive under the executive’s employment agreement and the ESP.

Each of these change of control agreements provides for a lump-sum severance payment equal to a specified multiple of the executive’s base salary plus his target bonus. For purposes of this calculation, salary and target bonus are each determined based on the rate in effect for the executive for the year of the Change of Control or for the year of the Qualifying Termination, whichever is greater.

The multiple applied and the corresponding months of service under the change of control agreements are:

Name	Multiple	Months of Severance

Michael I. Roth	3	36
Frank Mergenthaler	2	24
Philippe Krakowsky	2	24
Chris Carroll	2	24
Andrew Bonzani	2	24

In addition, under the agreement the named executive officer’s benefit under the CAP will be subject to the following adjustments: (i) annual dollar credits will be added for his severance period as if his severance were paid in semi-monthly installments over his severance period (rather than in a lump sum); (ii) he will receive a prorated annual dollar credit for the year in which the severance period expires, and (iii) in addition to the interest credits added under the terms of the CAP each December 31st, the executive will receive a pro-rated interest credit for the year in which the severance period expires, at the rate applied under CAP for the year in which the executive’s CAP balance is paid.

The agreement also provides that, if the named executive officer is a participant in the SERIP, the vested percentage of his SERIP benefit will be determined as if his severance were paid in monthly installments over his severance period (rather than in a lump sum).

Each agreement also provides for cash payments to subsidize the cost of medical, dental and vision benefits during the months for which severance is provided, in lieu of the benefit subsidies otherwise payable under the executive’s employment agreement and the ESP.

Each agreement requires the executive to agree to certain post-termination covenants, which restrict

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solicitation of employees and clients, and if violated, would result in the forfeiture of the executive’s severance payments and benefit.

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SEVERANCE AND CHANGE OF CONTROL BENEFITS

The preceding narrative describes the severance and other benefits to which the named executive officers may be entitled under the various agreements, plans and arrangements in connection with or following a termination of the executive’s employment. Below is a table that quantifies the benefits that each named executive officer would have received had his employment terminated as of December 31, 2013 under the following circumstances:

Triggering Event(1)	Description

Termination for Cause or Voluntary Termination Without Good Reason

In general (subject to certain variations in each executive’s employment agreement), Interpublic would have “Cause” to terminate an executive’s employment if the executive (a) materially breaches a provision in his employment agreement and fails to cure such breach within a 15-day period; (b) misappropriates funds or property of Interpublic; (c) attempts to secure any personal profit related to the business of Interpublic without proper prior written approval; (d) engages in fraud, material dishonesty, gross negligence, gross malfeasance or insubordination, or willful (i) failure to follow Interpublic’s Code of Conduct or (ii) misconduct in the performance of his duties, excluding, in either case, acts taken in good faith that do not cause material harm to Interpublic; (e) refuses or fails to attempt in good faith to perform his duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the executive reports directly if such refusal or failure is not cured within a 15-day period; (f) has committed or is formally charged or indicted for a felony or a crime involving dishonesty, fraud or moral turpitude or (g) engages in conduct that is clearly prohibited by the policy of Interpublic prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

In general, an executive would have “Good Reason” to terminate his employment if Interpublic, without the executive’s consent, (a) materially reduces the executive’s base salary; (b) materially diminishes the authority, duties or responsibilities of the executive or the supervisor to whom the executive is required to report; (c) materially diminishes the budget over which the executive has authority; (d) requires the executive to relocate to an office more than 50 miles outside the city in which he is principally based or (e) materially breaches an employment agreement with the executive. Before resigning for Good Reason, the executive generally must give Interpublic notice and an opportunity to cure the adverse action.

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Triggering Event	Description

Qualifying Termination	An involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason.
Change of Control

In general, a Change of Control will be deemed to have occurred if: (i) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner of more than 50% of the combined voting power of Interpublic’s then outstanding voting securities; (ii) any person, other than Interpublic or any of its subsidiaries, acquires (during a 12-month period) ownership of 30% or more of the combined voting power of Interpublic’s then-outstanding voting securities; (iii) any person acquires 40% or more of Interpublic’s assets (determined based on gross fair market value) or (iv) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

Amounts shown in the table under the heading Change of Control are paid upon a Change of Control, without regard to whether the executive’s employment is terminated.
Qualifying Termination following a Change of Control	A Qualifying Termination of an executive employment within two years after a Change of Control.
Death or Disability	Disability is determined in accordance with our policies and procedures based on the facts and circumstances presented.

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KEYS TO TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL PAYMENTS

Payment	Description

Severance

The severance amount shown as payable to each of the named executive officers in the event of a Qualifying Termination, other than following a Change of Control, is provided for under the terms of the executive’s employment agreement as supplemented by the terms of ESP, except that for Messrs. Roth, Krakowsky and Carroll, severance benefits following a resignation for Good Reason are payable exclusively under the ESP.

In the event of a Qualifying Termination following a Change of Control, the severance amount shown for each of the named executive officers is provided for under the terms of the executive’s Change of Control Agreement.

Bonus

Mr. Mergenthaler’s employment agreement provides for a bonus payment in the event of a Qualifying Termination, other than following a Change of Control.

Mr. Carroll’s employment agreement provides for a bonus payment only in the event of an involuntary termination without Cause (and not in the event of resignation for Good Reason), other than following a Change of Control.

Mr. Krakowsky’s employment agreement provides that he is eligible for consideration for a bonus if Interpublic terminates his employment without Cause, other than following a Change of Control, but does not provide for a bonus payment if he resigns for Good Reason.

In the event of a Change of Control, each named executive officer is entitled to a bonus payment under the 2009 PIP at the executive’s target level (without regard to whether his employment terminates).

In the event of a termination of employment due to death or disability, the bonus amount shown for each of the named executive officers is payable under the 2009 PIP, which provides that award is pro-rated based on the time elapsed and the performance-level achieved. In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

Long-term Incentives	Under the 2009 PIP:
	•	In the event of termination due to death or disability:
		•	Restricted stock vests on a pro-rata basis; and
•

Performance shares and performance cash vest on a pro-rata basis based on the time elapsed and the performance level achieved, unless employment terminates within 12 months of the grant date (in which case the entire award is forfeited). In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

		•	Stock options:
• Fully vest in the event of death; and

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Payment	Description

		•	Vest on a pro-rata basis in the event of disability, unless employment terminates within 12 months of the grant date (in which case the entire grant is forfeited).
	•	The 2009 PIP provides in the event of a Change of Control (whether or not accompanied by a termination of the executive’s employment):
		•	Stock options and restricted stock fully vest; and
		•	Performance shares and performance cash fully vest at the target performance level.

Mr. Krakowsky’s employment agreement provides that if his employment is terminated involuntarily without cause (but not in the event of resignation for good reason), his restricted stock and options will continue to vest during his severance period.

Notwithstanding the foregoing, the Compensation & Leadership Talent Committee has discretion to accelerate vesting of any award granted under the 2009 PIP, if the named executive officer’s employment terminates at least 12 months after the date of grant.

Pension/Deferred Compensation

The amounts shown as payable under the CAP in the event of (i) a termination of employment for Cause or a voluntary termination without Good Reason or (ii) death or disability reflect the account balance as of December 31, 2013. The amounts shown as payable under the SERIP in these events reflect the sum of the 15 annual payments that would be due starting at age 60 (or 2 years after termination, if later) as of December 31, 2013.

The amounts shown as payable under the CAP and SERIP in the event of a Qualifying Termination or a Qualifying Termination following a Change of Control reflect the total amounts payable after applying the additional credits and vesting through the applicable severance period. In the event of a termination within 2 years after a Change of Control, (i) the amount shown for the SERIP will be paid in a lump sum at the then vested value of the future payments and (ii) the amount shown for the CAP will be paid in a lump sum.

The amounts shown as payable under Mr. Krakowsky’s ESBA, other than in the event of death, reflect amounts accrued as of December 31, 2013, which would be paid in annual installments of $50,000 per year. In the event of termination due to death, Mr. Krakowsky would receive 15 annual payments of $245,000 each.

Welfare Benefits

The medical, dental and benefits shown as payable upon a Qualifying Termination, other than following a Change of Control, are generally provided under the executive’s employment agreement and the ESP.

The medical, dental and vision benefits shown as payable in the event of a Qualifying Termination following a Change of Control are provided under the executive’s Change of Control Agreement.

Messrs. Roth’s, Mergenthaler’s, and Krakowsky’s 401(k) benefit, and Mr. Krakowsky’s life insurance premium benefit, are provided under their respective employment agreements.

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ESTIMATED TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

The following table shows the total amounts each named executive officer would be entitled to receive in connection with the triggering events listed in the table.

Name		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)	Death ($)	Disability ($)	Qualifying Termination following a Change of Control (5)(6) ($)

Mr. Roth	Severance	0	2,800,000	0	0	12,600,000
	Bonus	0	0	2,600,000	2,600,000	2,800,000
Long-term Incentive:	Stock Options (4)	0	0	7,441,400	2,694,375	7,441,400
	Performance Shares	0	0	7,390,339	7,390,339	10,320,516
	Performance Cash	0	0	5,196,601	5,196,601	7,266,668
Benefits:	Med/Dental/Vision	0	36,134	0	0	54,201
	401 (k) Match	0	8,850	0	0	8,850
Pension (1) Def Comp (3)
Mr. Mergenthaler	Severance	0	1,500,000	0	0	3,800,000
	Annual Bonus	0	2,500,000	1,350,000	1,350,000	1,250,000
Long-term Incentive:	Stock Options	0	0	0	0	0
	Performance Shares	0	0	2,406,856	2,406,856	3,477,165
	Performance Cash	0	0	3,138,567	3,138,567	4,400,000
Benefits:	Med/Dental/Vision	0	37,588	0	0	50,116
	401 (k) Match	0	8,850	0	0	8,850
Def Comp (3)
Mr. Krakowsky	Severance	0	1,500,000	0	0	4,000,000
	Annual Bonus	0	1,000,000	1,100,000	1,100,000	1,000,000
Long-term Incentive:	Stock Options	0	0	0	0	0
	Performance Shares	0	0	1,830,083	1,830,083	2,697,958
	Performance Cash	0	0	2,295,856	2,295,856	3,400,000
Benefits:	Med/Dental/Vision	0	38,541	0	0	51,387
	401 (k) Match	0	12,675	0	0	12,675
	Life Insurance	0	1,345	0	0	1,345
Pension (2) Def Comp (3)

Executive Compensation continued

Name (cont.)		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)	Death ($)	Disability ($)	Qualifying Termination following a Change of Control (5)(6) ($)

Mr. Carroll	Severance	0	565,110	0	0	1,808,352
	Annual Bonus	0	339,066	345,000	345,000	339,066
Long-term Incentive:	Stock Options (4)	0	0	0	0	0
	Performance Shares	0	0	474,751	474,751	662,777
	Performance Cash	0	0	893,711	893,711	1,498,443
Benefits:	Med/Dental/Vision	0	37,589	0	0	50,117
	401 (k) Match	0	8,850	0	0	8,850
Def Comp (3)
Mr. Bonzani	Severance	0	900,000	0	0	2,100,000
	Annual Bonus	0	0	425,000	425,000	450,000
Long-term Incentive:	Stock Options	0	0	0	0	0
	Performance Shares	0	0	404,515	404,515	648,546
	Performance Cash	0	0	555,900	555,900	900,000
Benefits:	Med/Dental/Vision	0	31,526	0	0	42,034
	401 (k) Match	0	8,420	0	0	8,420

(1)	The payment Mr. Roth is entitled to receive under the SERIP is described in detail on page 75, under the heading “Pension Benefits — The Interpublic Senior Executive Retirement Income Plan”.

(2)	The payment Mr. Krakowsky is entitled to receive under his ESBA is described in detail on page 75, under the heading “Pension Benefits — Executive Special Benefit Agreement”.

(3)

The payments each named executive officer is entitled to receive under the CAP, other than Mr. Bonzani who is not a participant under the CAP, is set forth on page 77 in the Non-Qualified Deferred Compensation table under the column heading “Aggregate Balance FYE” .

Each of the named executive officers shall be entitled to the following additional amounts under the CAP in the event such named executive officer is terminated pursuant to either (i) a Qualifying Termination or (ii) a Qualifying Termination following a Change of Control:

Name	Qualifying Termination ($)	Qualifying Termination following a Change in Control ($)

Mr. Roth	813,843	1,231,538
Mr. Mergenthaler	245,471	461,971
Mr. Krakowsky	62,117	116,494
Mr. Carroll	57,739	116,494

Executive Compensation continued

(4)

Represents the aggregate amount of the difference between the closing price of the Common Stock on December 31, 2013 ($17.70) and exercise price of all unvested stock options having an exercise price that is less than $17.70 (the “In-the-Money Value”).

(5)	Some benefit payments shown in the table below may be reduced if necessary to avoid adverse tax consequences to the executive under Section 280G of the Internal Revenue Code.

(6)

The payments shown in this column under “Bonus” and “Long-Term Incentive” would be paid to the executive in the event of a Change of Control regardless of whether the executive’s employment is terminated.

ITEM 4. PROPOSAL TO ADOPT THE INTERPUBLIC GROUP 2014 PERFORMANCE INCENTIVE PLAN

On March 27, 2014, upon the recommendation of our Compensation Committee, our Board of Directors unanimously approved The Interpublic Group 2014 Performance Incentive Plan (the “Plan”), subject to approval by our shareholders at this Annual Meeting. The Plan would replace the 2009 PIP and would apply to awards granted on or after the date of our Annual Meeting.

The adoption of the Plan is required in order to enable Interpublic to continue to provide equity-based incentive compensation. The Plan also will assist Interpublic further to align the interests of participating employees with the interests of shareholders, closely link employee compensation with Interpublic’s performance and maintain high levels of employee stock ownership. Interpublic strongly believes that the emphasis of the Plan on employee stock ownership and performance-based compensation will play an integral role in Interpublic’s future success. Therefore, the approval of the Plan is vitally important.

The Plan provides an essential component of the total compensation package offered to key employees. It reflects the importance placed by Interpublic on motivating employees to achieve superior results over a long term and paying employees based on that kind of achievement. The Plan will also assist Interpublic to attract and retain key employee talent. See Compensation Discussion and Analysis on page 26.

KEY PLAN FEATURES

PROVISIONS DESIGNED TO PROTECT SHAREHOLDER INTERESTS

Among the key features of the Plan, which the Board of Directors believes reflect Interpublic’s strong commitment to sound compensation and governance practices, are the following:

•	The administration of the Plan by the Compensation Committee, which is comprised solely of non-employee directors who qualify as independent under the rules of the NYSE;

•	Limit on shares available for grants of awards;

•	The Board expects that approximately 66% of the new shares available for awards under the Plan will be used for performance-based share awards;

•	Prohibitions of stock option repricings and
exchanges (without shareholder approval), discounted stock options, reload stock options and loans to Plan participants;

•	Maximum term for stock options and stock appreciation rights is 10 years;

•	No “evergreen” provision to automatically increase the number of shares issuable under the Plan; and

•	“Double-trigger” requirement to accelerate vesting under a Change-in-Control.

If the Plan is approved by shareholders at the Annual Meeting, no further awards will be made under the 2009 PIP, except to the extent required to settle awards then outstanding. If the Plan is not approved by shareholders, the 2009 Plan will remain in effect in accordance with its terms.

Item 4. Proposal to Adopt The Interpublic Group

2014 Performance Incentive Plan continued

To protect shareholder interests from the potential dilutive impact of equity awards, the Company actively manages its program to use its equity plan resources as effectively as possible. The Company generally limits the issuance of stock to (1) those positions deemed critical to the Company’s future success, (2) individuals whose personal performance makes them highly valuable to the Company, and (3) essential new hires. As a result, equity awards are generally granted to senior level individual contributors and management across all Company functions. For more information regarding the potential dilutive impact of the Company’s equity awards and the 2014 Plan, please see the discussion under “Equity Overhang” and “Burn Rate” below.

DETERMINATION OF THE SHARES AVAILABLE UNDER THE PLAN

In order to decide upon a number of the Plan features, the Compensation Committee consulted Meridian Compensation Partners LLC (“Meridian”), its independent compensation consultants. Meridian examined various factors, including our burn rate, and performed an overhang analysis. The Committee considered Meridian’s analysis and advice in reaching its decision on the total number of shares to include in the Plan. The Committee and the Board also considered the need for shareholder approval of the Plan to maintain the ability to make awards that are intended to qualify as performance-based under Internal Revenue Code Section 162(m).

The number of shares available for grants of all equity awards under the Plan will be 28.75 million shares plus the following shares subject to outstanding awards as of May 22, 2014 under any Prior Plans (as defined below) but not issued: (a) shares that are forfeited or otherwise not issued due to termination of employment or expiration of an option or stock appreciation right, (b) shares subject to full-value awards that were accounted for in shares but are settled in cash, and (c) shares subject to outstanding performance share awards, to the extent that number of shares issued was less than the target number; this number is subject to adjustment as described below. Any shares authorized but not subject to then-outstanding awards under the

2009 PIP will be extinguished under that plan upon approval of the Plan. Prior Plans means Interpublic’s 2006 Performance Incentive Plan, as amended, and the 2009 PIP.

The Board believes this number represents a reasonable amount of potential equity dilution and provides a powerful incentive for employees to increase the value of the company for all shareholders.

While future needs will depend on actual grant practices, potential future hires, the price of the Common Stock and actual performance and resulting payouts under performance based awards, the Board currently believes that the shares of Common Stock authorized for issuance under the Plan will be sufficient to meet Interpublic’s incentive compensation needs for approximately a five-year period.

EQUITY OVERHANG

Following the annual long-term incentive grants for 2014 as reflected in the “Shares Subject to Outstanding Awards” table below, there were a total of 37,871,494 shares available for grant of new awards under the 2009 PIP, of which 18,758,434 shares were available for full-value awards (e.g., restricted stock, performance cash payable in shares, and performance share grants) and 19,113,060 shares available for stock options and stock appreciation rights. All of these available shares will be extinguished upon approval of the 2014 Plan.

If approved, the 28.75 million shares available under the Plan would represent approximately 6.8% of the 424,962,468 shares of common stock outstanding as of March 27, 2014. Assuming the approval of the Plan and the extinguishment of the 37,871,494 shares from 2009 PIP, the potential equity overhang from all stock incentives granted and available to employees and directors would be approximately 9.9%.

If the 2014 PIP is not approved, the current equity overhang under the 2009 PIP will be approximately 11.6%.

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2014 Performance Incentive Plan continued

Overhang is defined as the sum of:

•	outstanding stock options, plus

•	outstanding full-value awards, including performance shares and restricted stock grants; plus,

•	the number of shares available for future grant under the 2009 Directors Plan,

divided by the sum of:

•	424,962,468 (the total outstanding shares of common stock as of March 27, 2014), plus

•	all shares in the numerator.

Shares Subject to Outstanding Awards

On February 28, 2014, we made our annual long-term incentive grants for 2014 under the 2009 Performance Incentive Plan. Because these developments affect the amounts reported in the Equity Compensation Plan Information table on page 104 of this proxy statement, the following table provides supplemental information regarding awards outstanding and shares available for issuance under the 2009 PIP as of February 28, 2014:

	Options/Shares Outstanding as of 12/2013	Options/Shares Granted YTD 2014 (through 2/28/2014)	2014 Option/Shares Expired, Canceled or Released as of 2/28/2014	Options/Shares Outstanding as of 2/28/2014

Stock Options	9,384,466	0	-338,861	9,045,605
Full-Value Shares(1)	6,062,279	4,394,712	-1,887,490	8,569,501

(1)	Includes approximately 1.9 million and 2.3 million of issuesd, non-vested stock-settled awards as of December 31, 2013 and February 28, 2014, respectively.

Burn Rate

The Compensation Committee and the Board also considered the burn rate with respect to the equity awards. The burn rate is the total equity awards we granted in a fiscal year divided by the total common stock outstanding at the beginning of the year. Our three-year average burn rate of 1.29% for the time period from 2011 to 2013 is below the median burn rate of 1.72% for S&P 1500 companies in FY2012 (source: Equilar 2013 Equity Trends Report) and well below the ISS Media Industry Mean of 2.99%. We will continue to monitor our equity use in future years to ensure our burn rate is maintained within competitive market norms.

It should also be noted that the Board authorized a series of share repurchase programs through 2014 totaling $1.65 billion. Through the end of 2013, the Company has purchased 106,750,169 shares of its common stock, which substantially offsets the dilutive impact of the shares proposed to be available for award grants under the Plan.

Item 4. Proposal to Adopt The Interpublic Group

2014 Performance Incentive Plan continued

DESCRIPTION OF THE PLAN

The text of the Plan is attached hereto as Appendix A and is hereby incorporated by reference. The following description of the Plan is qualified in its entirety by reference to the text of the Plan.

Purposes of the Plan

The purposes of the Plan are to promote the interests of Interpublic by enabling Interpublic to:

•	attract, retain, and motivate talented employees,

•

provide the participants in the Plan with cash and equity-based incentives tied to the achievement of business, financial and strategic objectives of Interpublic and its subsidiaries and affiliates, and

•	provide the participants in the Plan with incentives and opportunities tied to Interpublic’s Common Stock.

Administration

The terms of the Plan require that it be administered by a committee (the “Committee”) appointed by the Board of Directors that satisfies the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee’s powers include the powers to designate participants in the Plan, to determine the nature and size of awards, and to interpret the Plan (including to correct defects, remedy omissions and resolve ambiguities and inconsistencies). Under Rule 16b 3 under the Exchange Act, the Committee must be composed solely of two or more members of the Board of Directors who are not employees of Interpublic and who do not have any other disqualifying affiliations with Interpublic. The Board of Directors has assigned the responsibility for the administration of the Plan to its Compensation Committee.

The Committee is authorized to delegate its authority under the Plan to the extent permitted by applicable law to one or more of its members or to one or more persons other than its members, except that (i) no such delegation of authority is permitted with respect to the participation in the Plan of persons who are subject to Section 16 of the Exchange Act and (ii) any award granted to a person to whom authority is delegated must be granted directly by the Committee. Pursuant to this authority, the Committee has delegated certain responsibilities and authority to Interpublic’s Management Human Resources Committee (a committee comprised of senior officers of the Company). To the extent that the Committee delegates (or has delegated) its authority, references in this summary to the Committee include the Committee’s designee.

Eligibility

Any employee of Interpublic, or any of its subsidiaries or affiliates (defined generally to include any corporation or other entity in which Interpublic directly or indirectly owns at least a 40% interest) that the Committee determines to be responsible for, or able to contribute to, the growth, profitability, and success of Interpublic is eligible to participate in the Plan. Approximately 650 employees of Interpublic and its subsidiaries and affiliates will be eligible to participate in the Plan. Directors who are not employees of Interpublic or any of its subsidiaries or affiliates are not eligible to participate in the Plan.

Shares Available for Awards

The Board has reserved a maximum of 28.75 million shares (subject to adjustment as described below) for issuance pursuant to stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance shares and other stock-based awards under the Plan.

In addition to the number of shares described in the preceding sentence, the following shares subject to outstanding awards under the Prior Plans as of May 22, 2014, but not issued, will become available for issuance under the Plan: (a) shares that are forfeited or otherwise not issued due to termination of employment, (b) expiration of an option or SAR, (c) shares subject to

Item 4. Proposal to Adopt The Interpublic Group

2014 Performance Incentive Plan continued

full-value awards that were accounted for in shares but are settled in cash, and (d) shares subject to outstanding performance share awards, to the extent that number of shares issued was less than the target number; this number is subject to adjustment as described below. Of the maximum number of shares available for issuance under the Plan, no more than 2,000,000 shares may be the subject of incentive stock option awards in any calendar year.

In determining at any time the number of shares of Common Stock available in the respective share pools for future awards under the Plan, the following rules will apply:

•

The number of shares covered by an award will count against the respective limitations on the number of shares available for awards under the Plan only to the extent that the shares are actually issued.

•

If an award (i) terminates, lapses or is forfeited without the issuance of such shares, (ii) is otherwise settled without the delivery of the full number of shares underlying the award, (iii) is settled in cash in lieu of shares, or (iv) is exchanged (prior to the issuance of shares) for awards not involving shares, then the shares covered by such award or to which such award relates will, to the extent of such termination, lapse, settlement or exchange, be available again for future awards.

•

Any shares that are (i) delivered in payment of the exercise price of an option, or (ii) are withheld or delivered to pay the withholding taxes related to an option, SAR, or other stock-settled award will be available again for grant under the Plan.

In addition, any shares of Common Stock underlying awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by Interpublic or one of its subsidiaries or affiliates or with which Interpublic or one of its subsidiaries or affiliates combines, will not, unless required by law or regulation, be counted against the number of shares of Common Stock available for awards under the Plan.

The shares of Common Stock issuable under the Plan may be either (i) authorized but unissued shares or (ii) shares held in treasury and not reserved for some other purpose.

Any shares issuable in connection with outstanding performance cash awards granted under the 2009 PIP will count against the Plan.

Types of Awards

The following types of awards may be made to eligible employees under the Plan:

•	stock options and stock appreciation rights (“SARs”),

•	restricted stock,

•	restricted stock units (“RSUs”),

•	performance shares, performance units, and other stock-based awards,

•	executive incentive performance awards,

•	performance cash,

•	dividend equivalents, and

•	shares in lieu of cash

The selection of employees to receive awards, the type and amount of an award, and the terms and conditions of an award all are matters that are determined in the sole discretion of the Committee (or its designee).

Stock Options and Stock Appreciation Rights Stock options granted under the Plan may be either incentive stock options (“ISOs”) that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the

Item 4. Proposal to Adopt The Interpublic Group

2014 Performance Incentive Plan continued

“Code”), or options that are not intended to meet such requirements (“non-qualified stock options”). No participant may receive stock options and SARs with respect to more than 2,000,000 shares of Common Stock in any calendar year (adjusted as described under the heading “Adjustments,” below). The Plan prohibits the Committee from granting any stock option with a so called “reload” feature (under which the holder of a stock option is automatically granted additional stock options to the extent the holder tenders shares of Common Stock to pay the exercise price of the stock option or to satisfy tax withholding obligations associated with the exercise).

The exercise price of a stock option, and the grant price of a SAR, may not be less than 100% of the fair market value (as defined in the Plan) of the Common Stock on the date of the grant. The term of a stock option or SAR may not be longer than 10 years. Each stock option and SAR may be exercised at such times and subject to such terms and conditions as the Committee may specify at the time of the grant or thereafter; provided that, except in the event of the retirement, death, or disability of the holder, or after a “change of control” (as hereinafter defined), a stock option or SAR may not be exercised in whole or in part during the twelve month period following the grant.

Restricted Stock Restricted stock is Common Stock that is granted to an employee, and is subject to forfeiture and may not be transferred (i.e., not vested) until the satisfaction of such terms and conditions as the Committee may determine. The conditions may be employment based, performance based, or both. Employment based awards of restricted stock vest if the holder completes a period of employment designated by the Committee. Performance based awards of restricted stock vest to the extent that performance objectives established by the Committee are attained. The period during which restricted stock is subject to forfeiture (and may not be transferred) is referred to as the “restricted period.”

The performance criteria selected by the Committee for performance based awards of restricted stock must be based on one or more of the performance criteria described under the heading “Criteria for Performance Based Awards”.

In any calendar year, no participant may be granted performance-based awards of restricted stock and restricted stock units (described below) relating in the aggregate to more than 1,000,000 shares of Common Stock (adjusted as described under the heading “Adjustments,” below).

Except in the event of the retirement, death or disability of the holder or a “change of control” (as hereinafter defined), the restricted period may not be less than one year. If a holder of restricted stock ceases to be employed due to disability or death, the holder or his estate will be entitled to receive a prorated portion of the award as determined in accordance with Section 6(e) of the Plan. Subject to such terms, conditions, and restrictions as may be imposed by the Committee, the holder otherwise has absolute ownership of the restricted shares during the restricted period, including the right to vote and receive dividends on the shares.

Restricted Stock Units A restricted stock unit is a contractual right to receive a payment, in cash, shares of Common Stock, or a combination of both, as determined by the Committee, that is based on the fair market value of a share of Common Stock and that becomes vested and payable upon the attainment of conditions established by the Committee. Vesting may be employment based, performance based, or both. Employment based awards of restricted stock units vest if the holder completes a period of employment designated by the Committee. Performance based awards of restricted stock units vest to the extent that performance objectives established by the Committee are attained. The performance criteria that may be selected by the Committee for performance based awards of restricted stock units are the same as those described above with respect to the vesting of performance based restricted stock awards. The period before a restricted stock unit becomes vested is referred to as the “restricted period.”

Item 4. Proposal to Adopt The Interpublic Group

2014 Performance Incentive Plan continued

In any calendar year, no participant may be granted performance-based awards of restricted stock and restricted stock units relating in the aggregate to more than 1,000,000 shares of Common Stock (adjusted as described under the heading “Adjustments,” below).

Except in the event of the retirement, death or disability of the holder or after a “change of control” (as hereinafter defined), the restricted period may not be less than one year. If a holder of restricted stock units ceases to be employed due to disability or death, the holder or his estate will be entitled to receive a prorated portion of the award as determined in accordance with Section 6(e) of the Plan. The holder of a restricted stock unit has no ownership interest in the shares of Common Stock to which the restricted stock unit relates unless and until a payment in respect thereof is made in shares of Common Stock.

Performance Shares, Performance Units, and Other Stock-Based Awards Performance shares and performance units represent a contractual right of the holder to receive a payment that becomes vested upon (a) the attainment of performance objectives established by the Committee relating to one or more of the performance criteria described under the heading “Criteria for Performance Based Awards” and (b) completion of a specified period of employment. If a holder of a performance share or performance unit award ceases to be employed due to disability or death, the holder or his estate will be eligible to receive a prorated portion of the award as calculated in accordance with Section 7(c) of the Plan.

The Committee may also grant other types of stock-based awards not otherwise described by the terms of the Plan. The number of performance shares, performance units, and other stock-based awards granted to an employee, the applicable performance objectives, the performance period and all other terms and conditions of a performance share, performance unit, or other stock-based award are determined in the discretion of the Committee. Performance shares, performance units, and other stock-based awards may be settled in cash, shares of Common Stock or a combination of cash and shares, as determined by the Committee. The maximum aggregate payment to a Plan participant with respect to performance shares, performance units, and other stock-based awards for any three-year performance period is 2,000,000 shares (adjusted as described under the heading “Adjustments,” below); for purposes of calculating the amount of any such award, the value of shares will be determined on the vesting date.

Performance Cash Awards Performance cash grants represent a contractual right of the holder to receive a dollar amount that becomes vested upon (a) the attainment of performance objectives established by the Committee (relating to one or more of the same criteria described above with respect to the vesting of performance based restricted stock awards) and (b) completion of a specified employment period. Performance cash awards may be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee. If a holder of a performance cash award ceases to be employed due to disability or death, the holder or his estate will be eligible to receive a prorated portion of the award as calculated in accordance with Section 8(c) of the Plan. The value of the performance cash award, the applicable performance objectives, the performance period and all other terms and conditions of a performance cash grant are determined in the discretion of the Committee. The maximum that may be paid to a holder with respect to a performance cash award for any three-year performance period is $10 million.

Executive Incentive Performance Award Under the executive incentive performance award component of the Plan, the Committee in its sole discretion is authorized to make executive incentive performance awards (“EIP awards”) to employees of Interpublic and its subsidiaries and affiliates, subject to the limitation that no single individual is permitted to receive in any calendar year an award in excess of $6 million (prorated to reflect the length of the period for which the EIP award is granted). The amount of any EIP award is determined by the Committee and is contingent upon

Item 4. Proposal to Adopt The Interpublic Group

2014 Performance Incentive Plan continued

the achievement of performance objectives relating to one or more of the performance criteria described under the heading “Criteria for Performance Based Awards”.

EIP awards may be made in cash, shares of Common Stock, or a combination of cash and shares. Subject to certain restrictions described in the Plan, the Committee in its discretion may direct that all or part of an individual’s EIP award be paid on a deferred basis.

In the event of a Change of Control, all outstanding EIP awards will become vested as follows:

•	If the Change of Control occurs on or before March 31 of a calendar year, a pro-rated portion of the target amount will become vested; and

•	If the Change of Control occurs after March 31 of a calendar year, the EIP awards will be fully vested at target.

Criteria for Performance Based Awards Subject to the other terms of the Plan, the Committee may condition the grant, retention, issuance, payment, release, vesting or exercisability of any award, in whole or in part, upon the achievement of performance criteria during one or more specified performance periods. The performance criteria will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to the performance of (i) Interpublic, (ii) a subsidiary of Interpublic, (iii) an affiliate of Interpublic, (iv) a division or unit of Interpublic or any subsidiary or any affiliate of Interpublic, (v) an office, group of agencies, or all or part of any agency system of Interpublic, or (vi) any combination of the foregoing, over a period established by the Committee, as measured either in absolute terms or in comparison with the performance of other companies, in each case established by the Committee:

•	adjusted net income, earnings per share (basic or diluted),

•	operating income, operating income growth, or
operating profit after tax,

•	net operating profit,

•	gross or operating margins,

•	operating efficiency,

•	revenue or revenue growth,

•	organic revenue growth,

•	return on equity,

•	share price (including growth measures and total shareholder return),

•	cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),

•	earnings before interest, taxes, depreciation and/or amortization,

•	net earnings or net income (before or after taxes),

•	net sales or revenue growth,

•	return measures (including return on assets, capital, invested capital, equity, sales, or revenue),

•	productivity ratios,

•	expense targets,

•	market share,

•	customer satisfaction,

•	working capital targets,

•	economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital), or

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2014 Performance Incentive Plan continued

•

any other criteria selected by the Committee, except to the extent that the award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and is not granted in connection with an award under the Executive Performance Plan (described below).

The Committee will certify the extent to which the performance criteria have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. To the extent that an award is granted to settle an award under the Executive Performance Plan (described below), the Committee will have discretion to adjust the amount or value of the award, provided that the value (in combination with any other awards) does not exceed the formula amount determined under the Executive Performance Plan.

Dividend Equivalents The Committee in its sole discretion is authorized grant dividend equivalents to employees with outstanding share awards (other than stock options or SARs), entitling such employees to receive payments (in cash or shares of Common Stock) equivalent to the amount of cash or share dividends paid by the Company to holders of Common Stock.

Shares in Lieu of Cash The Committee may award shares of Common Stock in lieu of all or part of any compensation that otherwise is payable in cash to an employee by Interpublic or any of its subsidiaries or affiliates. If shares of Common Stock are issued in lieu of cash, the number of shares to be issued must have a fair market value (as defined in the Plan) equal to or less than the amount of cash otherwise payable.

Foreign Benefits

The Committee may grant awards to employees of Interpublic and its subsidiaries and affiliates who reside in jurisdictions outside the United States. The Committee may adopt such supplements to the Plan as may be necessary to comply with applicable laws of such jurisdictions and to afford participants favorable treatment under such laws; provided that no award may be granted under any such supplement on the basis of terms or conditions that are inconsistent with provisions of the Plan.

Unvested Awards Upon Termination of Employment

If the employment of the holder of an award terminates for any reason other than the death or disability of such holder, any portion of the award that is not vested or does not become vested under the terms of the Plan will be forfeited unless the Committee in its sole discretion determines otherwise. If the employment of the holder of an award terminates for “cause,” all of his outstanding awards will be canceled unless the Committee provides otherwise in the applicable award agreement. Except as otherwise provided by the Compensation Committee or its designee, a participant who receives severance pay or otherwise remains on a Company payroll after his or her employment terminates may continue to be treated as an employee until the date as of which he or she is withdrawn from the payroll.

Nontransferability

No award may be assigned, transferred, or subject to a lien, except by will or by the laws of descent and distribution, or as required by law; provided that the Committee has discretion to allow an option to be transferred to a member of the participant’s immediate family or to a trust, partnership, corporation, or similar vehicle, the parties in interest in which are limited to the participant and members of the participant’s immediate family.

Double-Trigger Change of Control The Committee may include provisions in any Award Agreement relating to a Change of Control, including the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding Awards, or conversion of a stock-settled award to a cash-settled award; provided that, except as described above for EIP awards, the

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2014 Performance Incentive Plan continued

Committee shall not be permitted accelerate the delivery or exercisability of, or the lapse of restrictions with respect to a Change of Control unless (in addition to any other conditions set forth in the Award Agreement):

•	the Change of Control actually occurs; and

•

the recipient’s employment terminates without Cause, under circumstances specified in the award agreement. The circumstances specified in award agreements granted in 2014 are involuntary termination by the Company and, for employees with “good reason” rights (including the named executive officers), resignation for Good Reason.

“Change of Control,” “Cause” and “Good Reason” are defined in the Plan and, unless the Award Agreement indicates otherwise, have the same meanings set forth above under Executive Compensation — Potential Payments Upon Termination or Change-in-Control.

Adjustments

Upon the occurrence of a “corporate transaction” that affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits available under the Plan, the Committee shall, in such manner as the Committee deems equitable, adjust any or all of (i) the number and kind of shares that thereafter may be made the subject of awards, (ii) the number and kind of shares that are subject to outstanding awards, and (iii) the grant, exercise, or conversion price of any award. In addition, the Committee may make provisions for a cash payment (in lieu of stock) to a participant or other person holding an outstanding award. A “corporate transaction” is defined by the Plan to mean, in general, any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event.

Repricing and Exchange of Options

Except adjustments to preserve, or prevent the enlargement of, benefits of a participant in the Plan in connection with a corporate transaction (as defined above), the Committee is not permitted to reprice or exchange stock options without the approval of Interpublic’s shareholders.

Amendment of the Plan

The Board of Directors or the Committee may amend, suspend, or terminate the Plan, or any portion thereof, at any time; provided that no amendment may be made without shareholder approval if (i) shareholder approval is required by law, regulation, a stock exchange listing requirement or a provision of the Plan or (ii) if the amendment would increase the number of shares of Common Stock available for awards under the Plan, other than in connection with a corporate transaction as described above. Without the written consent of an affected participant, no termination, suspension, or modification of the Plan may adversely affect any right of such participant under the terms of an award granted before the date of such termination, suspension, or modification.

Clawback

All awards granted under the Plan will be subject to any incentive compensation, clawback, or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board), in each case as may be amended from time to time.

Use of Proceeds

All proceeds received by Interpublic from the sale of shares of Common Stock under the Plan will be used for general corporate purposes.

Indemnification

Except in the case of bad faith, fraud or willful misconduct, each member of the Board and the

Item 4. Proposal to Adopt The Interpublic Group

2014 Performance Incentive Plan continued

Compensation Committee, and each employee to whom authority is delegated under the Plan, will be indemnified and held harmless by Interpublic against any loss, cost, liability or expense that is imposed or incurred by such individual in connection with or resulting from any action, suit or proceeding in which such individual is involved by reason of any action or omission of such member in good faith pursuant to the Plan or a participant’s participation therein.

Governing Law

The Plan will be governed by the laws of the State of New York to the extent not superseded by Federal law.

Effective Date and Duration of the Plan

The Plan will become effective on the date that it is approved by Interpublic’s shareholders. No awards may be granted under the Plan after our 2024 annual meeting of shareholders. Upon shareholder approval of the Plan, no further awards may be made under the 2009 Plan.

U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of awards under the Plan, based on the current provisions of the Internal Revenue Code and the regulations there under, with respect to employees who are subject to U.S. income tax are as set forth below. State, local, employment, and other taxes (other than U.S. federal income taxes) are not discussed in this document.

Non-Qualified Stock Options The grant of a non-qualified stock option to an employee will have no federal income tax consequences to the employee or to Interpublic or its subsidiaries or affiliates. In general, upon the exercise of a non-qualified stock option, the employee will recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the employer generally will be entitled to a tax deduction in the same amount.

ISOs The grant of an ISO to an employee will have no federal income tax consequences to the employee or to Interpublic or its subsidiaries or affiliates. In general, upon the exercise of an ISO, the employee will not recognize income for federal income tax purposes, and the employer will not be entitled to a federal income tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date over the exercise price is included in the employee’s income for purposes of the alternative minimum tax. When an employee disposes of ISO shares, the difference between the exercise price and the amount realized by the employee will, in general, constitute capital gain or loss, as the case may be. However, if the employee fails to hold the ISO shares for more than one year after exercising the ISO and for more than two years after the grant of the ISO, (i) any gain realized by the employee upon the disposition of the shares, up to the excess of the fair market value of the shares on the exercise date over the exercise price generally will be treated as ordinary income, (ii) the balance of any gain or any loss will be treated as a capital gain or loss, and (iii) the employer generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee.

Restricted Shares In general, the recipient of restricted shares will recognize ordinary income, and the employer will be entitled to claim a deduction, on the earlier of (a) the date the shares become transferable or (b) the date the shares cease to be subject to a substantial risk of forfeiture. The amount of the recipient’s ordinary income and the employer’s deduction will equal the fair market value of the shares received (less any amount paid for the shares), determined on the recognition date.

The recipient of restricted shares may elect to recognize income when the shares are granted, rather than upon the expiration of the transfer restriction or substantial risk of forfeiture. If an employee makes this election, the amount of ordinary income, and the amount of the employer’s tax deduction, are determined as of the date of grant.

Other Awards With respect to other awards that are

Item 4. Proposal to Adopt The Interpublic Group

2014 Performance Incentive Plan continued

settled either in cash or in shares that are transferable or are not subject to a substantial risk of forfeiture, the employee will recognize ordinary income equal to the excess of (a) the cash or the fair market value of any shares received (determined as of the date of settlement) over (b) the amount, if any, paid for the shares by the employee, and the employer generally will be entitled to a tax deduction in the same amount.

When an employee sells any shares acquired under a nonqualified stock option or any other award other than an ISO, the employee will recognize capital gain or loss equal to the difference between the amount realized on the disposition of the shares and the employee’s basis in the shares. In general, the employee’s basis in any such shares will equal the amount of ordinary income recognized in connection with the receipt of the shares plus any amount paid for the shares.

When a cash payment is made to an employee, the employee will recognize the amount of the cash payment as ordinary income, and the employer generally will be entitled to a tax deduction in the same amount.

In general, a corporation is denied a deduction for any compensation paid to its chief executive officer or to any of its four most highly compensated officers (other than the chief executive officer) to the extent that the compensation paid to the officer exceeds $1,000,000 in any year. However, “performance based compensation” is not subject to this deduction limit. The Plan permits the grant of both awards that are intended to qualify as performance based compensation, such as options, SARs, performance based awards, and EIP awards, and awards that do not so qualify, such as employment-based restricted stock and restricted stock units, performance-based awards that do not satisfy certain requirements, and awards of shares of Common Stock in lieu of cash.

In general, the value of any accelerated vesting or payment, or any payment or settlement of an award under the Plan that is considered to be contingent on a change of control might be subject to federal tax rules that apply to “parachute payments.” If the present value of all compensation to a “disqualified individual” (any one of a limited class of shareholders, officers, and highly compensated employees) that is contingent on a change of control (as defined in the Code and Treasury regulations) equals or exceeds three times the individual’s “base amount” (annualized compensation over a five-year period), the individual will be subject to a 20% excise tax on the excess of the compensation that is contingent on the change of control over the individual’s base amount, and the employer will be denied a tax deduction for such excess. For purposes of the tax rule, payments outside of the Plan that are contingent on a change of control are added to the value of such compensation payable under the Plan. In any event, any amount that represents reasonable compensation for services actually rendered will not be treated as compensation that is contingent on a change of control.

New Plan Benefits

The selection of employees to receive awards under the Plan will be determined by the Committee in its discretion. Therefore, the actual awards or the value of benefits that will be received under the Plan by any individual or group is not determinable. On March 27, 2014, the closing price of the Common Stock on the New York Stock Exchange was $16.76 per share.

Vote Required

The affirmative vote of a majority of the shares of the Common Stock, present in person or by proxy and entitled to vote at the Annual Meeting, is required to approve the Plan.

The Board Of Directors recommends a vote for The Interpublic Group 2014 Performance Incentive Plan.

Item 4. Proposal to Adopt The Interpublic Group

2014 Performance Incentive Plan continued

Equity Compensation Plan Information

The information required by this Item is incorporated by reference to the “Outstanding Shares” section of the Proxy Statement, except for information regarding the shares of common stock to be issued or which may be issued under our equity compensation plans as of December 31, 2013, which is provided in the following table.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1,2,3)	Weighted-Average Exercise Price of Outstanding Stock (b) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (4)

Equity Compensation	13,578,820	10.24	55,812,881
Plans Approved by
Security Holders
Equity Compensation	None
Plans Not Approved by Security Holders

(1)

Includes a total of 4,115,003 performance-based share awards made under the 2009 Performance Incentive Plan representing the target number of shares of Common Stock to be issued to employees following the completion of the 2011-2013 performance period (the “2013 LTIP Share Awards”), the 2012-2014 performance period (the “2014 LTIP Share Awards”) and the 2013-2015 performance period (the “2015 LTIP Share Awards”), respectively. The computation of the weighted-average exercise price in column (b) of this table does not take the 2013 LTIP Share Awards, the 2014 LTIP Share Awards or the 2015 LTIP Share Awards into account.

(2)

Includes a total of 79,351 restricted share units and performance-based awards (“Share Unit Awards”) which may be settled in shares of Common Stock or cash. The computation of the weighted-average exercise price in column (b) of this table does not take the Share Unit Awards into account. Each Share Unit Award actually settled in cash will increase the number of shares of Common Stock available for issuance shown in column (c).

(3)

IPG has issued performance cash awards (“Performance Cash Awards”), half of which shall be settled in shares of Common Stock and half of which shall be settled in cash. Using the 2013 closing stock price of $17.70, the awards which shall be settled in shares of Common Stock represent rights to an additional 5,050,958 shares and, if earned, will be issued under The Interpublic Group 2014 Performance Incentive Plan. These shares are not included in the table above.

(4)

Includes (i) 42,903,947 shares of Common Stock available for issuance under the 2009 Performance Incentive Plan, of which (A) 23,809,687 shares were available for the issuance of full-value share awards and (ii) 19,094,260 share were available for the issuance of stock options, (ii) 12,410,738 shares of Common Stock available for issuance under the Employee Stock Purchase Plan (2006) and (iii) 498,195 shares of Common Stock available for issuance under the 2009 Non-Management Directors’ Stock Incentive Plan.

ITEM 5. PROPOSAL TO ADOPT THE INTERPUBLIC GROUP EXECUTIVE PERFORMANCE (162(m)) PLAN

EXECUTIVE PERFORMANCE PLAN

Interpublic is submitting The Interpublic Group Executive Performance (162(m)) Plan (the “EPP”) for the approval of our shareholders. The Board of Directors unanimously adopted the EPP on March 27, 2014, subject to approval by our shareholders.

Under Section 162(m) of the Code (“Section 162(m)”), generally, in order for compensation in excess of $1,000,000 paid in any taxable year to our chief executive officer or any of our three most highly compensated executive officers (other than our chief executive officer and chief financial officer) (the “covered executives”) to be deductible by Interpublic, such compensation must qualify as “qualified performance-based compensation.” The Board of Directors has adopted the EPP, subject to stockholder approval, in order to ensure that incentive compensation awards payable to our covered executives will be eligible to satisfy the “qualified performance-based compensation” exception of Section 162(m). The EPP is designed to maximize the deduction available to Interpublic for incentive compensation to be paid in the future to covered executives under Interpublic’s incentive compensation plans and programs, as described in the Compensation Discussion and Analysis set forth on pages 26 to 56 of this Proxy Statement and as may be adopted in the future. Adoption of the EPP does not alter the Compensation Committee’s discretion with respect to annual or long-term bonuses for covered executives (or any other employee). Accordingly, the Compensation Committee may reduce each covered executive’s actual bonus to an amount below the maximum bonus allowable pursuant to the EPP.

Approval of the EPP requires approval by a majority of the shares of Interpublic Common Stock present and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the proposal to adopt the EPP.

Summary

The following is a summary of the material features of

EPP. It is not intended to be a complete description and is qualified in its entirety by reference to the copy of the EPP included in Appendix B to this Proxy Statement.

Administration

The EPP will be administered by the Compensation Committee, which may take action by a majority vote of its members. The Compensation Committee has the exclusive power to select EPP participants, to determine amounts available for awards, to interpret the EPP, to make any determinations necessary or advisable for the administration of the EPP and to establish guidelines under which awards payable to each participant will be determined. Any interpretation, determination or decision made by the Compensation Committee and all actions taken within the scope of its authority under the EPP will be final, binding and conclusive. The Compensation Committee may delegate to any person who is not a member of the Compensation Committee any of its administrative responsibilities to the extent consistent with the requirements of Section 162(m).

Participants

The EPP will operate in successive one-year performance periods and successive three-year performance periods, each commencing on January 1, 2015. While each of our employees is eligible to participate in the EPP, the specific employees that participate in respect of a performance period will be selected by the Compensation Committee within 90 days of the start of such performance period. While no person is automatically entitled to participate in the EPP in a respect of any performance period, Interpublic anticipates that only our executive officers or those employees who are anticipated to become one of our executive officers during the applicable performance period will participate in the EPP with respect to the applicable performance period. It is currently anticipated that approximately 7 members of senior management will be participants in the EPP.

Item 5. Proposal To Adopt The Interpublic Group Executive Performance (162(m)) Plan continued

Awards

Bonus Pool With respect to each performance period, a bonus pool will be established equal to 8% of Interpublic’s consolidated net operating income before income tax expenses, extraordinary items related to acquisitions, restructurings and related changes (net of taxes), and other extraordinary items and any other unusual or non-recurring items of loss or expense (net of taxes), in each case, during the applicable performance period (the “Performance Achievement”), as reflected in Interpublic’s consolidated audited financial statements for the applicable plan year or years in the performance period. To the extent consistent with Section 162(m), the Compensation Committee may adjust the Performance Achievement in an objectively determinable manner and in accordance with U.S. Generally Accepted Accounting Principles, include or exclude unrealized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, the effects of accounting, tax or legal changes, currency fluctuations, mergers and acquisitions, reserve-strengthening and other non-operating items in the calculation of the Performance Achievement in respect of any performance period.

Award Amounts Each participant will be allocated a percentage of the applicable bonus pool established for the performance period. The maximum amount payable under the EPP to a participant for any performance period will not exceed 30% of the Performance Achievement for the performance period. At any time following the allocation of a percentage of the applicable bonus pool and prior to the payment of the award pursuant to the EPP, the Compensation Committee has the sole and absolute discretion to reduce the actual amount payable to a participant (including to zero).

Form and Timing of Payment Following the completion of a performance period, the Compensation Committee will determine and certify the funding level of the bonus pool and will then determine the actual payment, if any, under each award.

Awards will be payable, at the sole discretion of the Compensation Committee, in the form of cash or any equity-based award made under the Performance Incentive Plan (or any successor or similar plan in effect) and may be subject to additional restrictions as the Compensation Committee, in its sole discretion may impose (including any vesting conditions). No payment will be made under an award unless the participant remains employed by Interpublic through the applicable payment date, except as otherwise provided by the Compensation Committee. The Compensation Committee will determine the timing of payments pursuant to the EPP and has the right to permit a participant to defer receipt of any award, subject to such terms and conditions as the Compensation Committee may impose.

Sub-Plans

From time to time, the Compensation Committee may designate other Interpublic compensation plans (inluding the 2009 PIP or, if approved, the 2014 Performance Incentive Plan) that will operate as sub-plans under the EPP. Each award to any participant will be subject to the terms and conditions (including vesting requirements) of all applicable sub-plans. In no event will the amount payable to a participant in respect of any performance period pursuant to the terms of any sub-plan exceed the amount that such participant is entitled to receive pursuant to the EPP in respect of such performance period.

Termination and Amendment of the EPP

The EPP may be suspended, terminated or amended by the Board of Directors in its sole discretion at any time for any reason. No amendment that would require shareholder approval in order for the awards paid under the EPP to continue to be deductible under Section 162(m) may be made without shareholder approval. The EPP will remain in effect until it is terminated by the Board of Directors.

Clawback

All awards granted under the EPP will be subject to any incentive compensation, clawback, or recoupment

Item 5. Proposal To Adopt The Interpublic Group Executive Performance (162(m)) Plan continued

policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board), in each case as may be amended from time to time.

New Plan Benefits

Since the EPP would be effective on January 1, 2015, and because the Compensation Committee has discretion in establishing the terms of awards under EPP, the amounts payable under the EPP are not determinable. No amounts will be paid under the EPP unless and until the EPP is approved by our shareholders.

Indemnification

Except in the case of bad faith, fraud or willful misconduct, each member of the Board and the Compensation Committee will be indemnified and held harmless by Interpublic against any loss, cost, liability or expense that is imposed or incurred by such member in connection with or resulting from any action, suit or proceeding in which such member is involved by reason of any action or omission of such member in good faith pursuant to the EPP or a participant’s participation therein.

Governing Law

The EPP will be governed by the laws of the State of New York to the extent not superseded by Federal law.

The Board Of Directors recommends a vote for The Interpublic Group Of Companies, Inc. Executive Performance (162(m)) Plan.

Item 5. Proposal To Adopt The Interpublic Group Executive Performance (162(m)) Plan continued

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Outstanding Shares and Ownership of

Common Stock

Outstanding Shares

The outstanding capital stock of Interpublic at the close of business on March 27, 2014, the record date for the Annual Meeting consisted of 424,962,468 shares of Common Stock. Only the holders of Common Stock are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of shareholders at the meeting.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning direct and indirect beneficial ownership of Common Stock as of December 31, 2013 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(#)(1)	Percent of Class

Wellington Management Company, LLP(2) 280 Congress Street Boston, MA 02210	36,044,374	8.66%
The Vanguard Group, Inc(3) 100 Vanguard Blvd. Malvern, PA 19355	27,380,830	6.31%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	22,754,312	5.2%

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days, for example through the conversion of notes or preferred stock.

(2)

This disclosure is based on a Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2014, in which it reported that it is an investment advisors that has shared voting power with respect to 28,619,637 shares of Common Stock and shared dispositive power with respect to 36,044,374 shares of Common Stock.

(3)

This disclosure is based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 6, 2014, in which Vanguard reported that it is an investment manager that has sole voting power with respect to 691,929 shares of Common Stock, sole dispositive power with respect to 26,746,245 shares of Common Stock and shared dispositive power with respect to 634,585.

(4)

This disclosure is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 17, 2014, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 18,917,706 shares of Common Stock and sole dispositive power with respect to 22,754,312 shares of Common Stock.

Outstanding Shares and Ownership of

Common Stock continued

SHARE OWNERSHIP OF MANAGEMENT

The following table sets forth information concerning the direct and indirect beneficial ownership of the Common Stock as of March 27, 2014 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner	Common Stock Ownership(#)(1)	Options Excerciseable Within 60 Days(#)	Total* (#)

Andrew Bonzani	18,445	0	18,445
Christopher Carroll	41,826	190,306	232,132
Jocelyn Carter-Miller	42,786	0	42,786
Jill M. Considine	88,654	0	88,654
Richard A. Goldstein(2)	98,885	0	98,885
H. John Greeniaus	233,121	0	233,121
Mary J. Steele Guilfoile	63,985	0	63,985
Dawn Hudson	19,974	0	19,974
William T. Kerr	105,234	0	105,234
Philippe Krakowsky	145,925	201,286	347,211
Frank Mergenthaler	350,465	504,484	854,949
Michael I. Roth	1,001,131	4,154,334	5,155,465
David M. Thomas	77,354	0	77,354
All directors and executive officers as a group (14 persons)	2,307,308	5,050,410	7,357,718

Outstanding Shares and Ownership of

Common Stock continued

*

No individual identified in the table had beneficial ownership of more than 1% of the outstanding shares of Common Stock. Interpublic’s directors and executive officers as a group had beneficial ownership of 1.7% of the outstanding shares of Common Stock. For the purpose of computing the percentage for each individual and directors and executive officers as a group, in accordance with SEC rules, the shares of Common Stock owned by that person or the group that are issuable upon the exercise of stock options the n exercisable or that will become exercisable within 60 days are treated as outstanding shares.

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 2009 Performance Incentive Plan and the Interpublic Non-Management Directors’ Stock Incentive Plan due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(2)	Includes for Mr. Goldstein 10,200 shares owned by his spouse in a trust.

No executive officer or director of Interpublic has pledged any shares of Common Stock as security.

Outstanding Shares and Ownership of

Common Stock continued

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Interpublic’s directors and executive officers and persons who beneficially own more than 10 percent of any class of its equity securities to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of Interpublic’s equity securities.

Based solely on our review of the copies of such reports furnished to us by the Company’s directors and executive officer for the year ended December 31, 2013, and on the written representations made by such persons that no other reports were required, we believe that each of Interpublic’s directors and executive officers timely filed all required reports, except as follows:

On November 22, 2013, Julie M. Connors sold 7,425 shares of Common Stock. Her Form 4 was filed with the SEC one business day after the date the filing was due.

Interpublic is not aware of any person or entity that is the beneficial owner of more than 10% of any class of its equity securities.

INFORMATION FOR SHAREHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and Proxy Statement (as well as other shareholder communications from the issuer) to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you determine that you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary or by calling Corporate Communications at (212) 704 1200. Your notification should include the name of your brokerage firm or bank and your account number.

If your household received only a single copy of the 2013 Annual Report or this Proxy Statement and you would like to receive a separate copy, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

Outstanding Shares and Ownership of

Common Stock continued

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Common Stock equivalent to the interest in Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the Plan, pursuant to the proxy card being mailed with this Proxy Statement to Plan participants. JPMorgan will vote shares in accordance with duly executed instructions if received on or before May 21, 2014. If JPMorgan does not receive timely instructions, the shares of Common Stock equivalent to the interest in Interpublic’s Common Stock credited to that participant’s account, will not be voted by JPMorgan. JPMorgan will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that JPMorgan votes the Common Stock for which it receives timely instructions.

The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,
Andrew Bonzani
Senior Vice President, General Counsel and Secretary

April 11, 2014

APPENDIX A. THE INTERPUBLIC GROUP 2014 PERFORMANCE INCENTIVE PLAN

Section 1. Purpose

The purposes of the Plan are to promote the interests of the Company and its shareholders by enabling the Company to:

(a) attract, retain, and motivate talented individuals as Eligible Employees;

(b) provide Eligible Employees with cash and equity-based incentives tied to the achievement of business, financial, and strategic objectives of the Company and its Subsidiaries and Affiliates; and

(c) provide Eligible Employees with incentives and opportunities tied to the Company’s Common Stock.

Section 2. Definitions.

Unless the context clearly indicates otherwise, the following terms, when used in the Plan in capitalized form, shall have the meanings set forth below:

“Affiliate” means any corporation or other entity (other than the Company or one of its Subsidiaries) in which the Company has a “controlling interest,” as defined in Treas. Reg. §§ 1.409A-1(b)(5)(iii)(E)(1) and 1.414(c)-2(b)(i), provided that the language “at least 40 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2(b)(2)(i).

“Award” means any grant or award under the Plan, as evidenced in an Award Agreement.

“Award Agreement” means (a) for an Award other than an EIP Award, a written agreement (which may be electronic), including any amendment thereto, that sets forth the terms of the Award and is delivered to the Participant as provided in Section 12(a) hereof, or (b) for an EIP Award, the document (written or electronic) evidencing the Award.

“Board” means the Board of Directors of the Company.

“Cause” means, with respect to any Participant: (a) a material breach by the Participant of a provision in an employment agreement with Interpublic, a Subsidiary, or an Affiliate that, if capable of being cured, has not been cured within 15 days after the Participant receives written notice from his Employer of such breach; (b) misappropriation by the Participant of funds or property of the Company, a Subsidiary, or an Affiliate; (c) any attempt by the Participant to secure any personal profit related to the business of the Company, a Subsidiary, or an Affiliate that is not approved in writing by the Board or by the person to whom the Participant reports directly; (d) fraud, material dishonesty, gross negligence, gross malfeasance, or insubordination by the Participant, or willful (1) failure by the Participant to follow the code of conduct of the Company, a Subsidiary, or an Affiliate or (2) misconduct by the Participant in the performance of his duties as an employee of the Company, a Subsidiary, or an Affiliate, excluding in each case any act (or series of acts) taken in good faith by the Participant that does not (and in the aggregate do not) cause material harm to the Company, a Subsidiary or an Affiliate; (e) refusal or failure by the Participant to attempt in good faith to perform the Participant’s duties as an employee or to follow a reasonable good-faith direction of the Board or the person to whom the Participant reports directly that has not been cured within 15 days after the Participant receives written notice from his Employer of such refusal or failure; (f) commission by the Participant, or a formal charge or indictment alleging commission by the Participant, of a felony or a crime involving dishonesty, fraud, or moral turpitude; or (g) conduct by the Participant that is clearly prohibited by the policy of the Company, a Subsidiary, or an Affiliate prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

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“Change of Control” means:

(a)	Subject to items (b) and (c) of this definition below, the first to occur of the following events:

(1) Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of stock that, together with other stock held by such person, possesses more than 50 percent of the combined voting power of the Company’s then-outstanding stock;

(2) Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of stock of the Company possessing 30 percent or more of the combined voting power of the Company’s then-outstanding stock;

(3) Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or

(4) During any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

(b)	A Change of Control shall not be deemed to occur by reason of:

(1) The acquisition of additional control of the Company by any person or persons acting as a group that is considered to “effectively control” the Company (within the meaning of guidance issued under Section 409A of the Code); or

(2) A transfer of assets to any entity controlled by the shareholders of the Company immediately after such transfer, including a transfer to (A) a shareholder of the Company (immediately before such transfer) in exchange for or with respect to its stock, (B) an entity, 50 percent or more of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by the Company, (C) a person or persons acting as a group that owns (immediately after such transfer) directly or indirectly 50 percent or more of the total value or voting power of all outstanding stock of the Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by a person described in clause (C), above.

(c) Notwithstanding any other provision of this definition, a Change of Control shall not be deemed to have occurred unless the relevant facts and circumstances give rise to a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Committee” means the committee established by the Board pursuant to Section 3 hereof.

“Common Stock” means the Company’s $0.10 par value common stock.

“Company” means The Interpublic Group of Companies, Inc.

“Corporate Transaction” means any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event.

“Disability” means long-term disability as defined under the terms of the Company’s applicable long-term disability plans or policies.

“Dividend Equivalent” means an Award of a contractual right to receive payments equivalent to the amount of dividends paid with respect to Shares, as described in Section 10(a) hereof.

“Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliate who is determined by the Committee to be responsible for, or able to contribute to, the growth, profitability, and success of the Company. This term does not include directors who are not employees of such entities.

“Employer” means, with respect to a Participant as of any date, the Company, Subsidiary, or Affiliate that employs the Participant as of such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Incentive Performance Award” or “EIP Award” means the target bonus established by the Committee for a Participant, which may be communicated to the Participant in the form of a letter, granted under Section 9 hereof and payable in cash, Shares, or a combination, in accordance with the terms of the Award.

“Executive Officer” means a person who is an officer of the Company within the meaning of Rule 16a-l(f) of the Exchange Act.

“Fair Market Value” means, with respect to a Share as of any determination date, except as otherwise provided in the Award Agreement, the average of the high and low selling prices of such Share on such determination date, as reported on the composite tape for securities listed on the New York Stock Exchange or such other national securities exchange as may be designated by the Committee. If there were no sales of Shares on the determination date, the selling prices used shall be the high and low selling prices on the last preceding date on which a sale occurred.

“Full Value Award” means an Award, other than an Option, SAR or Dividend Equivalent, that is settled by the issuance of Shares.

“Incentive Stock Option” or “ISO” means an Option intended to meet the requirements of Section 422 of the Code.

“Nonstatutory Stock Option” means an Option that is not intended to be an Incentive Stock Option.

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“Option” means the right to purchase the number of Shares specified by the Committee, at a specified price and during a specified term in accordance with the Plan and subject to any other limitations and restrictions (required by law or otherwise) as the Plan or the Committee shall impose.

“Other Stock-Based Awards” means an equity-based or equity-related Award granted under Section 7 hereof that is not otherwise described by the terms of the Plan.

“Participant” means an Eligible Employee selected to receive an Award under the Plan.

“Performance Cash” means an Award of a contractual right granted under Section 8 hereof to receive a dollar amount (to be settled in cash, Shares, or a combination, as determined by the Committee) that becomes vested upon the attainment, in whole or in part, of Performance Objectives specified by the Committee.

“Performance Criteria” means earnings per share (basic or diluted); adjusted net income; operating income; operating profit after tax; operating income growth; net operating profit; gross or operating margins; operating efficiency; revenue; revenue growth; organic revenue growth; return on equity; Share price (including growth measures and total shareholder return); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before interest, taxes, depreciation, and/or amortization; net earnings or net income (before or after taxes); net sales or revenue growth; return measures (including return on assets, capital, invested capital, equity, sales, or revenue); productivity ratios; expense targets; market share; customer satisfaction; working capital targets; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or any other criteria selected by the Committee; provided that any such other criteria shall not apply to an Award to a “covered employee” (within the meaning of Section 162(m)(3) of the Code), to the extent that the Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m)(4)(C) of the Code). Performance Criteria may relate to the performance of (a) the Company, (b) a Subsidiary, (c) an Affiliate, (d) a division or unit of the Company, any Subsidiary, or any Affiliate, (e) an office, group of agencies, or all or part of any agency system, (f) the Participant, or (g) any combination of the foregoing, as measured either in absolute terms or in comparison with the performance of other companies.

“Performance Objectives” mean, for any Award that is contingent in whole or in part on achievement of performance objectives, the objectives or other performance levels with respect to specified Performance Criteria that are measured over a Plan Year or other specified period for the purpose of determining the amount of the Award and/or whether the Award is granted or vested. For an Award to a “covered employee” (within the meaning of Section 162(m)(3) of the Code) that is intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code, the applicable Performance Objectives shall be set forth in writing no later than 90 days after commencement of the period of service (within the meaning of Treas. Reg. § 1.162-27(e)(2)(i)) to which the Performance Objectives relate (or, if sooner, before 25 percent of such period of service has elapsed), at a time when achievement of the Performance Objectives is substantially uncertain.

“Performance Period” means the period over which achievement of Performance Objectives set forth in an Award is measured. The Performance Period that applies to an Award made to a Participant may overlap or coincide with the Performance Period that applies to another Award made to that Participant. Except with respect to an EIP Award, the duration of a Performance Period shall not be less than one year. If the amount payable under a multi-year Award is determined based on performance in more than one period of service (e.g., the Performance Objectives for

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an Award covering three years are based on annual performance in each of the three years, rather than cumulative performance over the three-year period), the Performance Period for such Award shall be the period that begins on the first day of the first applicable period of service and ends on the last day of the last applicable period of service. “Performance Shares” or “Performance Units” means an Award of a contractual right granted under Section 7 hereof to receive cash, Shares, or a combination, that becomes vested upon the attainment, in whole or in part, of Performance Objectives specified by the Committee.

“Plan” means The Interpublic Group 2014 Performance Incentive Plan, as set forth herein and amended from time to time.

“Plan Year” means the calendar year.

“Prior Plan” means The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan or any predecessor thereto.

“Prohibited Activity” means: (i) any activity that would enable the Company to terminate the Participant’s employment for cause (as defined in the Plan or any employment agreement or other plan or arrangement that covers the Participant); (ii) a material violation of any rule, policy or procedure of the Company or the Participant’s Employer, including the Code of Conduct of the Company or other applicable Employer; (iii) before a Change of Control, a failure to be in compliance with any share ownership objectives of the Company applicable to the Participant, or (iv) before a Change of Control, any other conduct or act that the Company determines is injurious, detrimental or prejudicial to any interest of the Company.

“Restricted Period” means a period during which an Award of Restricted Stock or Restricted Stock Units is subject to forfeiture. The Restricted Period that applies to an Award made to a Participant may overlap or coincide with the Restricted Period that applies to another Award made to that Participant. The duration of a Restricted Period shall not be less than one year; provided that, a Restricted Period may terminate before the expiration of one year to the extent permitted by Section 11(a) or 12(e) hereof.

“Restricted Stock” means an Award of Common Stock granted under Section 6 hereof that becomes vested and nonforfeitable, in whole or in part, upon the attainment, in whole or in part, of specified conditions, which may include Performance Objectives.

“Restricted Stock Unit” means an Award of a contractual right granted under Section 6 hereof corresponding to a number of Shares (to be settled in cash, Shares, or a combination, as determined by the Committee) that becomes vested and nonforfeitable, in whole or in part, upon the attainment, in whole or in part, of specified conditions, which may include Performance Objectives. Except as otherwise provided in the Award Agreement, if a Restricted Stock Unit is settled in cash, the amount of cash shall equal the Fair Market Value of the underlying Shares on the Vesting Date.

“Retirement” means, except as otherwise set forth in the Award Agreement, a Participant’s Termination of Employment for a reason other than Cause (as determined by the Company) if, at the time of such Termination of Employment the Participant is eligible for retirement as approved by the Company.

“Shares” means shares of Common Stock.

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“Stock Appreciation Right” or “SAR” means the right, denominated in Shares, to receive, upon surrender of the right, in whole or in part, an amount (payable in cash, Shares, or a combination, as determined by the Committee) for each Share that does not exceed the excess of the Fair Market Value of the Share on the date of exercise over the Fair Market Value of the Share on the date of grant, subject to any other limitations and restrictions (required by law or otherwise) as the Plan and the Committee shall impose.

“Subsidiary” means a subsidiary of the Company that meets the definition of a “subsidiary corporation” in Section 424(f) of the Code.

“Termination of Employment” means, for any Participant, except as otherwise provided in the Plan or the Award Agreement, the date of the Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A) (i) of the Code) with Interpublic and all of its Subsidiaries and Affiliates. For purposes of the Plan: (a) a Participant who is on a bona fide leave of absence and does not have a statutory or contractual right to reemployment shall be deemed to have had a “separation for service” on the first date that is more than six months after the commencement of such leave of absence. However, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more, and such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, the preceding sentence shall be deemed to refer to a 29-month period rather than to a six-month period; and (b) a sale of assets by the Company, a Subsidiary, or an Affiliate to an unrelated buyer that results in the Participant working for the buyer or one of its affiliates shall not, by itself, constitute a “separation from service” unless the Company or the Participant’s Employer, with the buyer’s written consent, so provides in writing 60 or fewer days before the closing of such sale.

“Vesting Date” means, for an Award, the scheduled date of vesting, as specified in the Award Agreement.

Section 3. Administration.

(a) The Committee. The Plan shall be administered by a committee (the “Committee”) of outside directors (within the meaning of Treas. Reg. § 1.162-27(e)(3)) that satisfies the requirements of Rule 16b 3 under the Exchange Act. Members of the Committee shall be appointed by and shall serve at the pleasure of the Board. No member of the Committee shall be eligible to receive an Award under the Plan.

(b) Committee Powers. The Committee shall have and may exercise all of the powers granted to it by the provisions of the Plan. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations, and procedures as it deems advisable for the conduct of its affairs, and may appoint one of its members to be its chairman and any person, whether or not a member, to be its secretary or agent. The Committee shall have full authority to direct the proper officers of the Company to issue or transfer Shares pursuant to the issuance or exercise of an Award under the Plan.

(c) Committee Action. The Committee may act at a duly called meeting by the vote of a majority of its members or without a meeting by unanimous written consent. The decisions of the Committee shall be final and binding unless otherwise determined by the Board. Each member of the Committee and each member of the Board shall be without liability, to the fullest extent permitted by law, for any action taken or determination made in good faith in connection with the Plan.

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(d) Awards. Subject to the provisions of the Plan, the Committee is authorized to grant the following Awards:

(1) Options and SARs,

(2) Restricted Stock,

(3) Restricted Stock Units,

(4) Performance Shares,

(5) Performance Units,

(6) Other Stock-Based Awards,

(7) Performance Cash,

(8) Executive Incentive Performance Awards,

(9) Dividend Equivalents, and

(10) Shares in Lieu of Cash.

(e) Participants. Subject to the provisions of the Plan, the Committee is authorized to designate the Eligible Employees who shall receive Awards and to determine the nature and size of the Award that an Eligible Employee shall receive.

(f) Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, remedy any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable to carry out the intent of the Plan and such Award.

(g) Delegation. If the Committee deems it advisable, the Committee may delegate its authority under this Section 3 or any other provision of the Plan to one or more of its members or to one or more persons other than its members to the extent permitted by applicable law, except that no such delegation shall be permitted with respect to the participation in the Plan of persons who are subject to Section 16 of the Exchange Act. Any person to whom the Committee delegates its authority under this Section 3 may receive Awards only if the Awards are granted directly by the Committee without delegation. To the extent that the Committee has delegated authority pursuant to this Section 3(g), references in the Plan to the Committee shall be deemed to include the Committee’s designee.

Section 4. Shares Available for Awards.

(a) Total Shares Available. Subject to the provisions of subsections (b) through (f) of this Section 4, the total number of Shares available for grant to Participants under the Plan on or after the Effective Date shall be:

(1) Twenty-eight million seven hundred fifty thousand (28,750,000) Shares, plus

(2) the following Shares previously subject to Awards granted under a Prior Plan but not issued: (A) Shares that, as of the Effective Date, are subject to outstanding Awards, to the extent such Shares are forfeited or otherwise not issued due to termination of employment, (B) expiration of an Option or SAR; (C) Shares that, as of the Effective Date, are subject to outstanding Full Value Awards that were accounted for in Shares but are settled in cash; and (D) Shares that, as of the Effective Date, are subject to outstanding performance share awards, to the extent that the target number of Shares under the award exceeds the number of shares actually issued pursuant to the award.

Such authorized Shares may be granted pursuant to new Awards and in settlement (after the Effective Date) of Full

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Value Awards that were granted before the Effective Date under a Prior Plan. Each Share underlying an Option, SAR, Restricted Stock, Performance Share, RSU or similar Award shall count as one share of Common Stock. No further Awards shall be granted pursuant to any Prior Plan.

(b) Aggregate Limitation on ISOs. Subject to the adjustment provisions in Section 4(e) hereof ISOs may be granted with respect to no more than 200,000 Shares in any Plan Year and no more than 2,000,000 Shares in the aggregate.

(c) Individual Limitation of Awards. Subject to the adjustment provisions in Section 4(e) hereof, the following limitations shall apply to Awards under the Plan:

(1) No individual Participant shall be granted, in any Plan Year, Options and/or SARs with respect to more than 2,000,000 Shares in the aggregate;

(2) No individual Participant shall be granted, in any Plan Year, performance-based grants of Restricted Stock and/or Restricted Stock Units with respect to more than 1,000,000 Shares in the aggregate;

(3) No individual Participant shall be granted, in any Plan Year, Performance Shares, Performance Units, or Other Stock Based Awards that provide for more than 2,000,000 Shares in the aggregate; and

(4) No individual Participant shall be granted, in any Plan Year, Performance Cash in an amount of more than $10,000,000.

For purposes of the individual limits set forth in this Section 4(c), any Awards that are canceled shall continue to count against the individual share and cash limits.

(d) Shares Available for Issuance.

(1) The number of Shares covered by an Award shall count against the limitations prescribed by subsections (a) and (b), above, on the number of Shares available for award under the Plan only to the extent that such Shares are actually issued.

(2) If (A) any Award that was granted on or after the Effective Date is forfeited or otherwise terminates or is canceled without the delivery of Shares, or (B) on or after the Effective Date, Shares are surrendered or withheld from any Share-settled Award granted under the Plan or a Prior Plan to satisfy withholding of taxes, then the Shares covered by such forfeited, terminated or canceled Award, and Shares equal to the number of Shares surrendered, withheld or tendered, shall again become available to be delivered pursuant to Awards granted under this Plan.

(3) With respect to each Option and SAR, the number of Shares counted against the number of Shares available for award under the Plan shall equal the number of Shares actually issued upon exercise, after subtracting Shares tendered or withheld to pay the exercise price and to satisfy withholding obligations.

(4) The Shares issued under the Plan may be authorized and unissued Shares or treasury Shares.

(e) Adjustment for Corporate Transactions. In the event of a Corporate Transaction, the Committee shall (in order

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to preserve, or to prevent enlargement of, the benefits or potential benefits available under the Plan), in such manner as the Committee deems equitable, adjust—

(1) the number and kind of shares that thereafter may be made the subject of Awards,

(2) the number and kinds of shares that are subject to outstanding Awards, and

(3) the grant, exercise, or conversion price with respect to any of the foregoing.

Any shares received as a result of a Corporate Transaction affecting Restricted Stock shall have the same status, be subject to the same restrictions, and bear the same legend as the Restricted Stock with respect to which the shares were issued. Additionally, the Committee may make provisions for a cash payment to a Participant or other person holding an outstanding Award. However, the number of Shares subject to any Award shall always be a whole number.

(f) Acquisitions. Unless required by law or regulation, no Shares underlying any Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company, a Subsidiary, or an Affiliate or with which the Company, a Subsidiary, or an Affiliate combines, shall count against the Shares available for Awards under the Plan.

Section 5. Stock Options and SARs.

(a) Grant. The Committee is authorized to grant Incentive Stock Options, Nonstatutory Stock Options, and SARs; provided that Incentive Stock Options may not be granted to any Eligible Employee who is not an employee of the Company or one of its Subsidiaries at the time of grant. The Committee shall not grant “reload” Options (i.e., Options that are automatically granted to an optionee when the optionee uses Shares to pay the exercise price, or to satisfy withholding tax obligations associated with the exercise, of previously granted Options) or any Option or SAR that is not structured to be exempt from the requirements of Section 409A of the Code.

(b) Exercise Price and Grant Price. The Committee shall establish the exercise price for each Option and the grant price for each SAR at the time the Option or SAR is granted. Neither the exercise price nor the grant price shall be less than 100% of the Fair Market Value of the Shares subject to the Option or SAR on the date of grant. Except as required by Section 4(e) hereof, the Committee may not (1) reprice Options or SARs or (2) exchange Options or SARs for cash, stock or other consideration without the approval of the Company’s shareholders.

(c) Exercise. Each Option and SAR shall be exercised at such times and subject to such terms and conditions as the Committee may specify in the Award Agreement or thereafter; provided that unless the Option or SAR becomes vested earlier pursuant to Section 11 or 12(e) hereof, an Option or SAR may not be exercised in whole or in part before the first anniversary of the date on which the Option or SAR was granted. The Committee may impose such conditions on the exercise of Options and SARs as it determines to be appropriate, including conditions relating to the application of federal or state securities laws. No Shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price of an Option may be made (i) in cash, (ii) if and to the extent permitted by the Committee, by withholding Shares (“net exercise”) or exchanging Shares owned without restriction, or the ownership of which is attested to, by the optionee, or (iii) by a combination of the foregoing. The combined value of all cash and the fair market value of any Shares tendered to the Company, valued as of the date of such tender, shall be equal to (or greater than) the aggregate exercise price. The Committee may not authorize a loan to an optionee to assist the optionee in making payment of the exercise price under an Option or in meeting the

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optionee’s tax obligations associated with the exercise of an Option.

(d) Term. An Option or SAR shall be exercisable for a term determined by the Committee, which shall not be longer than ten years from the date on which the Option or SAR is granted.

(e) Termination of Employment other than for Cause. An Option or SAR shall be exercisable following a Participant’s Termination of Employment only to the extent the Award is vested and not expired (in each case, taking into account the provisions of this Section 5(e) and Sections 11 and 12(e) hereof). Except as otherwise set forth in the Award Agreement, and subject to Sections 11 and 12(e), and the requirements of any Incentive Stock Option:

(1) If (A) as of the Participant’s Termination of Employment, he is age 55 or older and has completed 10 or more years of service with the Company and its Subsidiaries and Affiliates, and (B) the Participant’s Termination of Employment is not due to Cause or the Participant’s death or Disability, the Participant (or, after the Participant’s death, his beneficiary or personal representative) may exercise any Option or SAR held by the Participant at the time of his Termination of Employment, to the extent such Option or SAR is vested, for a period that ends no later than three years after his Termination of Employment, but not after the date the Option or SAR otherwise expires.

(2) If the Participant’s Termination of Employment is due to the Participant’s death, any Option or SAR held by the Participant at the time of his death shall become vested and the Participant’s beneficiary or personal representative may exercise such Option(s) and SAR(s) for a period of up to one year after his death, but not after the date the Option or SAR otherwise expires.

(3) If the Participant’s Termination of Employment is due to the Participant’s Disability and the Participant’s Termination of Employment occurs 12 or more months after the date on which an Option or SAR was granted, the Award shall be vested on a pro-rata basis, whereby the vested fraction equals the number of completed months from the date of grant to the Participant’s Termination of Employment divided by the number of months from the date of grant to the Vesting Date. The Participant (or, after his death, his beneficiary or personal representative) may exercise the vested portion of each such Option or SAR for a period of up to one year after his Termination of Employment, but not after the date the Option or SAR otherwise expires.

(4) If the Participant’s Termination of Employment is not due to Cause and not described in paragraph (1), (2) or (3), above, the Participant (or, after his death, his beneficiary or personal representative) may exercise any Option or SAR held by the Participant at the time of his Termination of Employment, to the extent such Option or SAR is vested, for a period of up to three months after his Termination of Employment, but not after the date the Option or SAR otherwise expires.

(5) If the Participant’s Termination of Employment is for Cause, the Option or SAR shall be canceled immediately upon the Participant’s Termination of Employment and shall not be exercisable thereafter.

(f) Special Rules for Incentive Stock Options (“ISOs”). ISOs shall be subject to the requirements of Section 422 of the Code. In accordance with Section 422, an ISO shall not be granted to an individual who, immediately before the time the Option is granted, owns Shares possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, unless the Award Agreement for such ISO provides that (i) the exercise price is no less than 110% of the fair market value of the Shares on the grant date (determined in accordance with Treas. Reg. § 1.422-2(f) (1)), and (ii) the Option expires no later than the fifth anniversary of the grant date.

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Section 6. Restricted Stock and Restricted Stock Units.

(a) Grant. Subject to the limits set forth in the Plan, the Committee is authorized to determine the number of Shares of Restricted Stock and the number of Restricted Stock Units to be granted to a Participant, and the other terms and conditions applicable to such Restricted Stock and Restricted Stock Units, including the conditions for vesting of such Awards. As provided in Section 6(b) hereof, the Committee is authorized to make the vesting of all or part of an Award of Restricted Stock or Restricted Stock Units contingent on the achievement of Performance Objectives specified by the Committee.

(b) Performance-Based Grants. The Committee is authorized to make the grant and/or the vesting of Awards of Restricted Stock and Restricted Stock Units contingent on the achievement of Performance Objectives specified by the Committee. If such Performance Objectives are not satisfied, the Award shall not be granted or become vested, as the case may be. Partial achievement of such Performance Objectives may result in the grant or vesting of a portion of the Award corresponding to the degree of achievement.

(c) Rights of Participant. A Participant to whom Shares of Restricted Stock have been granted shall have absolute ownership of such Shares, including the right to vote the same and to receive dividends thereon, subject to the terms, conditions, and restrictions described in the Plan and in the Award Agreement. A Participant to whom Restricted Stock Units have been granted shall have no ownership interest in the Shares to which such Restricted Stock Units relate until and unless settlement with respect to such Restricted Stock Units is actually made in Shares.

(d) Restrictions. Until the restrictions applicable to Restricted Stock shall lapse, the Restricted Stock shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of. Unless the Restricted Stock vests earlier pursuant to Section 6(e), 11 or 12(e) hereof, the restrictions set forth in his Section 6(d) shall remain in effect until the end of the Restricted Period.

(e) Termination of Employment.

(1) Other than (x) as set forth in paragraph (2), below, or the Award Agreement, and (y) as may be determined by the Committee under Section 11 or 12(e) hereof, if a Participant’s Termination of Employment for any reason occurs before the restrictions applicable to Restricted Stock lapse, or before the Award of Restricted Stock Units becomes fully vested:

(A) Such Restricted Stock shall be forfeited, all rights with respect to such Restricted Stock shall immediately terminate without any payment of consideration by the Company, and any Shares of such Restricted Stock that had been delivered to, or held in custody for, the Participant shall be returned to the Company forthwith, accompanied by any instrument of transfer requested by the Company; and

(B) Such unvested Restricted Stock Units shall be immediately forfeited, and all of the rights of the Participant with respect to such Restricted Stock Units shall immediately terminate without any payment of consideration by the Company.

(2) Except as otherwise provided in the Award Agreement, if the Participant’s Termination of Employment is due to the Participant’s death or Disability, a portion of any Award of Restricted Stock or Restricted Stock Units shall become vested as follows:

Appendix A. The Interpublic Group 2014 Performance Incentive Plan continued

(A) If the Award is not contingent on the achievement of Performance Objectives, the vested percentage of the Award shall equal a fraction, the numerator of which is the number of completed months from the date on which the Award was granted until the Participant’s Termination of Employment and the denominator of which is the number of months from the grant date to the Vesting Date; and

(B) If the Award is contingent on the achievement of Performance Objectives, a portion of the Award shall become vested only if the Participant’s Termination of Employment occurs at least 12 months after the start of the applicable Performance Period. The vested percentage shall equal a service-based vesting percentage determined in accordance with subparagraph (A), above, adjusted up or down based on (i) in the case of the Participant’s death, actual performance before the Participant’s death (to the extent measured) and estimated performance for the remainder of the Performance Period, and (ii) in the case of the Participant’s Disability, actual performance through the end of the Performance Period.

(f) Settlement of Restricted Stock Units. Except as otherwise provided in the Award Agreement, and subject to Section 12(m) and (n) hereof, any vested Restricted Stock Units shall be settled on the earlier of (x) a date determined by the Company that is within 90 days after the Participant’s death or (y) a date determined by the Company that is during the calendar year in which the Vesting Date occurs.

(g) Agreement by Participant Regarding Withholding Taxes for Restricted Stock. Each Participant who receives Restricted Stock shall agree that:

(1) No later than the date of the lapse of the restrictions applicable to the Restricted Stock (or, if earlier, as soon as practicable after the Committee or the Company determines that the Restricted Stock is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 83(a)(1) of the Code), the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to the Restricted Stock; and

(2) The Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Participant any taxes of any kind required by law to be withheld with respect to the Restricted Stock. A Participant may elect to have any withholding tax obligation satisfied by—

(A) having the Company withhold shares otherwise deliverable to the Participant in connection with the Award of Restricted Stock, or

(B) delivering to the Company such Restricted Stock or delivering to the Company other Shares; provided that the Committee may, in its sole discretion, disapprove any such election.

(h) Election to Recognize Gross Income from Restricted Stock in Year of Grant. If a Participant properly elects, within 30 days of the date of grant of Restricted Stock, to include in gross income for federal income tax purposes an amount equal to the fair market value of the Shares awarded on the date of grant, he shall make arrangements satisfactory to the Committee to pay any taxes required to be withheld with respect to such Shares. If he fails to make the payments, the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Participant any taxes of any kind required by

Appendix A. The Interpublic Group 2014 Performance Incentive Plan continued

law to be withheld with respect to the Shares.

(i) Foreign Laws. Notwithstanding any other provision of the Plan, if Restricted Stock is to be awarded to a Participant who is subject to the laws, including the tax laws, of any country other than the United States, the Committee may, in its discretion, direct the Company to sell, assign, or otherwise transfer the Restricted Stock to a trust or other entity or arrangement, rather than grant the Restricted Stock directly to the Participant.

Section 7. Performance Shares, Performance Units, and Other Stock-Based Awards.

(a) Grant. Subject to the limits set forth in the Plan, the Committee is authorized to determine the number (or, for Performance Units denominated in cash, the amount) of Performance Shares, Performance Units, and Other-Stock-Based Awards to be granted to a Participant and the other terms and conditions of such Awards. The Performance Shares and Performance Units shall become vested upon (and only to the extent of) the achievement of specified Performance Objectives specified by the Committee, and any other conditions set forth in the Award Agreement. Partial achievement of the objective(s) may result in a payment corresponding to the degree of achievement.

(b) Payment. Payment of Performance Shares and Performance Units and Other Stock-Based Awards may be made in cash, Shares, or a combination, as determined by the Committee. For purposes of calculating the amount of any payment, the Fair Market Value of Shares shall be determined on the Vesting Date. Except as otherwise provided in the Award Agreement, and subject to Section 12(m) and (n) hereof, any Performance Shares or Performance Units shall be paid on the earlier of (1) a date determined by the Company that is within 90 days after the Participant’s death, or (2) a date determined by the Company that is during the calendar year in which the Vesting Date occurs.

(c) Termination of Employment.

(1) Other than (A) as set forth in paragraph (2), below, or the Award Agreement, and (B) as may be determined by the Committee under Section 11 or 12(e) hereof, if a Participant’s Termination of Employment for any reason occurs before a Performance Share, Performance Unit, or Other Stock-Based Award becomes fully vested, the unvested portion of such Performance Share, Performance Unit, or Other Stock-Based Award shall be immediately forfeited, and all of the rights of the Participant with respect to any such Award shall immediately terminate without any payment of consideration by the Company.

(2) Except as otherwise provided in the Award Agreement, if (A) the Participant’s Termination of Employment is due to the Participant’s death or Disability and (B) his Termination of Employment occurs at least 12 months after the start of the applicable Performance Period, a portion of any Performance Shares, Performance Units, or Other Stock-Based Award shall be vested, as follows: first, the target number (or target amount) of Performance Shares, Performance Units or Other Stock Based Awards shall be multiplied by a fraction, the numerator of which is the number of completed months from the first day of the Performance Period to the Participant’s Termination of Employment and the denominator of which is the number of months in the Performance Period, and then such reduced target number (or target amount) shall be adjusted up or down based on (i) in the case of a Participant’s death, actual performance before the Participant’s death (to the extent measured) and estimated performance for the remainder of the Performance Period, and (ii) in the case of the Participant’s Disability, actual performance through the end of the Performance Period.

Appendix A. The Interpublic Group 2014 Performance Incentive Plan continued

Section 8. Performance Cash.

(a) Grant. Subject to the limits set forth in the Plan, the Committee is authorized to determine the amount of Performance Cash Awards to be granted to a Participant and the other terms and conditions of such Awards. The Performance Cash Awards shall become vested upon (and only to the extent of) the achievement of specified Performance Objectives specified by the Committee, and any other conditions set forth in the Award Agreement. Partial achievement of the objective(s) may result in a payment corresponding to the degree of achievement.

(b) Payment. Payment of Performance Cash Awards shall be may be made in cash, Shares, or a combination, as determined by the Committee. Any Shares shall be valued in the same manner as described in Section 7(b) hereof. Except as otherwise provided in the Award Agreement, and subject to Section 12(m) and (n) hereof, any Performance Cash Award shall be paid on the earlier of (1) a date determined by the Company that is within 90 days after the Participant’s death, or (2) a date determined by the Company that is during the calendar year in which the Vesting Date occurs.

(c) Termination of Employment.

(1) Other than (A) as set forth in paragraph (2), below, or the Award Agreement, and (B) as may be determined by the Committee under Section 11 or 12(e) hereof, if a Participant’s Termination of Employment for any reason occurs before a Performance Cash Award becomes fully vested, the unvested portion of such Performance Cash Award shall be immediately forfeited, and all of the rights of the Participant with respect to any such Award shall immediately terminate without any payment of consideration by the Company

(2) Except as otherwise provided in the Award Agreement, if (A) the Participant’s Termination of Employment is due to the Participant’s death or Disability and (B) his Termination of Employment occurs at least 12 months after the start of the applicable Performance Period, a portion of any Performance Cash Award shall be vested, as follows: first, the target amount of the Performance Cash Award shall be multiplied by a fraction, the numerator of which is the number of completed months from the first day of the Performance Period to the Participant’s Termination of Employment and the denominator of which is the number of months in the Performance Period, and then such reduced target amount shall be adjusted up or down based on (i) in the case of a Participant’s death, actual performance before the Participant’s death (to the extent measured) and estimated performance for the remainder of the Performance Period, and (ii) in the case of the Participant’s Disability, actual performance through the end of the Performance Period.

Section 9. Executive Incentive Performance Awards.

(a) EIP Awards. The Committee is authorized to grant EIP Awards, in its sole discretion, with respect to a Performance Period that consists of all or part of a Plan Year.

(b) Determination of EIP Amounts. The amount of an EIP Award shall be determined by the Committee and shall be contingent upon the achievement of Performance Objectives specified by the Committee. Partial achievement of such Performance Objective(s) may result in an Award corresponding to the degree of achievement. The Committee may, however, authorize payment of less than the amount corresponding to the degree of achievement of such Performance Objectives.

Appendix A. The Interpublic Group 2014 Performance Incentive Plan continued

(c) Maximum Individual EIP Awards. The maximum individual EIP Award permitted with respect to any full Plan Year is $8,000,000. If the Performance Period for an EIP Award is less than a full Plan Year, the $8,000,000 limit shall be pro-rated to reflect the length of the Performance Period. No Award issued under any Prior Plan shall count toward the maximum set forth in this Section 9(c), even if such other Award relates to a Plan Year or period of service that begins or ends after termination of the Prior Plan.

(d) Form and Timing of EIP Awards. The Committee shall be responsible for determining the form and timing of EIP Awards under the Plan. In its discretion, the Committee may make any Award payable in cash, Shares, or a combination. Any Shares awarded under this Section 9 shall be valued using the Fair Market Value of the Shares on the day the Shares are awarded. Subject to Section 12(m) and (n) hereof, each individual EIP Award shall be paid on the earlier of (1) a date determined by the Company that is within 90 days after the Participant’s death or (2) the date prescribed by the Award Agreement. The Committee shall have discretion to require a deferred payment schedule if such deferred payment schedule complies with the requirements of Section 409A of the Code.

(e) Termination of Employment Other than for Cause.

(1) Other than (A) as set forth in paragraph (2), below, or an EIP Award Agreement, and (B) as may be determined by the Committee under Section 11 hereof, if a Participant’s Termination of Employment occurs before the payment due date for an EIP Award, such EIP Award shall be immediately forfeited, and all of the rights of the Participant with respect to any such EIP Award shall immediately terminate without any payment of consideration by the Company.

(2) If the Participant’s Termination of Employment is due to the Participant’s death or Disability, a portion of the EIP Award shall be vested, as follows: first, the target amount of the EIP Award shall be multiplied by a fraction, the numerator of which is the number of completed months (not to exceed 12) from the first day of the Performance Period to the Participant’s Termination of Employment and the denominator of which is the number of months in the Performance Period, and then such reduced target amount shall be adjusted up or down based on (A) in the case of a Participant’s death, actual performance before the Participant’s death (to the extent measured) and estimated performance for the remainder of the Performance Period, and (B) in the case of the Participant’s Disability, actual performance through the end of the Performance Period.

(f) Change of Control. Upon the occurrence of a Change of Control, a Participant’s EIP Award shall immediately become vested as follows, except as otherwise provided by the Committee:

(1) If such Change of Control occurs on or prior to March 31 of a Plan Year, then the vested amount shall equal the target amount of the EIP Award times a fraction, the numerator of which is the number of completed days from the first day of the Performance Period through (and including) the date of the consummation of the Change of Control, and the denominator of which is the number of days in the Performance Period; or

(2) If such Change of Control occurs after March 31 of a Plan Year, then the vested amount shall equal the target amount of the EIP Award.

Such vested amount shall be paid within 30 days after the Change of Control.

Appendix A. The Interpublic Group 2014 Performance Incentive Plan continued

Section 10. Dividend Equivalents and Shares in Lieu of Cash.

(a) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Participants having Full Value Awards under which such Participant shall be entitled to receive payments (in cash or Shares, as determined in the discretion of the Committee) equivalent to the amount of cash or share dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan, such Dividend Equivalents may have such terms and conditions as the Committee shall determine; provided that the payment terms of such Dividend Equivalents shall be set forth in writing and structured with the intent to comply with (or to be exempt from) the requirements of Section 409A of the Code.

(b) Shares in Lieu of Cash. The Committee may grant Awards of Shares in lieu of all or part of any compensation otherwise payable in cash to an Eligible Employee by the Company or any Subsidiary or Affiliate. If Shares are issued in lieu of cash, the number of Shares to be issued shall equal the number of whole Shares that have an aggregate Fair Market Value (determined on the date the cash otherwise would have been payable) equal to or less than the amount of such cash.

Section 11. Termination of Employment.

(a) Termination Other than for Cause. If a Participant incurs a Termination of Employment for any reason other than Cause, the Participant shall be vested only in the portion of the Award (if any) in which the Participant is vested immediately before his Termination of Employment, except to the extent (1) expressly set forth in the Plan or the Award Agreement or (2) to the extent permitted by the Plan, that the Committee in its sole discretion determines otherwise; provided, however, that subject to Section 12(e) hereof and the terms of the Award Agreement, no Award shall become vested before the first anniversary of the date on which the Award was granted unless the Participant’s Termination of Employment was due to Retirement, death, or Disability.

(b) Termination for Cause. If a Participant incurs a Termination of Employment for Cause, then all outstanding Awards shall immediately be canceled, except as the Committee may otherwise provide in the Award Agreement.

(c) Vesting During Severance Period. Unless the Committee provides otherwise, a Participant who remains on his Employer’s payroll after his Termination of Employment (e.g., by reason of receiving severance payments) shall continue to vest in, and accrue rights under, his Awards, as if he had continued in employment with his Employer through the date as of which he is withdrawn from his Employer’s payroll. Neither the Committee nor its designee shall be required to authorize continued vesting or accrual of rights for any Participant after his Termination of Employment, unless otherwise expressly provided by an Award Agreement or other binding agreement involving the Company, a Subsidiary, or an Affiliate; and there is no obligation of uniformity or consistency of treatment of Participants.

Section 12. General Provisions.

(a) Awards. Each Award hereunder shall be evidenced in writing (which may be electronic). Except with respect to an EIP Award, the written terms of the Award shall be delivered to the Participant (including in electronic form) and shall incorporate the terms of the Plan by reference.

(b) Interpretation. Notwithstanding any other provision of the Plan, to the extent that any Award is intended

Appendix A. The Interpublic Group 2014 Performance Incentive Plan continued

to satisfy the requirements for “performance-based compensation” under Section 162(m)(4)(C) of the Code, the Committee shall not exercise any discretionary authority otherwise granted under the Plan with respect to such Award that would cause such Award to fail to qualify as “performance-based compensation.” For example, with respect to any Award that is intended to qualify as “performance-based compensation,” the Committee shall not exercise discretion to increase the value of the Award above the objectively determined maximum established for purposes of Section 162(m) and, except in the case of death, Disability, or a Change of Control, the Committee shall not allow payment of any Award before it has certified in writing that the applicable Performance Objectives have been achieved. To the extent that an Award under this Plan is used to settle or pay an award under the Company’s Executive Performance Plan (or any successor thereto), the Committee may exercise discretion with respect to the Award under this Plan (including to increase the amount payable under this Plan or change the Performance Objectives), provided that (i) such discretion is not exercised to increase the aggregate value of the award established under the Executive Performance Plan, and (ii) the Committee has designated in writing that the objectives under the Executive Performance Plan have been achieved.

(c) Withholding. The Company shall have the right to deduct from all amounts paid to a Participant in cash any taxes required by law to be withheld in respect of Awards under the Plan. In the case of any Award satisfied in Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any withholding tax obligations applicable with respect to such Award. Without limiting the generality of the foregoing and subject to such terms and conditions as the Committee may impose, the Company shall have the right to (i) retain Shares or (ii) subject to such terms and conditions as the Committee may establish from time to time, permit Participants to elect to tender Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld; provided that the number of Shares retained or tendered shall be no greater than the minimum number that the Company determines is required to satisfy the applicable withholding requirement.

(d) Nontransferability. No Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant; provided, however, that the Committee shall have discretion to permit (on such terms and conditions as it shall establish) transfer of a Nonstatutory Stock Option to a member of the Participant’s immediate family or to a trust, partnership, corporation, or similar vehicle the parties in interest in which are limited to the Participant and members of the Participant’s immediate family with respect to whom the exercise of such Option is covered by an effective registration statement under the Securities Act of 1933, as amended (collectively, the “Permitted Transferees”). All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, the Permitted Transferees.

(e) Change of Control. Subject to (i) Section 9(f) (with respect to EIP Awards), an Award Agreement may specify provisions relating to a Change of Control, including the acceleration of the vesting, delivery and exercisability of, and the lapse of restrictions and deemed satisfaction of Performance Objectives with respect to, the Award, and replacement of a Share-settled Award with a cash-settled Award; provided, however, that, vesting, delivery or exercisability of, or the lapse of restrictions on, any outstanding Award (other than an EIP Award) shall not be accelerated in connection with a Change of Control unless (i) the Change of Control actually occurs and (ii) the Participant’s Employment is terminated without Cause, under circumstances described in the Award Agreement, within 24 months following such Change of Control.

Appendix A. The Interpublic Group 2014 Performance Incentive Plan continued

(f) No Right to Employment. Neither the right to participate in the Plan nor the grant of any Award shall be construed as giving a Participant the right to be retained in the employ of the Company, any Subsidiary or any Affiliate. The Company and each Subsidiary and Affiliate expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as expressly provided in the Plan or in any applicable Award Agreement.

(g) Other Conditions to Awards. Unless the Committee determines otherwise, the Participant’s rights in respect of all of his or her outstanding Awards (whether or not vested) may be canceled, withheld, amended or otherwise limited or restricted at any time if the Participant is not in compliance with all applicable provisions of the Plan or Award Agreement, or if the Participant engages in any Prohibited Activity. In addition, each Award granted under the Plan shall be and remain subject to any clawback or recoupment policy as in effect or as may be adopted by the Board (or a committee or subcommittee of the Board), in each case, as may be amended from time to time. No such policy or amendment shall in any event require the prior consent of any Participant or Eligible Employee.

(h) Nature and Form of Payments. All grants of Awards and deliveries of Shares, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Participant, unless the Company specifically provides otherwise in any such plan or agreement.

(i) No Rights to Awards; No Shareholder Rights. No Participant or Eligible Employee shall have any claim to be granted any Award under the Plan, and there is no obligation of uniformity or consistency of treatment of Participants and Eligible Employees. Subject to the provisions of the Plan and the Award Agreement, no person shall have any rights as a shareholder with respect to any Shares to be issued under the Plan prior to the issuance thereof.

(j) Foreign Benefits. The Committee may grant Awards to Eligible Employees of the Company and its Subsidiaries and Affiliates who reside in jurisdictions outside the United States. The Committee may adopt such supplements to the Plan as may be necessary to comply with applicable laws of such jurisdictions and to afford participants favorable treatment under such laws; provided that no Award shall be granted under any such supplement on the basis of terms or conditions that are inconsistent with provisions of the Plan.

(k) Indemnification. No member of the Board or the Committee or any employee of the Company, its Subsidiaries, or its Affiliates (each, a “Covered Person”) shall have any liability to any person (including any Participant or Eligible Employee) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan, an Award, or an individual’s participation herein. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be involved by reason of any action taken or omitted to be taken by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over the defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either

Appendix A. The Interpublic Group 2014 Performance Incentive Plan continued

case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to such indemnity claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled pursuant to the Company’s bylaws or charter, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such person or to hold them harmless.

(l) Amendment of Plan. The Board or the Committee may amend, suspend, or terminate the Plan or any portion thereof at any time; provided that no amendment shall be made without shareholder approval if (1) shareholder approval is required by law, regulation, a securities exchange listing requirement, or a provision of the Plan, or (2) if the amendment would increase the number of Shares available for Awards under the Plan, except as required by Section 4(e) hereof. Without the written consent of an affected Participant, no termination, suspension, or modification of the Plan shall adversely affect any right of such Participant under the terms of an Award granted before the date of such termination, suspension, or modification.

(m) Application of Proceeds. The proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.

(n) Compliance with Legal and Exchange Requirements. The Plan, the grant and exercise of Awards thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the grant and exercise of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or otherwise to sell or issue Shares in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligation or liability to the Participant with respect to any Award (or stock issuable thereunder) that shall lapse because of such postponement.

(o) Deferrals. Subject to the Committee’s reasonable efforts to comply with the requirements of Section 409A of the Code, the Committee may:

(1) Postpone the exercise of Awards, the issuance or delivery of Shares, the payment of cash under any Award, or any action permitted under the Plan to prevent the Company or any of its Subsidiaries or Affiliates from being denied an income tax benefit with respect to any Award, and/or

(2) Establish rules under which a Participant may elect to postpone receipt of Shares or cash under any Award.

(p) Section 409A of the Code.

(1) The Plan shall be operated, administered, and interpreted consistent with the intent to comply with (or to be exempt from) the requirements of Section 409A of the Code. If the Committee or the Company determines

Appendix A. The Interpublic Group 2014 Performance Incentive Plan continued

that any provision of the Plan is or might be inconsistent with the restrictions imposed by Section 409A of the Code, the Plan shall be automatically amended (without further action) to the extent that the Committee or the Company determines is necessary to bring it into compliance with the requirements of Section 409A of the Code. No provision of the Plan or any Award Agreement shall be interpreted or construed to transfer any liability for a failure to comply with the requirements of Section 409A of the Code from a Participant or other individual to the Company, any Subsidiary, any Affiliate, the Committee, or any other entity or individual affiliated with the Company, the Subsidiaries, and the Affiliates.

(2) For any Participant who, as of the date on which his Termination of Employment occurs, is a “specified employee” (within the meaning of Section 409A(2)(B)(i) of the Code, as determined by Interpublic in accordance with Treas. Reg. § 1.409A-1(i)), the payment date for any Award that is subject to Section 409A and for which the payment trigger is the Participant’s Termination of Employment shall be no earlier than the Participant’s Delayed Start Date. For purposes of the Plan, the Participant’s Delayed Start Date shall be the earlier of (i) the Company’s first pay date for the seventh calendar month that starts after the Participant’s Termination of Employment or (y) a date determined by Interpublic that is within 90 days after the Participant’s death.

(q) Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

(r) Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person, or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Committee, the Board, the Company, and all other parties with respect thereto.

(s) Rules of Construction. Whenever used in the Plan, words in the masculine gender shall be deemed to refer to females as well as to males; words in the singular shall be deemed to refer also to the plural; the word “include” shall mean “including but not limited to”; and references to a statute, statutory provision, or regulation shall be construed as if they referred also to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to agency guidance of general applicability issued thereunder.

(t) Headings and Captions. The headings and captions in this Plan document are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

(u) Applicable Law. The validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(v) Effective Date. The Plan shall become effective on the date the Plan is approved by the Company’s shareholders. No Awards may be granted under the Plan after the annual meeting of the Company’s shareholders in 2024; provided that any Awards granted before such annual meeting shall continue in effect thereafter in accordance with the terms of the Awards and the Plan. Upon shareholder approval of the Plan, no awards shall be made under the Prior Plan.

APPENDIX B. THE INTERPUBLIC GROUP

EXECUTIVE PERFORMANCE (162(m)) PLAN

1.

Purpose. This Plan is intended to promote the interests of the Corporation’s shareholders by (i) incentivizing Participants to contribute to the long-term profitability of the Corporate Group, thereby aligning the executives’ interests with those of the Corporation’s shareholders and other stakeholders; (ii) motivating Participants by means of performance-related incentives that are appropriately balanced to avoid incentives for Participants to take unnecessary and excessive risks; and (iii) attracting and retaining employees of outstanding ability by providing competitive incentive compensation opportunities. It is also intended that all Awards payable or provided for under this Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and this Plan shall be interpreted accordingly. This Plan shall become effective January 1, 2015, subject to approval by shareholders in the manner required by Section 162(m) of the Code.

2.	Definitions. For purposes of this Plan, the following terms shall have the following meanings:

2.1	“Annual Award” means an amount payable to a Participant under an Award relating to a Plan Year.

2.2	“Annual Bonus Pool” means a Bonus Pool established with respect to an Annual Award.

2.3	“Annual Performance Period” means each successive Plan Year (commencing with the 2015 Plan Year).

2.4	“Award” means an amount payable to a Participant under an Annual Award or a Long-Term Award.

2.5	“Board of Directors” means the Board of Directors of the Corporation.

2.6	“Bonus Pool” means, with respect to any Performance Period, the Annual Bonus Pool or the Long-Term Bonus Pool, as applicable.

2.7	“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

2.8	“Committee” means the Compensation and Leadership Talent Committee of the Board of Directors.

2.9	“Corporate Group” means the Corporation, together with its direct and indirect Subsidiaries.

2.10	“Corporation” means The Interpublic Group of Companies, Inc.

2.11	“Financial Statements” means the Corporation’s audited financial statements for the applicable Plan Year or Years.

2.12	“Long-Term Award” means an amount payable to a Participant under an Award relating to a Long-Term Performance Period.

2.13	“Long-Term Bonus Pool” means the bonus pool established pursuant to Section 4.2 for the granting of Long-Term Awards.

2.14

“Long-Term Performance Period” means each successive three-year period commencing on each January 1st (which, for the avoidance of doubt will commence on January 1, 2015) and ending on the third (3rd) December

Appendix B. The Interpublic Group

Executive Performance (162(m)) Plan continued

31st thereafter.

2.15	“Participant” means an employee of the Corporate Group who has been designated by the Committee as eligible to receive an Award pursuant to the Plan for a Plan Year or a Long-Term Performance Period.

2.16

“Payment Date” means, with respect to any Performance Period, the first payroll date that is at least five (5) business days following the Committee’s determination and certification of the applicable Bonus Pool for such Performance Period and exercise of any negative discretion pursuant to Section 5.2 below in respect of any Awards payable in respect of such Performance Period, which shall, in all events, occur during the Plan Year immediately following the end of the applicable Performance Period.

2.17

“Performance Achievement” means, for each applicable Performance Period, the Corporation’s adjusted net income, which consists of the consolidated net income of the Corporation and its subsidiaries, determined in accordance with U.S. Generally Accepted Accounting Principles, before adjustment for income tax expense; extraordinary items related to acquisition, restructuring and related charges, net of tax; and other extraordinary items and any other unusual or non-recurring items of loss or expense, net of tax, as reflected in the applicable Financial Statement(s) for such Performance Period; provided, that the Committee may, in a manner consistent with Section 162(m) of the Code, in an objectively determinable manner and in accordance with U.S. Generally Accepted Accounting Principles, include or exclude unrealized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, the effectives of accounting, tax or legal changes, currency fluctuations, mergers and acquisitions, reserve-strengthening and other non-operating items in the calculation of Performance Achievement in respect of any Performance Period.

2.18	“Performance Incentive Plan” means The Interpublic Group of Companies, Inc. 2014 Performance Incentive Plan or any successor thereto.

2.19	“Performance Period” means an Annual Performance Period or a Long-Term Performance Period.

2.20	“Plan” means The Interpublic Group Executive Performance (162 (m)) Plan, as amended from time to time.

2.21	“Plan Year” means each calendar year.

2.22

“Subsidiary” means (i) any corporation, domestic or foreign, more than fifty percent (50%) of the voting stock of which is owned or controlled, directly or indirectly, by the Corporation; or, (ii) any partnership, more than fifty percent (50%) of the profits interest or capital interest of which is owned or controlled, directly or indirectly, by the Corporation; or (iii) any other legal entity, more than fifty percent (50%) of the ownership interest, such interest to be determined by the Committee, of which is owned or controlled, directly or indirectly, by the Corporation.

3.	Determination of Bonus Pools.

3.1

Annual Bonus Pool. With respect to each Annual Performance Period, the Corporation shall establish an Annual Bonus Pool and credit (for bookkeeping purposes only) such Annual Bonus Pool with an amount equal to 8% of the Corporation’s Performance Achievement for such Annual Performance Period, as certified by the Committee. Notwithstanding anything herein to the contrary, with respect to each Annual Performance Period,

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Executive Performance (162(m)) Plan continued

in the event that the Committee assigns less than 100% of the applicable Annual Bonus Pool in respect of such Annual Performance Period, the unassigned percentage of the Annual Bonus Pool shall not be available for Awards hereunder and such unassigned percentage shall revert back to the Corporation.

3.2

Long-Term Bonus Pool. With respect to each Long-Term Performance Period, the Corporation shall establish a Long-Term Bonus Pool and credit (for bookkeeping purposes only) such Long-Term Bonus Pool with an amount equal to 8% of the Corporation’s Performance Achievement for such Long-Term Performance Period, as certified by the Committee. Notwithstanding anything herein to the contrary, with respect to each Long-Term Performance Period, in the event that the Committee assigns less than 100% of the applicable Long-Term Bonus Pool in respect of such Long-Term Performance Period, the unassigned percentage of the Long-Term Bonus Pool shall not be available for Awards hereunder and such unassigned percentage shall revert back to the Corporation.

4.	Awards.

4.1

Within ninety (90) days after the beginning of each Performance Period (the “Establishment Date”), or otherwise in a manner consistent with the requirements to satisfy the performance-based compensation exception under Section 162(m) of the Code, the Committee shall designate Participants for such Performance Period and shall assign each such Participant a percentage of the applicable Bonus Pool for the Performance Period; provided, that the aggregate percentages granted to Participants in any applicable Bonus Pool shall never exceed 100% of such Bonus Pool. The maximum Annual Award which can be made to any one Participant for a Plan Year is 30% the Annual Bonus Pool and the maximum Long-Term Award which can be made to any one Participant for any Performance Period is 30% of the Long-Term Bonus Pool.

4.2

The Committee has the authority at any time (i) during any Performance Period to remove Participants from this Plan for that Performance Period, and (ii) before the applicable Establishment Date to add Participants to this Plan for a particular Performance Period.

5.	Eligibility For Payment of Awards.

5.1

Subject to Section 5.2, a Participant who has been assigned a percentage of a Bonus Pool shall receive payment of an Award if (and only if) he or she remains continuously employed by the Corporate Group through the applicable Payment Date. No Participant shall be entitled to receive any payment with respect to an Award hereunder until the Committee certifies, in a manner sufficient to satisfy the certification requirement under Section 162(m) of the Code, that the applicable Bonus Pool should be funded. Notwithstanding anything herein to the contrary, if a Participant’s employment with the Corporate Group terminates for any reason before the end of a Performance Period, the Committee shall have the discretion to determine whether (a) such Participant will be entitled to any Award in respect of such Performance Period (subject to and based on attainment of the Performance Achievement for such Performance Period), (b) such Participant’s Award in respect of such Performance Period will be reduced on a pro-rata basis to reflect the potion of such Performance Period during which such Participant was employed by the Corporate Group, or (c) to make such other arrangement as the Committee deems appropriate in connection with the termination of such Participant’s employment (provided that the Committee shall not have discretion to increase the Participant’s percentage of the applicable Bonus Pool).

5.2	The Committee may, in its sole and absolute discretion and without specifying the reason for doing so, after

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Executive Performance (162(m)) Plan continued

determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero), the actual payment, if any, to be made under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant, provided; however, that the exercise of negative discretion shall not be permitted to result in any increase in the amount of any Award payable to any other Participant.

5.3

From time to time, the Committee may designate other compensation plans that will operate as sub-plans under this Plan (each such sub-plan, a “Sub-Plan”). Notwithstanding anything in a Sub-Plan to the contrary, the amount payable to a Participant in respect of any Performance Period pursuant to the terms of a Sub-Plan may never exceed the amount that such Participant is entitled to receive pursuant to this Plan in respect of such Performance Period, as determined and certified by the Committee.

6.	Form and Timing of Payment of Awards.

6.1

Awards may be paid, in whole or in part, in cash, or any equity-based award made under the Performance Incentive Plan, as amended from time to time, or any successor or similar plan in effect when such grants are made, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose (including any vesting conditions).

6.2

If an Award is payable in shares of common stock of the Corporation or in another form permitted under the Performance Incentive Plan, such Awards will be issued and valued in accordance with the Performance Incentive Plan.

6.3

Any Award which is paid or provided hereunder to any Participant shall be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of any Sub-Plan under which such Award is granted may determine.

7.	Deferral of Payment of Awards. The Committee may, in its sole discretion, permit a Participant to defer receipt of an Award, subject to such terms and conditions as the Committee shall impose.

8.	Administration.

8.1

The Plan shall be administered by the Committee. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities; provided, however, the Committee may not delegate any of its authority or administrative responsibilities hereunder (and no such attempted delegation will be effective) if such delegation would cause any Award payable or provided for under this Plan not to be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and any such attempted delegation shall be void ab initio.

8.2

Subject to the provisions of the Plan, the Committee shall have exclusive power to select Participants, determine the amounts that shall be available for Awards each Performance Period, to interpret the Plan (including to correct any defect, remedy any omission, or reconcile any inconsistency), make any determinations deemed necessary or advisable for the administration of the Plan, and to establish the guidelines under which the Awards payable to each Participant shall be determined.

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Executive Performance (162(m)) Plan continued

8.3

The Committee’s interpretation of the Plan, any determinations or decisions made regarding the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final, binding and conclusive on all persons (including current or former Participants and their executors).

8.4	The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

8.5

To the extent permitted by Section 162(m)(4)(C) of the Code, the Committee’s determinations under this Plan need not be uniform and may be made by it selectively among Participants (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled to, among other things, to make non-uniform and selective determinations as to (a) the persons to become Participants, (b) the reduction in a Participant’s Award in respect of any Performance Period, and (c) whether employment with the Corporate Group has been terminated for purposes of this Plan.

9.

Amendment and Termination. The Board of Directors or a designated committee of the Board of Directors (including the Committee) may amend any provision of the Plan at any time; provided, that no amendment which requires shareholder approval in order for bonuses paid pursuant to the Plan to be deductible under the Code, as amended, may be made without the approval of the shareholders of the Corporation. The Board of Directors shall have the right to terminate or suspend the Plan in its sole discretion at any time for any or no reason.

10.	Miscellaneous.

10.1	This Plan will continue until terminated or suspended by the Board of Directors in its sole discretion.

10.2

The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Corporation or one or more of its Subsidiaries, or to be designated a Participant in any subsequent Plan Year.

10.3

No Award under this Plan shall be taken into account in determining a Participant’s compensation for the purpose of any group life insurance or other employee benefit plan unless so provided in such benefit plan.

10.4

This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Corporate Group, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

10.5	All expenses and costs in connection with the operation of the Plan shall be borne by the Corporate Group.

10.6

No member of the Board of Directors or the Committee or any employee of the Corporate Group (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant’s participation therein. Each Covered Person shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered

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Executive Performance (162(m)) Plan continued

Person may be involved by reason of any action taken or omitted to be taken by such Covered Person, with the Corporation’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Corporation shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Corporation gives notice of its intent to assume the defense, the Corporation will have sole control over the defense with counsel of the Corporation’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to such indemnity claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled to pursuant to the Corporation’s bylaws or charter, as a matter of law, or otherwise, or any other power that the Corporation may have to indemnify such person or to hold them harmless.

10.7

The member of the Corporate Group making a payment under this Plan shall withhold therefrom such amounts (including for taxes) as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld. Further, the Corporation or other member of the Corporate Group shall have the right to offset amounts payable to a Participant pursuant to this Plan by any outstanding amounts such Participant then owes to any member of the Corporate Group.

10.8

Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board of Directors (or a committee or subcommittee of the Board of Directors) and, in each case, as may be amended from time to time. No such policy or amendment shall in any event require the prior consent of any Participant.

10.9

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York to the extent not superseded by federal law, without regard to any conflicts or choice of law or principle that might otherwise refer the interpretation of the Plan or any right under the Plan to the substantive law of another jurisdiction.

10.10

In the event of the death of a Participant, any payment due under this Plan shall be made to his or her estate (or designated beneficiary, with respect to amounts payable in the form of the common stock of the Corporation).

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01THVD 9 4 D M + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2, 3, 4 AND 5. 1.1 - Jocelyn Carter-Miller 1.7 - William T. Kerr 1.2 - Jill M. Considine 1.8 - Michael I. Roth 1.3 - Richard A. Goldstein 1.6 - Dawn Hudson 1.9 - David M. Thomas 1. Election of Directors: For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2014. 4. Approval of The Interpublic Group 2014 Performance Incentive Plan. For Against Abstain 3. Approval of an advisory vote to approve named executive officer compensation. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. For Against Abstain For Against Abstain For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION 1.4 - H. John Greeniaus 1.5 - Mary J. Steele Guilfoile 5. Approval of The Interpublic Group Executive Performance (162(m)) Plan. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 22, 2014. Vote by Internet Go to www.envisionreports.com/IPG Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING OF SHAREHOLDERS, May 22, 2014 The undersigned hereby constitutes and appoints Michael I. Roth, Frank Mergenthaler and Andrew Bonzani, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in the McGraw-Hill Building, 1221 Avenue of the Americas, New York, New York, on Thursday, May 22, 2014 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the trust maintained under the Plan, for all shares held of record by JPMorgan as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by JPMorgan. JPMorgan will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2, 3, 4 AND 5 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD. (Continued, and to be marked, dated and signed, on the other side) . Proxy — THE INTERPUBLIC GROUP OF COMPANIES, INC. THE INTERPUBLIC GROUP OF COMPANIES, INC. ANNUAL MEETING OF SHAREHOLDERS May 22, 2014 9:30 A.M. McGRAW-HILL BUILDING 1221 AVENUE OF THE AMERICAS NEW YORK, NEW YORK You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/IPG IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.